Registration No. 333-95697
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 Amendment No. 3

                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                           PSEG Energy Holdings Inc.
             (Exact name of registrant as specified in its charter)

       New Jersey                        6719                   22-2983750
     (State or other               (Primary Standard          (I.R.S. Employer
jurisdiction of incorporation    Industrial Classification    Identification
    or organization)                  Code Number)                Number)


                               80 Park Plaza-T22
                          Newark, New Jersey 07102-4194
                                 (973) 456-3581

   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                   ----------

                               Bruce E. Walenczyk
                             Vice President-Finance
                                80 Park Plaza-T22
                          Newark, New Jersey 07102-4194
                                 (973) 456-3581
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:
                             James T. Foran, Esquire
                           Associate General Counsel
                  Public Service Enterprise Group Incorporated
                                  80 Park Plaza
                                  P.O. Box 1171
                          Newark, New Jersey 07101-1171
                                 (973) 430-7000

                                   ----------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                Proposed         Proposed
                                                                 Maximum         Maximum
              Title of Each                    Amount           Offering         Aggregate          Amount of
           Class of Securities                  to be           Price Per        Offering          Registration
            to be Registered                 Registered           Unit             Price             Fee (1)
---------------------------------------------------------------------------------------------------------------------------
10% Senior Notes due 2009 ................  $400,000,000          100%         $400,000,000          $105,600

================================================================================
(1) The registration fee has been calculated pursuant to rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price represents the total value of the bonds being exchanged under this registration statement.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to completion, dated June 27,2000.


PROSPECTUS
[Logo] PSEG Energy Holdings

                                  $400,000,000

                            PSEG Energy Holdings Inc.

                                Offer to Exchange

                        10% Senior Notes due 2009
              Which have been registered under the Securities Act

                           For Any and All Outstanding
                            10% Senior Notes due 2009

                        Which have not been so registered

                           TERMS OF THE EXCHANGE OFFER

o The exchange offer expires at 5:00 p.m., Eastern Standard Time, on ______________, unless extended by us in our sole discretion subject to applicable law.

o The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

o All original notes that are validly tendered and not validly withdrawn will be exchanged.

o Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

o We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

o The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

o     We will not receive any proceeds from the exchange offer.

o You will not incur any material federal income tax consequences from your participation in the exchange offer.

      Please see "Risk Factors" beginning on page 13 for a discussion of factors you should consider in connection with the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2000.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Where to Find More Information                                              3
Prospectus Summary                                                          4
Summary Consolidated Financial Data                                        12
Risk Factors                                                               13
Forward-Looking Statements                                                 17
Use of Proceeds                                                            18
Capitalization                                                             18
Selected Consolidated Financial Data                                       19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                20
Business                                                                   35
Management                                                                 57
The Exchange Offer                                                         59
Description of Exchange Notes                                              67
Federal Income Tax Considerations                                          82
Plan of Distribution                                                       85
Legal Opinions                                                             86
Experts                                                                    86
Independent Auditors' Report                                              F-1
Consolidated Financial Statements                                         F-2

      When we refer to the term "note" or "notes", we are referring to both the original notes and the exchange notes to be issued in the exchange offer. When we refer to "holders" of the notes, we are referring to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                         WHERE TO FIND MORE INFORMATION

      In connection with the exchange offer, we have filed with the Securities and Exchange Commission a registration statement under the Securities Act, relating to the exchange notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

      The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following address:

                            PSEG Energy Holdings Inc.
                                80 Park Plaza-T22
                          Newark, New Jersey 07102-4194
                                 (973) 456-3581
                              Attention: Treasurer

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                               PROSPECTUS SUMMARY

      The following information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus.

                          Summary of the Exchange Offer

The Exchange Offer ...........     We are  offering to exchange an  aggregate of
                                   $400,000,000 principal amount of exchange notes for $400,000,000 of original notes. The original notes may be exchanged only in multiples of $1,000.

Issuance of the Original .....     The  original  notes were  issued and sold on
  Notes                            October   8,  1999  in  a   transaction   not
                                   requiring  registration  under the Securities
                                   Act.

Exchange and Registration
  Rights .....................     At the time we issued the original  notes, we
                                   entered into an exchange and registration rights agreement which obligates us to make this exchange offer.

Required Representations .....     In  order  to  participate  in  the  exchange
                                   offer, you will be required to make some representations in a letter of transmittal, including that:

                                   o you are not affiliated with us,

                                   o you are not a broker-dealer who bought your
                                     original notes directly from us,

                                   o you will acquire the exchange  notes in the
                                     ordinary course of business, and

                                   o  you  have  not  agreed   with   anyone  to
                                      distribute the exchange notes.

                                   If you are a broker-dealer that purchased original notes for your own account as part of market-making or trading activities, you may represent to us that you have not agreed with us or our affiliates to distribute the exchange notes. If you make this representation, you need not make the last representation provided for above.

Resale of the Exchange .......     We are making the exchange  offer in reliance
  Notes                            on the  position of the staff of the Division
                                   of Corporation  Finance of the SEC as defined
                                   in  certain  interpretive  letters  issued to
                                   third  parties  in  other  transactions.   We
                                   believe that the exchange notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act that call for registration and delivery of a prospectus, except as described in the following paragraph.

                                   The exchange notes will be freely tradable only if the holders meet the conditions described under "Required Representations" above. If you are a broker-dealer that purchased original notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell exchange notes. We have agreed in the exchange and registration rights agreement relating to the original notes to allow you to use this prospectus for this purpose during the 180-day period following completion of the exchange offer, subject to our right under some circumstances to restrict your use of this prospectus. See "The Exchange Offer -- Resales of Exchange Notes".

                                   Broker dealers who acquired original notes directly from us may not rely on the staff's interpretations and must comply with the
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                                       4

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                                   registration    and    prospectus    delivery
                                   requirements of the Securities Act, including being named as a selling security holder, in order to resell the original notes or the exchange notes.

Accrued Interest on the
  Original Notes .............     The exchange  notes will bear  interest at an
                                   annual rate of 10%. Any interest that has accrued on the original notes before their exchange in this exchange offer will be payable on the exchange notes on the first interest payment date after the conclusion of this exchange offer.

Procedures for  Exchanging
  Notes ......................     The procedures for exchanging  original notes
                                   involve  notifying the exchange  agent before
                                   the expiration  date of the exchange offer of
                                   your  intention to do so. The  procedures for
                                   properly making notification are described in
                                   this   prospectus   under  the  heading  "The
                                   Exchange  Offer -  Procedures  for  Tendering
                                   Original Notes".

Expiration ...................     Date 5:00 p.m.,  Eastern  Standard  Time,  on
                                   _____________,   2000,  unless  the  exchange
                                   offer is extended.

Exchange Date ................     We will notify the exchange agent of the date
                                   of acceptance of the original notes for exchange.

Withdrawal Rights ............     If  you  tender  your   original   notes  for
                                   exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., Eastern Standard Time, on the day this exchange offer expires.

Acceptance of Original
  Notes and Delivery of
  Exchange Notes .............     We will  accept any  original  notes that are
                                   properly tendered for exchange before 5:00 p.m., Eastern Standard Time, on the day this exchange offer expires. The exchange notes will be delivered promptly after expiration of this exchange offer.

Tax Consequences .............     You  will  not  incur  any  material  federal
                                   income    tax    consequences    from    your
                                   participation in this exchange offer.

Use of Proceeds ..............     We will not  receive any cash  proceeds  from
                                   this exchange offer.

Exchange Agent ...............     First Union  National  Bank is serving as the
                                   exchange agent. Its address and telephone number are provided in this prospectus under the heading "The Exchange Offer -- Exchange
                                   Agent".

Effect on Holders of
  Original Notes .............     Any  original  notes that remain  outstanding
                                   after this exchange offer will continue to be
                                   subject to  restrictions  on their  transfer.
                                   After  this   exchange   offer,   holders  of
                                   original   notes   will  not  (with   limited
                                   exceptions) have any further rights under the exchange and registration rights agreement.
                                   Any market for original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.


                          Summary of the Exchange Notes

      This exchange offer applies to $400,000,000 aggregate principal amount of the original notes. The terms of the exchange notes will be essentially the same as the original notes, except that the exchange notes will not contain language restricting their transfer, and holders of the exchange notes generally
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                                       5

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will not be entitled  to further  registration  rights  under the  exchange  and registration rights agreement. The exchange notes issued in the exchange offer will evidence the same debt as the outstanding original notes, which they will replace, and both the original notes and the exchange notes are governed by the same indenture.

Securities Offered ...........     $400,000,000  principal  amount of 10% Senior
                                   Notes due 2009 which have been registered under the Securities Act.

Interest Payment Dates .......     April 1 and  October 1,  commencing  April 1,
                                   2000.

Stated Maturity Date .........     October 1, 2009

Optional Redemption ..........     The exchange  notes will be redeemable at our
                                   option in whole or in part at any time, at a redemption price equal to the greater of

                                   o  100%  of  the  principal   amount  of  the
                                      exchange notes to be redeemed, and


                                   o the sum of the present values of the principal amount and the remaining scheduled payments of interest on the exchange notes to be redeemed from the
                                      redemption   date  to   October   1,  2009
                                      discounted on a semiannual basis (assuming
                                      a  360-day  year   consisting   of  30-day
                                      months) at a specified  Treasury Rate plus
                                      40 basis points,

                                   plus, in either case, accrued interest to the
                                   date  of  redemption.   See  "Description  of
                                   Exchange Notes -- Optional Redemption".

Ranking ......................     The exchange  notes will be senior  unsecured
                                   obligations and will rank equally with our senior unsecured indebtedness. As of March
                                   31, 2000, we had outstanding $425 million of debt that ranks equal with the exchange notes and had no secured debt outstanding. Since we are a holding company, the exchange notes will be structurally subordinated to any indebtedness and other liabilities of our operating subsidiaries.

Cross Acceleration ...........     The  exchange  notes  will be  subject to the
                                   acceleration  of their  maturity in the event
                                   of the acceleration of the indebtedness under
                                   our revolving  credit  facilities and certain
                                   other   indebtedness   as   described   under
                                   "Description  of Exchange  Notes -- Events of
                                   Default and Remedies".

Ratings ......................     The exchange notes have been assigned ratings
                                   of "BBB-" by Standard & Poor's Ratings Group and Fitch IBCA, Inc. and "Ba1" by Moody's
                                   Investors Service, Inc.

                                   A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Sinking Fund .................     None.

Limitation on Liens ..........     Energy Holdings and its  subsidiaries may not
                                   incur  any   liens  to  secure   indebtedness
                                   without  providing  that the  exchange  notes
                                   will be equally and ratably secured with such
                                   indebtedness. These restrictions do not apply
                                   to liens granted by subsidiaries  (other than
                                   "Material  Subsidiaries"  as  defined on page
                                   71) in  connection  with project  financings,
                                   liens securing indebtedness not exceeding 10%
                                   of  Consolidated   Net  Tangible  Assets  (as
                                   defined  on  page  70)  and  other  specified
                                   liens.
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                                       6

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Limitation on Sale and
  Leasebacks .................     Energy Holdings and its  subsidiaries may not
                                   enter  into sale and  leaseback  transactions
                                   unless  it  would  be  permissible  to  incur
                                   indebtedness  secured  by a  lien  under  the
                                   foregoing Limitation on Liens covenant in the
                                   amount of the  indebtedness  associated  with
                                   that sale and leaseback transaction or unless
                                   the proceeds of that sale and leaseback  were
                                   applied  to the  reduction  of  indebtedness.
                                   Also   not    restricted   is    indebtedness
                                   associated    with    sale   and    leaseback
                                   transactions    not    exceeding    10%    of
                                   Consolidated Net Tangible Assets.

Change of Control ............     Upon a "Change  of  Control"  (as  defined on
                                   page  70),  a holder  of  exchange  notes may
                                   require  us  to   repurchase   that  holder's
                                   exchange notes, in whole or in part, at 101% of the principal amount of the exchange notes, plus accrued interest. A Change of Control will not be deemed to have occurred if, after giving effect to circumstances otherwise constituting a Change of Control, the exchange notes are rated "BBB-" or better by Standard & Poor's Ratings Group and "Ba1" or better by Moody's Investors Service, Inc.

Form .........................     The exchange notes will be represented by one
                                   or more  permanent  global  exchange notes in
                                   fully   registered   form  without   interest
                                   coupons,   deposited   with  the  Trustee  as
                                   custodian for, and registered in the name of, a nominee of DTC, except in certain limited circumstances described in this prospectus.

Risk Factors .................     Our  business,   and  an  investment  in  the
                                   exchange   notes,   is   subject   to  risks,
                                   including the following:

                                   o Because we are a holding company, our ability to service our debt could be limited.

                                   o Our ability to control the cash flow from our minority investments is limited.

                                   o We may not have access to sufficient capital in the amounts and at the times needed.

                                   o We cannot assure sufficient cash flow to service the notes.

                                   o Because a substantial amount of our business is conducted outside the United States, adverse international developments could negatively impact our business.

                                   The Company

      PSEG Energy Holdings Inc. participates in three energy-related lines of business through its wholly-owned subsidiaries: PSEG Global Inc., PSEG Resources Inc. and PSEG Energy Technologies Inc. Our objective is to pursue investment opportunities in the rapidly changing worldwide energy markets where our technical, market and regulatory expertise can be applied to create economic value.

      We focus on

      o supplying reliable, competitively priced energy in high growth markets,

      o     providing capital to finance energy-related assets and

      o supplying products and services designed to assist customers in efficient energy utilization.

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                                       7

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      We are a direct,  wholly-owned  subsidiary  of Public  Service  Enterprise
Group Incorporated (PSEG) and an affiliate of Public Service Electric and Gas Company, a public utility operating in New Jersey, which is also a wholly-owned subsidiary of PSEG. We provide administrative support for our subsidiaries and financing on the basis of a combined credit profile. In addition, PSEG Capital Corporation, our subsidiary, has provided debt financing in the form of Medium-Term Notes, with maturities ranging from 2000 to 2003, in an aggregate principal amount of up to $650 million to our subsidiaries on the basis of a net worth maintenance agreement with PSEG. As of March 31, 2000 and December 31, 1999, PSEG had approximately $1.4 billion of equity (including retained earnings of approximately $299 million and $276 million, respectively) invested in our company.

Global

      Global develops, acquires, owns and operates electric generation and distribution facilities and engages in power production and distribution, including wholesale and retail sales of electricity, in selected domestic and international markets. Global has ownership interests in nineteen operating generation projects totaling 2,026 MW (544 MW net) located in the United States, Argentina, China and Venezuela. Global has ownership interests in seventeen projects totaling 4,808 MW (2,245 MW net) in construction or advanced development that are located in the United States, Argentina, Venezuela, India, Tunisia, China, Italy and Poland. Of Global's generation projects in operation, construction or advanced development, 1,294 MW net, or 46%, are located in the United States. Global is actively involved, through its joint ventures, in managing the operations of eight operating generation projects and will be actively involved in managing the operations of five of the projects in construction or advanced development. Global owns interests in six distribution companies, which as of March 31, 2000 and December 31, 1999, totaled approximately 68% of Global's assets, providing electricity to approximately 2.7 million customers in Argentina, Brazil, Chile and Peru. Global is actively involved in managing the operations of these distribution companies. Global was established in 1984 and as of March 31, 2000 and December 31, 1999 had assets of approximately $1.8 billion and $1.7 billion, respectively.

Resources

      Resources provides energy infrastructure financing in developed countries. Resources invests in energy-related financial transactions and manages a diversified portfolio of more than 60 investments including leveraged leases, leveraged buyout funds, limited partnerships and marketable securities. As of March 31, 2000 and December 31, 1999, Resources had approximately $1.8 billion invested in leveraged leases representing approximately 83% and 84% of Resources' assets, respectively. Approximately 79% of these leveraged leases are with lessees that have investment grade credit ratings. Leveraged leases of energy-related plant and equipment totaled approximately, $1.4 billion and $1.3 billion or 75% and 73% of the lease portfolio and 62% and 61% of Resources' assets as of March 31, 2000 and December 31, 1999, respectively. The remainder of Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft, railcars, real estate and industrial equipment, limited partnership interests in project finance transactions, leveraged buyout and venture funds and marketable securities. All of Resources' investments since 1992 have been energy-related. Resources was established in 1985 and as of March 31, 2000 and December 31, 1999 had assets of approximately $2.2 billion and $2.1 billion, respectively.

Energy Technologies

      Energy Technologies is an energy management company that constructs, operates and maintains heating, ventilating and air conditioning (HVAC) systems for, and provides energy-related engineering, consulting and mechanical contracting services to, industrial and commercial customers in the Northeastern and Middle Atlantic United States. Energy Technologies was established in 1997 and as of March 31, 2000 and December 31, 1999 had assets of approximately $300 million and $252 million, respectively.
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                                       8

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                                Recent Activities

Energy Holdings

      o In February 2000, we issued $300 million of 91/8 % senior notes due 2004. The net proceeds from the sale were used for the repayment of short-term debt outstanding under our revolving credit facilities.

      o In October 1999, we issued $400 million of 10% senior notes due 2009. These are the original notes being offered for exchange. Interest is payable semi-annually on April 1 and October 1, commencing April 1, 2000. The net proceeds from the sale were used for the repayment of short-term debt outstanding under our revolving credit facilities.

      o In June 1999, PSEG invested approximately $200 million in additional equity in our company, which we used to repay short-term debt incurred in connection with recent investment activity.

Global

      o In February 2000, Global and its 50% partner completed a $329 million project financing for a 1,000 MW gas-fired combined-cycle electric generation facility to be located near Odessa, Texas. The facility is under construction and commercial operation is expected in 2001. Global's equity investment, including loans and guarantees, for its 50% interest is expected to be approximately $190 million.

      o In November 1999, Global announced that it plans to build a combined heat and power plant of 220 MW of electricity and 500 MW of thermal energy capacity utilizing circulating fluidized bed technology in Poland. Total project cost is estimated at $320 million with commercial operation targeted for 2003.

      o In October 1999, Global closed on the acquisition of a 70% interest in Prisma 2000, a power project development company in Italy specializing in renewable energy. Prisma 2000 currently has approximately 550 MW of power projects either in development or under construction consisting of biomass, hydro and gas powered production. Global's investment requirements over the next two years are expected to be approximately $80 million.

      o In October 1999, Global and its 50% partner completed a $312 million project financing of a 1,000 MW gas-fired combined-cycle electric generation facility in Guadalupe County in south central Texas. The plant is under construction and commercial operation is expected to commence in late 2000. Global's equity investment, including loans and guarantees, for its 50% interest is expected to be approximately $193 million.

      o In September 1999, Global and a partner closed on a tender offer for outstanding publicly traded shares of Luz del Sur, a Peruvian distribution company. The number of shares tendered constituted 22.5% of the shares of Luz del Sur. At the time of the tender, Global and its partner already owned 37% of Luz del Sur which was acquired in June 1999 as part of the acquisition of Chilquinta Energia, S.A. discussed below. The tender was offered exclusively in Peru. Global and its partner also purchased an additional 25% of Luz del Sur upon closing of the tender offer. Global's investment in connection with these transactions was approximately $108 million.

      o In August 1999, Global sold its 50% partnership interest in the Newark Bay cogeneration facility, a 137 MW gas-fired combined-cycle plant in Newark, NJ. Global recognized an after-tax gain of approximately $40 million as a result of this transaction.

      o In August 1999, Global and its partners closed project financing for the Rades facility, a 471 MW gas-fired combined-cycle electric generation facility in Rades, Tunisia. Construction of the facility began in August 1999 and is expected to be completed in the summer of 2001. Total cost is anticipated to be approximately $261 million. Global's equity investment, including contingencies, for its 35% interest is expected to be approximately $27 million.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      o As part of a comprehensive review of assets and development activities, Global recognized an after-tax write-down in the third quarter of 1999 of $27 million, related to equity investments in generation facilities in California and in development companies in Thailand and the Philippines.

      o In June 1999, Global and a partner acquired 90.23% of Chilquinta Energia, S.A., a distribution company providing electric and gas service to more than one million customers in Chile and Peru. In January 2000, Global and its partner completed the purchase of an additional 9.75% of the shares of Chilquinta Energia, S.A., increasing their total holdings to 99.98%. Global's 50% share of the acquisition was funded with approximately $268 million of equity and $160 million of debt that is non-recourse to Global and to us.

      o In June 1999, Global and a partner closed project financing for Parana, an 830 MW gas-fired combined-cycle electric generation facility to be constructed in San Nicolas, Argentina. The new facility is adjacent to the Central Termica San Nicolas (CTSN) power plant, a 650 MW facility also owned by Global and its partner. Construction began in August 1999 and is expected to be completed by 2001 at a total cost of approximately $448 million. Global's equity investment for its 33% interest is expected to be approximately $86 million, including contingencies.

      o In May 1999, Global acquired a 63% interest in Tri-Sakthi Energy Private Limited, a company which is developing and will own a 525 MW coal-fired electric generation facility to be constructed in Ennore, Tamil Nadu, India. Upon scheduled completion in 2003, Global will be the operator of the plant. The total project cost is expected to be approximately $630 million. Global's equity investment, including contingencies, is expected to be approximately $180 million.

      o In April 1999, Global announced the formation of a joint venture which plans to construct and operate up to three gas-fired electric generation facilities, the Turboven project, with total installed capacity of up to 200 MW and associated distribution systems to serve, under contract, industrial customers in Venezuela. Turboven has essentially completed construction of the first two facilities. Global has invested approximately $43 million in its 50% interest to date.

      o In December 1998, Global and its partners closed project financing for the PPN project, a 330 MW gas-fired combined-cycle electric generation facility currently in construction and located in Pillaiperumanallur, Tamil Nadu, India. Upon scheduled completion in 2001, Global will be the operator of the plant. Total project cost is estimated to be approximately $328 million. Global holds a 20% equity interest in the project and its equity investment, including contingencies, is expected to be approximately $32 million.

Resources

      o In February 2000, Resources negotiated the early termination of a lease of electric generating equipment and received cash proceeds of $9 million and recognized an after-tax gain of approximately $2 million.

      o In January and February 2000, Resources invested $73 million in two leveraged lease transactions including a gas distribution system in the Netherlands and an electric power plant in the United States.

      o     In  November  1999,   Resources  sold  its  interest  in  a  limited
            partnership and received cash proceeds of $11 million and recognized an after-tax gain of approximately $1 million.

      o In 1999, Resources negotiated the early termination of three leveraged leases and received cash proceeds of $126 million and recognized an after-tax gain of approximately $14 million.

      o In 1999, Resources invested approximately $380 million in six leveraged lease transactions of energy-related assets, including gas distribution networks in the Netherlands, cogeneration plants in Germany, a generation facility in the United States and a liquefied natural gas storage facility in the United States.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      o In 1999, Resources, through its investment in a leveraged buyout fund, received cash distributions of approximately $99 million resulting in an after-tax gain of approximately $23 million from the fund's sale of a portion of its equity interests.

Energy Technologies

      o In January 2000, Energy Technologies acquired two mechanical contracting companies based in Pennsylvania and New York for an aggregate cost of approximately $21 million including debt assumed of approximately $9 million.

      o In 1999, Energy Technologies acquired six mechanical, HVAC and building service contractors in New Jersey, Rhode Island and Virginia for a total cost of approximately $63 million.

      o In January 1999, PSEG contributed the capital stock of Public Service Conservation Resources Corporation (PSCRC), an energy management contractor with net assets of $57 million, to Energy Technologies.

      We are incorporated under the laws of the State of New Jersey. Our headquarters and principal executive offices are located at 80 Park Plaza, Newark, NJ 07102 and our telephone number is (973) 456-3581.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       SUMMARY CONSOLIDATED FINANCIAL DATA

      The following table sets forth a summary of our consolidated financial data for the periods indicated. The summary consolidated financial data for the three months ended March 31, 2000 and 1999 was derived from the unaudited financial statements of Energy Holdings and its consolidated subsidiaries which, in the opinion of management, have been prepared in a manner consistent with the audited financial statements for the four years ended December 31, 1999. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results which may be expected for the full year. The summary consolidated financial data was derived from the audited consolidated financial statements of Energy Holdings and its consolidated subsidiaries for the four years ended December 31, 1999. The summary data for 1995 was derived from unaudited financial statements, which in the opinion of management, were prepared in accordance with generally accepted accounting principles. This summary data is qualified in its entirety by the more detailed information and financial statements, including the notes thereto.

                                    Three Months Ended
                                         March 31,                          Years Ended December 31,
                                  --------------------     ----------------------------------------------------------
                                    2000        1999         1999        1998         1997        1996         1995
                                  --------    --------     --------    --------     --------    --------     --------
                                       (unaudited)       (Thousands of Dollars, except ratios)

Operating Data:
Total Revenues .................. $215,207     $128,673    $617,773     $440,284    $341,590    $302,800     $250,100
Total Operating Expenses ........  136,186       73,832     424,468      250,539     196,462     171,169      122,520
Interest, Net of Capitalized
   Interest .....................   35,071       19,277      94,685       90,367      72,363      58,261       56,894
Taxes ...........................   14,199       13,797      68,942       30,160      25,816      24,968       23,594
Income from Discontinued
   Operations (A)                       --           --          --           --          --      24,238       35,036
Net Income ......................   31,032       25,473     107,999       69,204      47,873      72,662       82,401
Preferred Stock Dividends (B) ...    6,252        6,252      25,007       17,478         598          --           --
Earnings Available to
   Common Stockholder ........... $ 24,780     $ 19,221    $ 82,992     $ 51,726    $ 47,275    $ 72,662     $ 82,401


                                    As of March 31,                               As of December 31,
                                 --------------------           -----------------------------------------------------------
                                         2000                     1999        1998         1997        1996         1995
                                       --------                 --------    --------     --------    --------     ---------
                                      (unaudited)
Balance Sheet Data:
Total Assets ....................      $4,324,334              $4,114,385   $3,168,530  $3,022,956  $2,122,413   $2,295,803
Total Liabilities ...............       1,093,391               1,038,332      958,528     962,954     817,889      634,502
Total Capitalization:
   Debt (F) .....................       1,805,751               1,701,188      967,673   1,275,103     627,381      707,819
   Common Equity (B) ............         915,992                 865,665      733,129     709,899     677,143      953,482
   Preferred Equity (B) .........         509,200                 509,200      509,200      75,000          --           --
                                       ----------              ----------   ----------  ----------  ----------   ----------
   Total Stockholder's Equity ...       1,425,192               1,374,865    1,242,329     784,899     677,143      953,482
                                       ----------              ----------   ----------  ----------  ----------   ----------
   Total Capitalization .........      $3,230,943              $3,076,053   $2,210,002  $2,060,002  $1,304,524   $1,661,301

                                    Three Months Ended
                                        March 31,                          Years Ended December 31,
                                  --------------------     ----------------------------------------------------------
                                    2000        1999         1999        1998         1997        1996         1995
                                  --------    --------     --------    --------     --------    --------     --------
                                       (unaudited)
Other Data:
Earnings Before Interest
   and Taxes (EBIT) ............. $ 80,082     $ 58,480   $ 270,709    $ 187,927   $ 145,813   $ 131,631    $ 127,540
Cash flows from:
   Operating .................... $ (6,567)    $ 15,697   $  92,396    $  52,780   $ 137,057   $ 232,411    $ 156,141
   Investing ....................  (74,811)     (29,436)   (960,372)    (160,133)   (998,424)    560,965     (212,473)
   Financing ....................   59,652       16,488     902,320      105,133     722,832    (726,442)     (85,033)

                                                        Three Months Ended
                                                             March 31,                 Years Ended December 31,
                                                       -------------------       ------------------------------------
                                                           2000     1999         1999    1998    1997    1996    1995
                                                           ----     ----         ----    ----    ----    ----    ----
Earnings to Fixed Charges (C) ........................      2.1x    2.5x         2.7x    2.4x    1.4x    3.0x    2.4x
EBIT to Interest Expense (D) (H) .....................      2.3x    3.0x         2.9x    2.1x    2.0x    2.3x    2.2x
EBITDA to Interest Expense (E) (H) ...................      2.5x    3.2x         3.1x    2.4x    2.2x    2.5x    2.5x
Consolidated Debt to Capitalization (F) ..............       56%     46%          55%     44%     62%     48%     43%
Consolidated Recourse Debt to Recourse
    Capitalization (G) ...............................       51%     40%          50%     38%     57%     48%     43%

----------

(A) In 1996, EDC was sold for an aggregate price of $779 million. This sale resulted in an after-tax gain of $13.5 million.

(B)   All outstanding preferred and common stock is owned by PSEG.

(C) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and all fixed charges (net of capitalized interest) and exclude non-distributed income from investments in which Energy Holdings' subsidiaries have less than a 50% interest. Fixed charges include interest expense, expensed or capitalized, amortization of premiums, discounts or capitalized expenses related to indebtedness and an estimate of interest expense included in rental expense.

(D) EBIT includes operating income plus other income. For this ratio, interest expense is net of capitalized interest of $4.0 million, $0.6 million, $8.5 million, $1.2 million, $5.1 million, $1.3 million and $1.9 million for the three months ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

(E) EBITDA includes operating income plus other income plus depreciation and amortization. For this ratio, interest expense is net of capitalized interest as noted above.

(F) Includes all recourse debt and debt that is non-recourse to Global, Resources, Energy Technologies and Energy Holdings which is consolidated on the balance sheet.

(G) Excludes consolidated debt that is non-recourse to Global, Resources, Energy Technologies and Energy Holdings of $352 million, $216 million, $327 million, $220 million and $232 million as of March 31, 2000 and 1999, and December 31, 1999, 1998 and 1997, respectively. There was no consolidated non-recourse debt outstanding prior to 1997.

(H) Information concerning EBIT and EBITDA is presented here not as a measure of operating results, but rather as a measure of ability to service debt. In addition, EBIT and EBITDA may not be comparable to similarly titled measures by other companies. EBITDA should not be construed as an alternative to operating income or cash flow from operating activities, each as determined according to generally accepted accounting principles. Although we are not required to meet minimum EBIT or EBITDA to interest charges tests as part of our debt covenants, we use these measures in our financial and business planning process to provide reasonable assurance that our forecasts will provide adequate interest coverage to maintain or improve our target credit ratings.
--------------------------------------------------------------------------------

                                  RISK FACTORS

 You should carefully consider the risks described below. Each of the following factors could have a material adverse effect on our business, financial condition, results of operations, net cash flows and/or our ability to service our outstanding indebtedness, including the notes.

Because we are a holding company, our ability to service our debt could be limited

      The notes will be our exclusive obligations and not the obligations of any of our subsidiaries or affiliates. Our obligations with respect to the notes will not be supported by PSEG.

      We are a holding company with no material assets other than the stock of our subsidiaries and project affiliates. Accordingly, all of our operations are conducted by our subsidiaries and project affiliates which are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts when due on the notes or to make any funds available to us to pay such amounts. As a result, the notes will effectively be subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries and project affiliates and our rights and hence the rights of our creditors (including holders of the notes) to participate in any distribution of assets of any such subsidiary or project affiliate upon its liquidation or reorganization or otherwise would be subject to the prior claims of such subsidiary's or project affiliate's creditors, except to the extent that our claims as a creditor of such subsidiary or project affiliate may be recognized.

      We depend on our subsidiaries' and project affiliates' cash flow and our access to capital in order to service our indebtedness, including the notes. The project-related debt agreements of subsidiaries and project affiliates generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations.

      Our subsidiaries have financed some investments using non-recourse project level financing. Each non-recourse project financing is structured to be repaid out of cash flow provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate. Although a default under a project financing agreement will not cause a default with respect to the notes, it may materially affect our ability to service our outstanding indebtedness, including the notes.

Our ability to control the cash flow from our minority investments is limited, which could limit our ability to service our debt

      Our ability to control investments in which we own a minority interest is limited. As such, we and Global are unable unilaterally to cause dividends or distributions to be made to us or Global from these operations.

      Minority investments may involve risks not otherwise present for investments made solely by us and our subsidiaries, including the possibility that a partner, majority investor or co-venturer might become bankrupt, may have different interests or goals, and may take action contrary to our instructions, requests, policies or business objectives. Also, if no party has full control, there could be an impasse on decisions. In addition, certain investments of Resources are managed by unaffiliated entities which limits Resources' ability to control the activities or performance of such investments and managers.

We may not have access to sufficient capital in the amounts and at the times needed

      Equity capital for our subsidiaries' projects and our investments have been provided by equity contributions from PSEG, internally-generated cash flow and borrowings by ourselves and PSEG Capital. We require continued access to debt capital from outside sources in order to assure the success of our future projects and acquisitions. Our ability to arrange financing on a non-recourse basis and the costs of capital depend on numerous factors including, among other things, general economic and market conditions, the availability of credit from banks and other financial institutions, investor confidence, the success of current projects and the quality of new projects.

      We can give no assurances that our current and future capital structure or financial condition will permit access to bank and debt capital markets. We also will require capital from PSEG, the availability of which is not assured since it is dependent upon our performance and that of PSEG's other subsidiaries. As a result, there is no assurance that we will be successful in obtaining financing for our projects and acquisitions or funding the equity commitments required for such projects and acquisitions in the future.

We cannot assure sufficient cash flow to service the notes

      As of March 31, 2000 and December 31, 1999, we had total debt of $1.4 billion, excluding consolidated non-recourse debt appearing on our balance sheet. We can give no assurances that our projects and investments will generate sufficient cash to service our outstanding indebtedness, including the notes.

      Under the existing instruments governing our debt, including the indenture under which the notes will be issued and our bank agreements, as well as the agreement governing debt of PSEG Capital, debt may be accelerated or otherwise be subject to repayment upon certain events of default, including cross defaults, or if we undergo a change of control. In addition, a default on the notes would result in a cross default under our bank agreements. If any such event were to occur, we may not have sufficient capital to pay holders of the notes in full the amounts due under the notes or to repay any notes tendered pursuant to the Change of Control Offer described under "Description of Exchange Notes -- Certain Covenants -- Repayment of Notes Upon a Change of Control".

Because a substantial amount of our business is conducted outside the United States, adverse international developments could negatively impact our business

      A key component of our business strategy is the development, acquisition and operation of projects outside the United States. The economic and political conditions in certain countries where Global has interests or in which Global is or could be exploring development or acquisition opportunities present risks that may be different than those found in the United States including: delays in permitting and licensing, construction delays and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts and changes in law or tax policy. Changes in the legal environment in foreign countries in which Global may develop or acquire projects could make it more difficult to obtain non-recourse project refinancing on suitable terms and could impair Global's ability to enforce its rights under agreements relating to such projects.

      Operations in foreign countries also present risks associated with currency exchange and convertibility, inflation, and repatriation of earnings. In some countries in which Global may develop or acquire projects in the future, economic and monetary conditions and other factors could affect Global's ability to convert its cash distributions to United States Dollars or other freely convertible currencies or to move funds offshore from such countries. Furthermore, the central bank of any such country may have the authority to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although Global generally seeks to structure power purchase contracts and other project revenue agreements to provide for payments to be made in, or indexed to, United States Dollars or a currency freely convertible into United States Dollars, its ability to do so in all cases may be limited. See "-- Credit, currency, commodity and financial market risks may have an adverse impact".

Our future  revenues from projects in development  could be limited  because our
project  development,   construction  and  acquisition  activities  may  not  be
successful

      Our project development and acquisition activities require significant expenditures for evaluation, engineering, permitting, legal and financial advisory services, some of which may not result in increased revenues. For example, we may choose not to proceed with development or may not be successful in competitive bids despite having incurred significant expenses in connection with potential investments.

      The construction, expansion or refurbishment of a power generation or distribution facility may involve equipment and material supply interruptions, labor disputes, unforeseen engineering, environmental and geological problems and unanticipated cost overruns. The proceeds of any insurance, vendor warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or payments of liquidated damages. In addition, some power purchase contracts permit the customer to terminate the related contract, retain security posted by the developer as liquidated damages or change the payments to be made to the subsidiary or the project affiliate in the event certain milestones, such as commencing commercial operation of the project, are not met by specified dates. If project start-up is delayed and the customer exercises these rights, the project may be unable to fund principal and interest payments under its project financing agreements.

If our operating performance falls below projected levels, we may not be able to service our debt

      The risks associated with operating power generation facilities include the breakdown or failure of equipment or processes, labor disputes and fuel supply interruption, each of which could result in performance below expected capacity levels. Operation below expected capacity levels may result in lost revenues, increased expenses, higher maintenance costs and penalties, in which case there may not be sufficient cash available to service project debt. In addition, many of Global's generation projects rely on a single fuel supplier and a single customer for the purchase of the facility's output under a long term contract. While Global generally has liquidated damage provisions in its contracts, the default by a supplier under a fuel contract or a customer under a power purchase contract could adversely affect the facility's cash generation and ability to service project debt.

      Countries in which Global owns and operates electric and gas distribution facilities may impose financial penalties if reliability performance standards are not met. In addition, inefficient operation of the facilities may cause lost revenue and higher maintenance expenses, in which case there may not be sufficient cash available to service project debt.

Credit, currency, commodity and financial market risks may adversely impact our business

      Adverse changes in commodity prices, equity security prices, interest rates and foreign currency exchange rates and non-performance or non-payment by counterparties could lower revenues, raise costs and adversely affect our financial condition, results of operations and net cash flows and our ability to service our outstanding indebtedness, including the notes.

      We seek to manage risk consistent with our business plans and prudent practices. For further discussion of financial risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Qualitative and Quantitative Disclosures About Market Risk".

We and our subsidiaries are subject to substantial competition from well capitalized participants in the worldwide energy markets

      We and our subsidiaries are subject to substantial competition in the United States and in international markets from independent power producers, domestic and multi-national utility generators, fuel supply companies, engineering companies, equipment manufacturers and affiliates of other industrial companies. Restructuring of worldwide energy markets, including the privatization of government-owned utilities and the sale of utility-owned assets, is creating opportunities for, and substantial competition from, well-capitalized entities which may adversely affect our ability to make investments on favorable terms and achieve our growth objectives. Increased competition could contribute to a reduction in prices offered for power and could result in lower returns which may affect our ability to service our outstanding indebtedness, including the notes.

      Deregulation may continue to accelerate the current trend toward consolidation among domestic utilities and could also result in the splitting of vertically-integrated utilities into separate generation, transmission and distribution businesses. As a result, additional significant competitors could become active in the independent power industry. Resources faces competition from numerous well-capitalized investment and finance company affiliates of banks, utilities and industrial companies. Energy Technologies faces substantial competition from utilities and their affiliates, and HVAC and mechanical contractors.

Compliance with environmental and other governmental regulation is costly and could negatively impact our business

      We and the projects in which we invest are subject to a number of complex and stringent environmental and other laws and regulations, including those which regulate the construction or permitting of new facilities and operation of existing facilities. Compliance is costly and could delay project operation and the receipt of revenues.

      Global's electric and gas distribution facilities are rate-regulated enterprises. Rates charged to customers are established by governmental authorities and are currently sufficient to cover all operating costs and provide a return. We can give no assurances that future rates will be established at levels sufficient to cover such costs and provide a return on our investment. In addition, future rates may not be adequate to provide cash flow to pay principal and interest on our subsidiaries' and affiliates' debt and to enable such subsidiaries and affiliates to comply with the terms of debt agreements.

PSEG could exercise its power over us to the detriment of holders of the notes

      As our sole stockholder, PSEG has the power to control the election of the directors and all other matters submitted for stockholder approval and has control over our management and affairs. In circumstances involving a conflict of interest between PSEG, as the sole stockholder, on the one hand, and our creditors, on the other, we can give no assurances that PSEG would not exercise its power to control us and allocate resources in a manner that would benefit PSEG or another subsidiary to the detriment of the holders of the notes.

      The indenture imposes no limitations on our ability to pay dividends or to make other payments to PSEG or on our ability to enter into transactions with PSEG or our other affiliates. Payment of dividends to PSEG without limit could impact our cash available to service the notes. PSEG could decide to no longer continue to hold our stock, although failure to maintain ownership of a majority of the common stock could trigger the change of control repurchase provisions in the indenture. Any of these actions could materially adversely affect our business and thus ultimately our ability to service the notes.

      As a wholly-owned subsidiary of PSEG, we and our domestic subsidiaries are included in PSEG's consolidated tax filing for federal income tax purposes. Generally, the leveraged lease transactions in which Resources invests provide tax losses in the early years of their term that offset taxable income from other PSEG subsidiaries. We and our subsidiaries are parties to a tax allocation agreement with PSEG under which we and each of our subsidiaries are responsible to pay the respective share of taxes due or entitled to receive tax benefits earned. If PSEG were to modify the tax allocation agreement, our future investment strategy might change, including Resources' possible curtailment of new leveraged lease investments that generate tax benefits. For additional discussion, see "Business -- Regulation".

The exchange notes may not be liquid because there is no public market for the exchange notes

      There is currently no trading market for the exchange notes and we do not intend to list the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system. We can give no assurances as to the liquidity of any market that may develop for the exchange notes, the ability of investors to sell the exchange notes or the price at which investors would be able to sell their exchange notes.

Consequences of failure to exchange original notes -- original notes remain subject to transfer restrictions

      Any original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of original notes will not (with limited exceptions) have any further rights under the exchange and registration rights agreement. Any market for original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Exchange offer procedures--late deliveries of notes and other required documents could prevent a holder from exchanging its notes

      Holders are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Original Notes". Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.

Restrictions   applicable  to   participating   broker-dealers--if   you  are  a
broker-dealer, your ability to transfer the notes may be restricted

      A broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

                           FORWARD-LOOKING STATEMENTS

      Except for the historical information contained in this prospectus, some of the matters discussed in this prospectus constitute "forward-looking statements". These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. These statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this prospectus, the words "will", "anticipate", "intend", "estimate", "believe", "expect", "plan", "hypothetical", "potential", variations of such words and similar expressions are intended to identify forward-looking statements. PSEG Energy Holdings Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following, some of which relate to PSEG Energy Holdings Inc. indirectly as a result of their potential impact upon Public Service Enterprise Group Incorporated (PSEG) or Public Service Electric and Gas Company:

      o deregulation and the unbundling of energy supplies and services and the establishment of a competitive energy marketplace for products and services;

      o managing rapidly changing wholesale energy trading operations in conjunction with electricity and gas production, transmission and distribution systems;

      o     managing   foreign   investments   and   electric   generation   and
            distribution operations in locations outside of the traditional utility service territory;

      o     political and foreign currency risks;

      o     an increasingly competitive energy marketplace;

      o sales retention and growth potential in a mature Public Service Electric and Gas Company service territory;

      o ability to complete development or acquisition of current and future investments;

      o     partner and counterparty risk;

      o exposure to market price fluctuations and volatility of fuel and power supply, power output and marketable securities, among others;

      o ability to obtain adequate and timely rate relief, cost recovery, and other necessary regulatory approvals;

      o ability of Public Service Electric and Gas Company to obtain securitization proceeds;

      o     federal, state and foreign regulatory actions;

      o     regulatory   oversight  with  respect  to  utility  and  non-utility
            affiliate relations and activities;

      o     Year 2000 issues;

      o operating restrictions, increased costs and construction delays attributable to environmental regulations;

      o nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel;

      o licensing and regulatory approvals necessary for nuclear and other operating stations;

      o     the ability to economically and safely operate nuclear facilities in
            which  PSEG  has  an  interest   in   accordance   with   regulatory
            requirements;

      o     environmental concerns; and

      o market risk and debt and equity market concerns associated with these issues.

                                 USE OF PROCEEDS

      The exchange offer is intended to satisfy some of our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In exchange for issuing the exchange notes as described in this prospectus, we will receive an equal principal amount of original notes, which will be canceled.

      The net proceeds from the sale of the original notes were used for the repayment of short-term debt outstanding under revolving credit facilities. Borrowings under the revolving credit facilities were used to finance investments and acquisitions and for general corporate purposes. The applicable per annum interest rate on the revolving credit facilities was LIBOR plus 1.375%.

                                 CAPITALIZATION

      The   following   table   sets   forth   Energy   Holdings'   consolidated
capitalization as of March 31, 2000 and December 31, 1999 which reflects the sale of the original notes.


                                 As of March 31, 2000    As of December 31, 1999
                                -----------------------  -----------------------
                                        Actual                     Actual
                                       -------                     ------
                                           (Thousands of Dollars)
   Short-term debt (A) ..........     $  305,167                $  525,856
   Long-term debt ...............      1,500,584                 1,175,332
                                      ----------                ----------
   Total debt ...................      1,805,751                 1,701,188
                                      ----------                ----------
   Total common equity (B) ......        915,992                   865,665
   Total preferred equity (B) ...        509,200                   509,200
                                      ----------                ----------
   Total stockholder's equity ...      1,425,192                 1,374,865
                                      ----------                ----------
   Total capitalization .........     $3,230,943                $3,076,053
                                      ==========                ==========

----------
(A) Short-term debt includes the portion of long-term debt due within one year.
(B)   Owned by PSEG.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected consolidated financial data for the periods indicated. The selected consolidated financial data for the three months ended March 31, 2000 and 1999 was derived, from the unaudited financial statements of Energy Holdings and its consolidated subsidiaries which, in the opinion of management, have been prepared in a manner consistent with the audited financial statements for the four years ended December 31, 1999. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results which may be expected for the full year. The selected consolidated financial data was derived from the audited consolidated financial statements of Energy Holdings and its consolidated subsidiaries for the four years ended December 31, 1999. The selected data for 1995 was derived from unaudited financial statements, which in the opinion of management, were prepared in accordance with generally accepted accounting principles. This selected data is qualified in its entirety by the more detailed information and financial statements, including the notes thereto.


                                   Three Months Ended
                                        March 31,                          Years Ended December 31,
                                ------------------------  -------------------------------------------------------------
                                    2000        1999         1999        1998         1997        1996         1995
                                  --------    --------     --------    --------     --------    --------     --------
                                       (unaudited)
                                                         (Thousands of Dollars, except ratios)
Operating Data:
Total Revenues                    $215,207     $128,673    $617,773     $440,284    $341,590    $302,800     $250,100
Total Operating Expenses           136,186       73,832     424,468      250,539     196,462     171,169      122,520
Interest, Net of Capitalized
   Interest                         35,071       19,277      94,685       90,367      72,363      58,261       56,894
Taxes                               14,199       13,797      68,942       30,160      25,816      24,968       23,594
Income from Discontinued
   Operations (A)                       --           --          --           --          --      24,238       35,036
Net Income                          31,032       25,473     107,999       69,204      47,873      72,662       82,401
Preferred Stock Dividends (B)        6,252        6,252      25,007       17,478         598          --           --
Earnings Available to
   Common Stockholder             $ 24,780     $ 19,221    $ 82,992     $ 51,726    $ 47,275    $ 72,662     $ 82,401


                                          As of March 31,                           As of December 31,
                                        ------------------    -------------------------------------------------------------
                                               2000             1999         1998         1997         1996         1995
                                             --------         --------     --------     --------     --------     --------
                                            (unaudited)
Balance Sheet Data:
Total Assets ........................       $4,324,334       $4,114,385   $3,168,530   $3,022,956   $2,122,413   $2,295,803
Total Liabilities ...................        1,093,391        1,038,332      958,528      962,954      817,889      634,502
Total Capitalization:
   Debt (F) .........................        1,805,751        1,701,188      967,673    1,275,103      627,381      707,819
   Common Equity (B) ................          915,992          865,665      733,129      709,899      677,143      953,482
   Preferred Equity (B) .............          509,200          509,200      509,200       75,000           --           --
                                            ----------       ----------   ----------   ----------   ----------   ----------
   Total Stockholder's Equity .......        1,425,192        1,374,865    1,242,329      784,899      677,143      953,482
                                            ----------       ----------   ----------   ----------   ----------   ----------
   Total Capitalization .............       $3,230,943       $3,076,053   $2,210,002   $2,060,002   $1,304,524   $1,661,301

                                    Three Months Ended
                                        March 31,                          Years Ended December 31,
                              ---------------------------   --------------------------------------------------------------
                                    2000        1999         1999        1998         1997        1996         1995
                                  --------    --------     --------    --------     --------    --------     --------
                                        (unaudited)
Other Data:
Earnings Before Interest
   and Taxes (EBIT) .......     $  80,082    $  58,480    $ 270,709    $ 187,927    $ 145,813    $ 131,631    $ 127,540
Cash flows from:
   Operating ..............     $  (6,567)   $  15,697    $  92,396    $  52,780    $ 137,057    $ 232,411    $ 156,141
   Investing ..............       (74,811)     (29,436)    (960,372)    (160,133)    (998,424)     560,965     (212,473)
   Financing ..............        59,652       16,488      902,320      105,133      722,832     (726,442)     (85,033)

                                                 Three Months Ended
                                                      March 31,                 Years Ended December 31,
                                                  -----------------      ------------------------------------
                                                   2000     1999         1999    1998    1997    1996    1995
                                                   ----     ----         ----    ----    ----    ----    ----
Earnings to Fixed Charges (C) ...................   2.1x    2.5x         2.7x    2.4x    1.4x    3.0x    2.4x
EBIT to Interest Expense (D) (H) ................   2.3x    3.0x         2.9x    2.1x    2.0x    2.3x    2.2x
EBITDA to Interest Expense (E) (H) ..............   2.5x    3.2x         3.1x    2.4x    2.2x    2.5x    2.5x
Consolidated Debt to Capitalization (F) .........    56%     46%          55%     44%     62%     48%     43%
Consolidated Recourse Debt to Recourse
   Capitalization (G) ...........................    51%     40%          50%     38%     57%     48%     43%


----------
(A) In 1996, EDC was sold for an aggregate price of $779 million. This sale resulted in an after-tax gain of $13.5 million.

(B)   All outstanding preferred and common stock is owned by PSEG.

(C) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and all fixed charges (net of capitalized interest) and exclude non-distributed income from investments in which Energy Holdings' subsidiaries have less than a 50% interest. Fixed charges include interest expense, expensed or capitalized, amortization of premiums, discounts or capitalized expenses related to indebtedness and an estimate of interest expense included in rental expense.

(D) EBIT includes operating income plus other income. For this ratio, interest expense is net of capitalized interest of $4.0 million, $0.6 million, $8.5 million, $1.2 million, $5.1 million, $1.3 million and $1.9 million for the three months ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

(E) EBITDA includes operating income plus other income plus depreciation and amortization. For this ratio, interest expense is net of capitalized interest as noted above.

(F) Includes all recourse debt and debt that is non-recourse to Global, Resources, Energy Technologies and Energy Holdings which is consolidated on the balance sheet.

(G) Excludes consolidated debt that is non-recourse to Global, Resources, Energy Technologies and Energy Holdings of $352 million, $216 million, $327 million, $220 million and $232 million as of March 31, 2000 and 1999, and December 31, 1999, 1998 and 1997, respectively. There was no consolidated non-recourse debt outstanding prior to 1997.

(H) Information concerning EBIT and EBITDA is presented here not as a measure of operating results, but rather as a measure of ability to service debt. In addition, EBIT and EBITDA may not be comparable to similarly titled measures by other companies. EBITDA should not be construed as an alternative to operating income or cash flow from operating activities, each as determined according to generally accepted accounting principles. Although we are not required to meet minimum EBIT or EBITDA to interest charges tests as part of our debt covenants, we use these measures in our financial and business planning process to provide reasonable assurance that our forecasts will provide adequate interest coverage to maintain or improve our target credit ratings.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview and Future Outlook

      The electric and gas utility industries in the United States and around the world continue to experience significant change. Deregulation, restructuring, privatization and consolidation are creating opportunities for Energy Holdings. At the same time, competitive pressures are increasing.

      PSEG has positioned Energy Holdings as a major part of its planned growth strategy. In order to achieve this strategy, Global will focus on generation and distribution investments within targeted high-growth regions. A significant portion of Global's growth is expected to occur internationally due to the current and anticipated growth in electric capacity required in certain regions of the world. Resources will utilize its market access, industry knowledge and transaction structuring capabilities to expand its energy-related financial investment portfolio. Energy Technologies will continue to provide HVAC contracting and other energy-related services to industrial and commercial customers in the Northeastern and Middle Atlantic United States. However, Energy Holdings will assess the growth prospects and opportunities for Energy Technologies' business before committing additional capital.

      Global derives its revenues and earnings from independent power production and the distribution of electricity. Earnings will, therefore, be impacted by the ability of Global and its partners to successfully manage the generation and distribution facilities now in operation and to bring those projects in construction and development into operation. The acquisition of additional facilities and projects will be another important factor for future earnings growth at Global. Future revenue growth will be partially offset by the reduction of revenue, beginning in 2000, from certain generation facilities in California due to lower energy prices to be paid by the purchaser under the energy contracts associated with the plants. Two-thirds of such California facilities in which Global has an interest will change from fixed energy pricing by December 31, 2000, with the remainder changing in 2001. Based on current energy prices, Global's share of annual income before income taxes from these facilities is projected to decrease by approximately $30 million to $35 million when all such contracts reflect the lower energy pricing. Actual revenues over the remaining contract terms, which begin to expire in 2011, will depend on a number of factors, including the actual energy prices in effect in the applicable future periods. As a result of the projected revenue loss, Global recognized a pre-tax write-down of $31 million in its equity investment in these facilities in the third quarter of 1999. Energy Holdings expects revenue from projects in operation, construction and development to offset this revenue shortfall, however, no assurances can be given. Since Global operates in foreign countries, it may also be affected by changes in foreign currency exchange rates versus the United States Dollar. Generally, revenues associated with rate regulated distribution assets in relatively limited competitive environments are more stable and predictable than revenues from generation assets. Global's revenue includes its share of the net income from joint ventures recorded under the equity method of accounting.

      Revenues from Resources' existing leveraged lease investments are based upon fixed rates of return. Generally, the leveraged lease transactions in which Resources invests provide tax losses in the early years of their term that offset taxable income from other PSEG subsidiaries. As a wholly-owned subsidiary of PSEG, Energy Holdings and its domestic subsidiaries are included in PSEG's consolidated tax filing group for federal income tax purposes. Energy Holdings and its subsidiaries are parties to a tax allocation agreement with PSEG under which each of Energy Holdings and its subsidiaries is responsible to pay its share of taxes due or entitled to receive tax benefits earned. If PSEG were to modify the tax allocation agreement, Energy Holdings' future investment strategy might change, including Resources' possible curtailment of new leveraged lease investments. Energy Holdings does not believe that its ability to service its debt, including the notes, would be impaired if a modification to the tax allocation agreement were to occur, although no assurances can be given. Resources' revenues in the future are expected to be derived primarily from energy-related leveraged leases with a decrease in contribution from leveraged buyout funds, other partnership investments and non-energy-related leveraged leases. Revenues from Resources' investments in leveraged buyout funds are subject to the share price performance and dividend income of the securities held by these funds.

      Having acquired nine companies involved in the installation and maintenance of energy equipment and HVAC services for a total of $95 million since its formation in 1997, Energy Technologies' present strategic focus is to consolidate its position as an energy services supplier in the Northeastern and Middle Atlantic United States. Earnings at Energy Technologies are expected to be modest as it grows existing operations and integrates recent acquisitions. As a result of discontinuing the business of buying and selling gas and electricity, Energy Technologies recognized a charge to income of approximately $6.6 million relating to severance costs, deferred transportation costs and the write-down of fixed assets during the first quarter of 2000. An additional charge of up to approximately $3 million is likely in the second quarter of 2000 due to unhedged gas sale positions and the increase in gas prices during the second quarter.


      Access to sufficient capital from external sources and from PSEG as well as the availability of cash flow and earnings from Global and Resources will be essential to fund future investments. Energy Holdings continuously evaluates its plans and capital structure in light of available investment opportunities and seeks to maintain the flexibility to pursue strategic growth investments. Depending upon the level of investment activity, Energy Holdings anticipates obtaining additional equity contributions from PSEG as necessary to maintain its growth objectives and targeted capital structure. The availability of equity capital from PSEG cannot be assured since it is dependent upon the performance and needs of Energy Holdings and PSEG's other subsidiaries.

Results of Operations -- For the Three Months Ended March 31, 2000 compared to March 31, 1999

      Earnings improved $6 million to $25 million in 2000 from $19 million in 1999.

      Revenues increased $86 million to $215 million in 2000 from $129 million in 1999 while operating expenses increased $62 million to $136 million in 2000 from $74 million in 1999.

Revenues

      Revenues increased $86 million to $215 million from $129 million for the quarter ended March 31, 2000 as compared to the same period in 1999. The increase resulted from a $55 million increase at Energy Technologies due to the addition of revenues from acquisitions of HVAC companies in 1999 and 2000, an increase of $19 million at Resources due to higher income from existing financial investments and from new leveraged lease investments and an $11 million increase at Global primarily due to the addition of revenues from distribution company investments in Chile and Peru.

Operating Expenses

      Operating expenses increased $62 million to $136 million from $74 million for the quarter ended March 31, 2000 as compared to the same period in 1999. The increase was primarily due to the addition of operating expenses from the entities acquired by Energy Technologies in 1999 and 2000. In addition, Energy Technologies will discontinue buying and selling natural gas and electricity and has entered into a business arrangement with a third party to provide an internet-based auction exchange that will allow customers an alternative method for purchasing their energy requirements. As a result of this change in strategic direction, Energy Technologies recognized a charge to income of approximately $6.6 million relating to severance costs, deferred transportation costs and the write-down of fixed assets.

Operating Income

      Operating income increased $24 million for the reasons noted above in Revenues and Operating Expenses.

Other Income (Loss)

      Other income (loss) decreased $3 million primarily due to lower foreign currency exchange gains related to a foreign currency loan associated with our investment in a Brazilian distribution company.

Net Financing Expenses

      Net financing expenses increased $16 million to $35 million from $19 million for the quarter ended March 31, 2000 as compared to the same period in 1999. The increase was primarily due to higher levels of debt required to finance investment and acquisition activities.

Income Before Income Taxes

      Income before income taxes increased $6 million to $45 million from $39 million primarily due to higher operating income, partially offset by higher financing expenses.


Income Taxes

      Income taxes remained relatively the same for the three months ended March 31, 2000 and 1999. The quarter ended March 31, 2000 reflects a lower effective tax rate due to an increase in income from foreign investments at Global which is assumed to be permanently reinvested outside of the United States.

Results of Operations -- 1999 Compared to 1998


      Energy Holdings' earnings improved $31 million from $52 million in 1998 to $83 million in 1999. Revenues increased $178 million from $440 million to $618 million while operating expenses increased $129 million from $251 million to $173 million.


Revenues

      The increase in revenues was driven by an increase of $17 million at Global from additional revenue of $8 million from generation assets in the United States, augmented by an increase of $6 million due to the acquisition of a 50% interest in a distribution company serving customers in Chile and Peru in June 1999. Revenues from Resources improved $34 million primarily due to the addition of revenue from new leveraged lease investments in 1999. Revenues from Energy Technologies improved approximately $126 million due to the acquisition of six mechanical service/HVAC companies in 1999.

Operating Expenses


      The increase in operating expenses of $173 million was driven by Energy Technologies' acquisitions noted above. In addition, Global recognized a pre-tax charge of approximately $44 million to reduce the carrying value of certain assets and EGDC recognized a charge of $11 million to reflect a write-down to net realizable value of a property in the portfolio pending sale. The sale is expected to be completed in 2000. For a further discussion of the write-downs, see the expanded discussion of EBIT contribution below.


Operating Income

      Operating income increased $47 million for the reasons noted above in Revenues and Operating Expenses.

Other Income (Loss)


      Other income (loss) increased $79 million primarily due to the sale by Global of its 50% interest in a 137 MW cogeneration facility in New Jersey which yielded a gain of approximately $69 million.


Net Financing Expenses

      Interest expense increased $5 million from $90 million to $95 million for the year ended December 31, 1999 as compared to 1998 primarily due to an increase of $8 million related to the debt financing associated with Global's acquisition of an interest in distribution facilities in Chile and Peru in

June 1999. While such debt is non-recourse to Global and Energy Holdings, it is consolidated on the balance sheet since it was issued by entities which are majority or wholly-owned by Global. Interest expense associated with recourse financing activities at Energy Holdings decreased $3 million for the year ended December 31, 1999 as compared to 1998 primarily due to lower average debt outstanding. Preferred Stock dividends increased $8 million from $17 million to $25 million due to the issuance of $509 million of cumulative preferred stock to PSEG in January, June and July of 1998.

Income Before Income Taxes

      Income before income taxes increased $78 million from $98 million to $176 million for the reasons noted above.

Income Taxes

      Income taxes increased $39 million from $30 million to $69 million primarily due to the increase in pre-tax income noted above. In addition, state income taxes increased by approximately $11 million due to the payment of state taxes associated with the early termination of a leveraged lease interest.

Results of Operations -- 1998 Compared to 1997

      Energy Holdings' earnings improved $5 million from $47 million in 1997 to $52 million in 1998. Revenues increased $98 million from $342 million to $440 million while operating expenses increased $55 million from $196 million to $251 million.

Revenues

      The increase in revenues was driven by an improvement of $33 million at Global primarily from additional revenue from investments made in three Latin American distribution companies in 1997. Resources' revenue improved $1 million primarily due to the addition of revenue from new leveraged lease investments of $19 million in 1997 partially offset by a pre-tax charge of $26 million taken to restate two leveraged lease investments due to a permanent decline in market value of the underlying leased property. In addition, Resources sold a leveraged lease asset and recognized a pre-tax gain of approximately $8 million. Revenues from Energy Technologies improved approximately $67 million primarily from the acquisition of a mechanical contracting firm that added approximately $58 million in revenue.

Operating Expenses

      The increase in operating expenses of $55 million was driven by Energy Technologies' acquisition noted above.

Operating Income

      Operating income increased $45 million for the reasons noted above in Revenues and Operating Expenses.

Other Income (Loss)

      Other income (loss) decreased $3 million primarily due to losses on foreign currency transactions related to Global's long-term debt. For a further discussion, see Note 11 in Notes to Consolidated Financial Statements.

Net Financing Expenses

      Interest expense increased $18 million for the year ended December 31, 1998 as compared to 1997 primarily due to debt financing associated with Global's acquisition of three Latin American distribution companies in 1997. While the debt is non-recourse to Global and Energy Holdings, it is consolidated on the balance sheet since it was issued by acquisition entities which are majority or wholly-owned by Global. The interest expense associated with such debt increased $16 million from

1997 to 1998. Interest expense associated with recourse financing activities at Energy Holdings, increased $2 million from 1997 to 1998 primarily due to higher debt levels from the 1997 investment activity. Preferred stock dividends to PSEG increased $17 million in 1998 as compared to 1997 due to the issuance of the preferred stock in 1998.

Income Before Income Taxes

      Income before income taxes increased $25 million from $73 million to $98 million for the reasons noted above.

Income Taxes

      Income taxes increased $4 million from $26 million to $30 million primarily due to the increase in pre-tax income noted above offset by tax credits recognized in 1998 income that were not utilized in 1997.

EBIT Contribution

      The results of operations for each of Energy Holdings' business segments are explained further with reference to the EBIT contribution. Energy Holdings borrows on the basis of a combined credit profile to finance the activities of its subsidiaries. As such, the capital structure of each of the businesses is managed by Energy Holdings. Debt at each subsidiary is evidenced by demand notes with Energy Holdings and PSEG Capital.

EBIT Contribution -
Energy Holdings'
Subsidiaries                 Three Months Ended March 31        Years Ended December 31,
-------------------          ---------------------------        ------------------------
                                  2000      1999               1999      1998      1997
                                 ------    -------            -----     ------    ------
                                      (unaudited)
                                               (Millions of Dollars)
Global .......................      $26       $18              $117      $ 72      $ 46
Resources ....................       63        44               169       135       134
Energy Technologies ..........       (8)       (3)               (8)      (16)      (25)
Other ........................       (1)       (1)               (7)       (3)       (9)
                                    ---       ---              ----       ---      ----
Total Consolidated EBIT ......      $80       $58              $271      $188      $146
                                    ===       ===              ====      ====      ====

Global

      Global's investments consist of minority ownership positions in projects and joint ventures, none of which it consolidates. Other than fees collected for providing operations and maintenance services, Global's revenues primarily represent its pro-rata ownership share of net income generated by project affiliates which is accounted for by the equity method of accounting. The expenses in the table below are those required to develop projects and general and administrative expenses required to operate the business as a whole. Project operating expenses are not reported as direct expenses of Global but are deducted to arrive at net income of project affiliates, a pro-rata share of which is reported as revenues by Global.

      In the third quarter of 1999, Global completed a comprehensive review of its existing assets and development activities focusing on rationalizing the portfolio to ensure efficient capital deployment. Global's management has decided that Global will not commit additional resources to its investments in Thailand and the Philippines and will focus its current Asian development activities in China and Taiwan. As a result, Global recognized a $13 million pre-tax write-down in the third quarter of 1999 to adjust the carrying value of these assets to net realizable value. One such investment in a development company in Thailand was sold in the fourth quarter of 1999 for an amount approximately equal to the net realizable value. In addition, the substantial decline in revenue related to energy contracts for six generation facilities in California resulted in a third quarter pre-tax write-down of Global's equity investment in such facilities of $31 million.

Summary Results -
Global                       Three Months Ended March 31,        Years Ended December 31,
------                       ----------------------------        ------------------------
                                   2000      1999               1999      1998        1997
                                   ----      ----               ----      ----        ----
                                    (unaudited)
                                                   (Millions of Dollars)

Revenues ....................       $38       $28                $141      $124        $91
Expenses ....................        13        14                  96        51         46
                                    ---       ---                ----      ----        ---
Operating Income ............        25        14                  45        73         45
Other Income/(Loss) .........         1         4                  72        (1)         1
                                    ---       ---                ----      ----        ---
EBIT ........................       $26       $18                $117      $ 72        $46
                                    ===       ===                ====      ====        ===


      Global's EBIT contribution increased $8 million for the three months ended March 31, 2000 from the comparable period in 1999. The increase was primarily due to marginally higher revenues from investments in the United States, Brazil, Chile and Peru.


      Global's EBIT contribution increased $45 million from $72 million to $117 million for the year ended December 31, 1999 as compared to 1998. The higher contribution was due to an increase in revenues due to greater contribution from Latin American assets of approximately $6 million due to higher revenue from the investment in June 1999 in distribution companies in Chile and Peru partially offset by lower revenue from Global's Brazilian distribution company due to the devaluation of the currency in January 1999 and the overall recession of the Brazilian economy in 1999. For further discussion of the devaluation and its impact on Global, see Note 5 in Notes to Consolidated Financial Statements. Further augmenting EBIT was an increase in revenues from generation facilities in the United States totaling $8 million due to enhanced performance of these facilities. Other income at Global increased approximately $73 million from a loss of $1 million to income of $72 million, due primarily to the sale of a 50% interest in a cogeneration facility in New Jersey yielding a pre-tax gain of $69 million.


      Global's EBIT contribution increased $26 million for the year ended December 31, 1998 as compared to 1997, primarily due to increased revenues of $33 million. Revenue improvement was primarily due to the additional revenue from investments made in three Latin American distribution companies in 1997. The increase in operating expenses from $46 million to $51 million was primarily caused by higher expenses associated with the development of projects. Other income/(loss) decreased from income of $1 million to a loss of $1 million primarily due to a foreign currency gain of $1 million recorded in 1997 as compared to a loss of $3 million recorded in 1998 related to the consolidated non-recourse debt noted above. In addition, 1998 included a net pre-tax gain of $2 million from the sale of partnership interests in four generation facilities.

      Resources

      Resources derives its leveraged lease revenues primarily from rental payments and tax benefits associated with such transactions. As a passive investor in limited partnership project financing transactions, Resources recognizes revenue from its pro-rata share of the income generated by these investments. As an owner of beneficial interests in two leveraged buyout funds, Resources recognizes revenue as the share prices of public companies in the leveraged buyout funds fluctuate. In addition, revenue is recognized as companies in the fund distribute dividend income through the fund to the investors and as the fund liquidates its holdings.


Summary Results -
Resources                      Three Months Ended March 31,     Years Ended December 31,
-----------------              ---------------------------      ------------------------
                                    2000      1999               1999     1998      1997
                                    ----      ----               ----     ----      ----
                                      (unaudited)
                                                   (Millions of Dollars)
Revenues .....................       $66       $46               179      $145      $144
Expenses .....................         3         2                10        10        10
                                     ---       ---              ----      ----      ----
Operating Income .............        63        44               169       135       134
Other Income .................        --        --                --        --        --
                                     ---       ---              ----      ----      ----
EBIT .........................       $63       $44              $169      $135      $134
                                     ===       ===              ====      ====      ====

      Resources EBIT contribution increased $19 million for the three months ended March 31, 2000 from the comparable period in 1999. The increase was primarily due to higher income from leveraged lease investments. Revenues increased $20 million from $46 million to $66 million, primarily due to higher leveraged lease income, fair value adjustment related to securities in two leveraged buyout funds and an investment gain from the sale of assets associated with the early termination of a leveraged lease. Operating expenses remained relatively constant for both comparable periods. Based on current market conditions as of the date of this Prospectus, a fair value adjustment related to securities in the two leveraged buyout funds at the end of the second quarter of 2000 would likely result in a decrease in revenues at Resources of approximately $18 million for the second quarter of 2000.


      Resources EBIT contribution increased $34 million from $135 million to $169 million for the year ended December 31, 1999 as compared to 1998 primarily due to higher leveraged lease income of $36 million from the continued investment by Resources in such financing transactions. Further augmenting revenues were higher investment gains from the sale of properties subject to leveraged lease and the sale of securities in leveraged buyout funds totaling $19 million. Offsetting the above benefits were lower interest and dividend income of $8 million due to the further liquidation of securities in the leveraged buyout funds and lower income from partnership investments of $12 million due to the continued liquidation of such investments.

      Resources' EBIT contribution increased $1 million for the year ended December 31, 1998 as compared to 1997 due to an increase in revenues. Resources' revenues increased $1 million primarily due to an increase of $19 million in lease revenues from the addition of leveraged lease investments to the portfolio and the sale of an asset subject to a leveraged lease resulting in an $8 million gain. This increase was offset by lower revenues of $26 million from the restatement of two leveraged lease investments in real estate recognized in 1998 due to the decline in market values of the underlying property subject to leveraged lease. Revenues from investments in limited partnership interests in leveraged buyout funds and other limited partnership interests in project financing transactions remained constant over the period.

      Energy Technologies

      Energy Technologies derives its revenues from the sale of energy-related equipment and services. Prior to 2000, it also derived revenue from the sale of natural gas and electricity.

Summary Results -
Energy Technologies          Three Months Ended March 31,      Years Ended December 31,
-------------------          ----------------------------     -------------------------
                                   2000     1999              1999       1998     1997
                                   ----     ----              ----       ----     ----
                                   (unaudited)
                                                   (Millions of Dollars)
Revenues .....................     $110       $55              $297      $171      $104
Expenses .....................      118        58               305       187       129
                                   ----       ---              ----      ----      ----
Operating Loss ...............       (8)       (3)               (8)      (16)      (25)
Other Income (Loss) ..........       --        --                --        --        --
                                   ----       ---              ----      ----      ----
EBIT .........................     $ (8)      $(3)             $ (8)     $(16)     $(25)
                                   ====       ===              ====      ====      ====

      Energy Technologies' EBIT contribution decreased $5 million for the three months ended March 31, 2000 from the comparable period in 1999. The decrease was primarily due to a charge to income of approximately $6.6 million relating to severance costs and the write-down of fixed assets. Revenues increased $55 million from $55 million to $110 million from the HVAC company acquisitions in 2000 and 1999.

      Energy Technologies' EBIT contribution increased $8 million from ($16) million to ($8) million for the year ended December 31, 1999 as compared to 1998. The improvement was primarily due to the addition of EBIT contribution from the acquisition of six HVAC and mechanical service contractors in 1999. Revenues increased $126 million from $171 million to $297 million, while related operating expenses increased $118 million from $187 million to $305 million.

      Energy Holdings' Accounts Receivable-Trade increased $58 million from $48 million to $106 million from December 31, 1998 to December 31, 1999. Energy Technologies accounted for $47 million of this increase. Energy Technologies' Energy service revenues included in the revenue increase of $126 million noted above, increased $122 million from $74 million to $196 million from December 31, 1998 to December 31, 1999. These increases reflect the acquisitions made by Energy Technologies during 1999 and therefore reflect only a minor increase in the days sales outstanding over the period.

      Energy Technologies' EBIT contribution increased $9 million for the year ended December 31, 1998 as compared to 1997 primarily due to improved operating results of $7 million in the existing businesses. The improvement was also due to the addition of EBIT contribution from the January 1998 acquisition of a mechanical contracting firm that added $58 million in revenue and $55 million in expenses.

      Other

      Other includes primarily EBIT from EGDC. In 1999, EGDC recognized a pre-tax charge of approximately $11 million to recognize a write-down to net realizable value of a property pending sale. This was recorded in operations and maintenance expense. 1998 EBIT reflects a non-recurring charge at Energy Holdings related to taxes incurred as a result of Energy Holdings' previous interest in EDC. In 1997, EGDC recognized a pre-tax charge of approximately $10 million to reflect a decline in market values of certain properties in the portfolio pending sale. This was recorded in operations and maintenance expense. The recognition of pre-tax charges by EGDC in operations and maintenance expense reflects the continued controlled exit from the real estate business. As such, gains and losses from periodic sales of real property are considered the normal course of business for EGDC.

Liquidity and Capital Resources

      It is intended that Global and Resources provide earnings and cash flow for long-term growth for Energy Holdings. Resources' investments are designed to produce immediate cash flow and earnings that enable Global and Energy Technologies to focus on longer investment horizons. During the next five years, Energy Holdings will need significant capital to fund its planned growth. Capital is expected to be provided from additional debt financing, equity from PSEG and operating cash flows.

      Energy Holdings' cash provided by (used in) operating, investing and financing activities was as follows:

                                 Three Months Ended March 31,    Years Ended December 31,
                                 ----------------------------    ------------------------
                                       2000     1999              1999     1998     1997
                                       ----     ----              ----     ----     ----
                                       (unaudited)
                                                      (Millions of Dollars)
Operating Activities
Normal ............................    $ (7)    $ 16             $  92    $  53    $  70
Non-recurring  (A) ................      --       --                --       --       67
                                       ----     ----             -----    -----    -----
   Total Operating Activities .....    $ (7)    $ 16             $  92    $  53    $ 137
                                       ====     ====             =====    =====    =====
Investing Activities ..............    $(75)    $(29)            $(960)   $(160)   $(998)
                                       ----     ----             -----    -----    -----
   Total Investing Activities .....    $(75)    $(29)            $(960)   $(160)   $(998)
                                       ====     ====             =====    =====    =====
Financing Activities
  Debt ............................    $ 68     $ 22             $ 731    $(311)   $ 648
  Equity ..........................      (8)      (6)              171      416       75
                                       ----     ----             -----    -----    -----
   Total Financing Activities .....    $ 60     $ 16             $ 902    $ 105    $ 723
                                       ====     ====             =====    =====    =====

----------
(A) In 1997 Resources received additional cash from income tax benefits related to tax deductions deferred in earlier years as a result of PSEG previously paying Alternative Minimum Tax. These benefits had been deferred by Resources due to the overall consolidated position of the PSEG tax filing group which did not permit the full recognition of the tax deductions associated with the leases in the tax return. The aggregate amount of cash received related to such deferrals that is included in the operating cash flow for 1997 noted above was approximately $67 million. Energy Holdings does not anticipate that this situation will occur in the future.

      Operating Activities

      Cash flow from operating activities decreased $23 million from $16 million to ($7 million) for the three months ended March 31, 2000 as compared to 1999 primarily due to an increase in days sales outstanding at Energy Technologies resulting from a delay in billing due to the transition to outsource vendors.

      Cash flow from operating activities increased $39 million from $53 million to $92 million for the year ended December 31, 1999 as compared to 1998 primarily due to increased cash generation at PSEG Resources. Approximately $21 million was due to increased cash generation from new investments as well as the addition of cash flow from existing investments. Cash paid for interest expense decreased $19 million due to the refinancing of approximately $509 million of outstanding debt with preferred stock in 1998 and additional contribution of capital of approximately $200 million from PSEG in June of 1999.

      Cash flow from operating activities decreased $84 million in 1998 as compared to 1997 primarily due to a reduction in Resources' cash flow from the leveraged lease portfolio of $67 million related to the previous deferral of tax deductions as a result of PSEG's consolidated tax position noted above. In addition, cash generation at Resources was affected by the termination of a leveraged lease at a taxable gain resulting in an increase in the current income tax liability of approximately $38 million as noted above. Cash paid for interest expense increased by $24 million in 1998 due to higher average debt outstanding resulting from 1997 and 1998 investing activity partially offset by lower interest rates. The above reductions were partially offset by overall net improvement in cash generation by Energy Holdings' subsidiaries aggregating approximately $38 million primarily from improvement in the cash generation of existing investments as well as the addition of cash generation from new investments.

      Investing Activities

      In January and February 2000, Resources invested $73 million in two leveraged lease transactions including a gas distribution system in the Netherlands and an electric power plant in the United States.

      In 1999, Global invested approximately $536 million to acquire interests in two energy distribution companies in Chile and Peru. Of the total capital invested, $160 million was financed with project debt consolidated on the balance sheet which is non-recourse to Global and Energy Holdings. Global also invested approximately $237 million for construction of generation projects in the United States, Venezuela, China, India, Tunisia and Italy. Resources invested approximately $380 million primarily in six leveraged leases of energy facilities: two gas distribution networks in the Netherlands, three cogeneration plants in Germany, two generations plants in the United States and a liquefied natural gas plant in the United States. Energy Technologies acquired six HVAC and mechanical service contractors for a total cost of approximately $63 million.

      In August 1999, Global sold its interest in the Newark Bay cogeneration facility and received net cash proceeds of approximately $69 million. Also in 1999, Resources received net cash proceeds of approximately $126 million from early buyouts of leveraged leases of generation stations and an office building.

      In 1998, Global invested approximately $74 million to acquire a 30% interest in an electric distribution system in Argentina and a 20% interest in a generation project in India. In addition, Global sold its partnership interests in four generation facilities for approximately $137 million. Resources invested approximately $251 million in five leveraged leases of energy-related assets and received proceeds of $59 million from the exercise of an early buyout option by the lessee in a leveraged lease. Energy Technologies acquired one mechanical service contracting firm at a total cost of $10 million.

      In 1997, Global invested in two electric distribution companies in Argentina and one in Brazil at a total cost of approximately $721 million, of which approximately $233 million was financed with debt consolidated on the balance sheet which is non-recourse to Global and Energy Holdings. In addition, Global invested approximately $133 million in generation projects primarily located in China, Colombia and the United States. The investment in Colombia was subsequently sold in 1998 for $55 million, which was equal to Global's equity invested in the project. In 1997, Resources entered into four leveraged lease transactions of power plants, one located in the United Kingdom and three in the Netherlands, for a total cost of approximately $145 million.

      Financing Activities

      During 1999, PSEG contributed approximately $200 million of additional equity to Energy Holdings, the proceeds of which were used to pay down short-term debt. In addition, Energy Holdings received proceeds from new debt issuances, net of repayments, totaling approximately $572 million primarily to fund new investment activity for Global, Resources and Energy Technologies. In addition, Global issued non-recourse debt totalling $160 million primarily to fund its acquisition of a Chilean distribution company. At December 31, 1999, Energy Holdings' consolidated capital structure consisted of 28% common equity, 17% preferred stock and 55% debt. Approximately $327 million, or 11%, of Energy Holdings' total invested capital represented debt consolidated on the balance sheet that is non-recourse to Global and Energy Holdings.

      In January, June and July 1998, PSEG invested $217 million, $147 million and $145 million, respectively, in Energy Holdings which issued to PSEG like amounts of its 5.01%, 4.80% and 4.875% Cumulative Preferred Stock. The proceeds were used primarily to retire debt of Energy Holdings, and to retire all of the $75 million of 4.10% Cumulative Preferred Stock issued to PSEG in October 1997. The average dividend rate of all Cumulative Preferred Stock is 4.9%.

      In 1997, Energy Holdings, through PSEG Capital and another financing subsidiary, Enterprise Capital Funding Corporation (Funding), issued net new debt of $417 million primarily to fund new investment activity by Global and Resources. In October 1997, Energy Holdings received approximately $75 million from the issuance of 4.10% Cumulative Preferred Stock to PSEG. The proceeds were used to partially fund Global's investment in a Brazilian distribution company.

      Capital Requirements

      Energy Holdings plans to continue the growth of Global and Resources. Energy Holdings will assess the growth prospects and opportunities for Energy Technologies' business before committing substantial amounts of additional capital. In 1999, Energy Holdings' subsidiaries made investments totaling approximately $1.2 billion. These investments included leveraged lease investments totaling $380 million by Resources and the acquisition by Global of interests in distribution companies in Chile and Peru. Global's investment in such assets totaled $536 million, including fees and closing costs and $160 million of debt consolidated on Energy Holdings' balance sheet that is non-recourse to Global and Energy Holdings. Investment expenditures for 2000 are expected to be approximately $700 million, comprised of investments in generation and distribution facilities and projects and leveraged lease transactions. Investment activity in 2000 will be subject to periodic review and revision and may vary significantly depending upon the opportunities presented. Factors affecting actual expenditures and investments include availability of capital and suitable investment opportunities, market volatility and local economic trends. The anticipated sources of funds for such growth opportunities are additional equity from PSEG, cash flow from operations and external financings, including the notes.

      Over the next several years, Energy Holdings, certain of its project affiliates and PSEG Capital will be required to refinance maturing debt, incur additional debt and provide equity to fund investment activity. Any inability to obtain required additional external capital or to extend or replace maturing debt and/or existing agreements at current levels and reasonable interest rates may affect Energy Holdings' financial condition, results of operations and net cash flows.

      Capital resources and investment requirements may be affected by the outcome of the proceedings being conducted by the New Jersey Board of Public Utilities (BPU) pursuant to its Energy Master Plan and the New Jersey Electric Discount and Energy Competition Act (Energy Competition Act) and the requirements of the 1992 focused audit of PSEG's non-utility businesses (Focused Audit). As a result of the final outcome of such proceedings and accounting impacts resulting from the deregulation of the generation of electricity and the unbundling of the utility business in New Jersey, Energy Holdings does not believe that the Focused Audit provision requiring notification of the BPU if PSEG's non-utility assets exceed 20% of its consolidated assets remains appropriate and believes that modifications will be required. On August 24, 1999, the BPU issued its Final Order in the matter of Public Service Electric and Gas Company's rate unbundling, stranded costs and restructuring filings. Appeals filed on behalf of several Public Service Electric and Gas Company customers are pending at the New Jersey Supreme Court. The Final Order directed Public Service Electric and Gas Company to file a petition with the BPU to maintain the existing regulatory parameters or to propose modifications to the Focused Audit order no later than the end of the first quarter of 2000. In March 2000, Public Service Electric and Gas Company submitted a letter to the BPU as its initial compliance with this filing requirement, in which it notified the BPU of its intention to make a filing to modify the terms of the Focused Audit within 120 days after the Final Order becomes final and non-appealable. Regulatory oversight by the BPU to ensure that there is no harm to utility ratepayers from PSEG's non-utility investments is expected to continue. Energy Holdings believes that these issues will be satisfactorily resolved, although no assurances can be given. Inability to achieve satisfactory resolution of these matters could impact the future size and financing activities of Energy Holdings and, accordingly, Energy Holdings' future prospects, including financial condition, results of operations and net cash flows. Energy Holdings does not believe that its ability to service its debt, including the notes, would be impaired in such circumstances, although no assurances can be given.

      In addition, if PSEG were no longer to be exempt under PUHCA, PSEG and its subsidiaries would be subject to additional regulation by the SEC with respect to financing and investing activities, including the amount and type of non-utility investments. We believe that this would not have a material adverse effect on our company. See "Business -- Regulation".

      External Financings

      In May 1999, Energy Holdings closed on two separate senior revolving credit facilities, with a syndicate of banks, a $495 million, five year revolving credit and letter of credit facility and a $165 million, 364 day revolving credit facility. The interest rate on these facilities is based on LIBOR and the average borrowing rate at Energy Holdings current rating level is 1.375% over the one, three or six month LIBOR rate. Interest payments on LIBOR-based loans are paid on the last day of each quarter. The revolving credit facilities also permit shorter term base rate borrowings at the prime rate. Interest on the base rate loans is paid when the loan is repaid. The five year facility also permits up to $250 million of letters of credit to be issued. The five year facility matures on May 12, 2004 and the 364 day facility was extended in May 2000 to a maturity of May 9, 2001. These facilities replaced revolving credit facilities totaling $450 million at Funding, a financing subsidiary of Energy Holdings which is not expected to be active in the future.

      Financial covenants contained in the new facilities include the ratio of cash flow available for debt service (CFADS) to fixed charges. At the end of any quarterly financial period such ratio shall not be less than 1.50x for the 12-month period then ending. As a condition of borrowing, the pro-forma CFADS to fixed charges ratio shall not be less than 1.75x as of the quarterly financial period ending immediately following the first anniversary of each borrowing or letter of credit issuance. CFADS includes, but is not limited to, operating cash before interest and taxes, pre-tax cash distributions from all asset liquidations and equity capital contributions from PSEG to the extent not used to fund investing activity. In addition, the ratio of consolidated recourse indebtedness to recourse capitalization, as at the end of any quarterly financial period, shall not be greater than 0.60 to 1.00. This ratio is calculated by dividing the total recourse indebtedness of Energy Holdings by the total recourse capitalization. This ratio excludes the debt of PSEG Capital which is supported by PSEG. As of March 31, 2000, the latest 12 months CFADS coverage ratio was 8.9x and the ratio of recourse indebtedness to recourse capitalization was 0.35 to 1.00.

      Compliance with applicable financial covenants will depend upon Energy Holdings' future financial position and the level of earnings and cash flow, as to which no assurances can be given. In addition, Energy Holdings' ability to continue to grow its business will depend to a significant degree on PSEG's ability to access capital and Energy Holdings' ability to obtain additional financing beyond current levels. At March 31, 2000 and December 31, 1999, Energy Holdings had $125 million and $351 million, respectively, outstanding under existing revolving credit facilities.

      In October 1999, Energy Holdings, in a private placement, issued $400 million of its 10% senior notes due 2009. These are the original notes for which the exchange notes are being offered for the exchange by means of this prospectus. Interest is payable semi-annually on April 1 and October 1, commencing April 1, 2000. The net proceeds from the sale were used for the repayment of short-term debt outstanding under Energy Holdings' revolving credit facilities.

      In February 2000, Energy Holdings, in a private placement, issued $300 million of 91/8% senior notes due 2004. The proceeds of the sale were used for repayment of short-term debt outstanding under Energy Holdings' revolving credit facilities.

      In September 1999 and February 2000, Energy Holdings entered into two standby letter of credit agreements with a group of banks in the aggregate principal amount of $340 million to support equity contribution obligations of Global with respect to two of its investments. These agreements contain identical financial covenants to those in our revolving credit facilities.

      The availability and cost of external capital could be affected by the performance of Energy Holdings and PSEG's other subsidiaries and by any actions ultimately taken by the BPU and PSEG in response to the proceedings discussed above. They could also be affected by rating agencies' views of such matters, including the degree of structural or regulatory separation between Public Service Electric and Gas Company and its non-utility affiliates and the potential impact of affiliate ratings on the consolidated credit quality of PSEG and other rated affiliates.

      PSEG Capital has a $750 million MTN program which provides for the private placement of MTNs. This MTN program is supported by a minimum net worth maintenance agreement between PSEG Capital and PSEG which provides, among other things, that PSEG (1) maintain its ownership, directly or indirectly, of all outstanding common stock of PSEG Capital, (2) cause PSEG Capital to have at all times a positive tangible net worth of at least $100,000 and (3) make sufficient contributions of liquid assets to PSEG Capital in order to permit it to pay its debt obligations. In 1993, in connection with the Focused Audit, PSEG agreed with the BPU to make a good faith effort to eliminate such PSEG support within six to ten years. Effective January 31, 1995, PSEG Capital notified the BPU of its intention not to have more than $650 million of debt outstanding at any time. Energy Holdings believes it is capable of eliminating PSEG support of PSEG Capital debt within the time period set forth in the Focused Audit.

      PSEG Capital's assets consist principally of demand notes of Global and Resources. Intercompany borrowing rates are established based upon PSEG
Capital's cost of funds. At December 31, 1998, PSEG Capital had total debt outstanding of $498 million, all of which was comprised of MTNs. In March and June 1999, PSEG Capital issued $252 million of 6.25% MTNs due May 2003 and $35 million of 6.73% MTNs due June 2001, respectively. The proceeds were used to repay $100 million of PSEG Capital MTNs which matured in February 1999 and $35 million which matured in May 1999 and to reduce Energy Holdings' short-term debt. At March 31, 2000 and December 31, 1999, total debt outstanding under the MTN program was $630 million, maturing from 2000 to 2003.

      For a discussion of non-recourse debt of Global, See Note 8 in Notes to Consolidated Financial Statements.

Qualitative and Quantitative Disclosures About Market Risk

      The risk inherent in Energy Holdings' market risk sensitive instruments and positions is the potential loss arising from adverse changes in commodity prices, equity security prices, interest rates and foreign currency exchange rates as discussed below. Energy Holdings' policy is to use financial instruments to manage risk consistent with its business plans and prudent practices. PSEG has a Risk Management Committee comprised of executive officers, which utilizes an independent risk oversight function to ensure compliance with corporate policies and prudent risk management practices for all of its subsidiaries, including Energy Holdings and its subsidiaries.

      Energy Holdings is exposed to credit losses in the event of nonperformance or nonpayment by counterparties. Energy Holdings has a credit management process which is used to assess, monitor and mitigate counterparty exposure. In the event of nonperformance or nonpayment by a major counterparty, there may be a material adverse impact on Energy Holdings' financial condition, results of operations and net cash flows.

      Commodities

      During the three months ended March 31, 2000, Energy Technologies entered into futures contracts to buy natural gas and electricity related to fixed-price sales commitments. Such contracts hedged approximately 56% and 85% of its fixed price natural gas and electric sales commitments at March 31, 2000 and December 31, 1999, respectively. As of March 31, 2000 and December 31, 1999, Energy Technologies had a net unrealized hedge gain of $2.6 million and hedge loss of $0.1 million related to its electric and gas hedges, respectively.

      Energy Technologies uses a value-at-risk model to assess the market risk of its commodity business. This model includes fixed price sales commitments and financial derivative instruments. Value-at-risk represents the potential gains or losses for the portfolio due to changes in market factors, for a specific time period and a given confidence level. The methodology used to measure the value-at-risk is the variance/co-variance model based on historical volatility and correlation, a 95% confidence level and a one-week holding period. The measured value-at-risk was approximately $990,000 at December 31, 1999 compared to the December 31, 1998 level of approximately $400,000 due primarily to higher natural gas price volatility and greater sales volume. Energy Technologies' calculated value-at-risk exposure represents an estimate of potential net losses that could be recognized on its portfolio of physical and financial derivative instruments assuming historical movements in future market rates. These estimates, however, are not necessarily indicative of actual results which may occur, since actual future gains and losses will differ from those historical estimates based upon actual fluctuations in market rates, operating exposures, and the timing thereof, and changes in Energy Technologies' portfolio of hedging instruments during the year.

      Equity Securities

      Resources has investments in equity securities and limited partnerships which invest in equity securities. Resources carries its investments in equity securities at their approximate fair value as of the reporting date. Consequently, the carrying value of these investments is affected by changes in the fair value of the underlying securities. Fair value is determined by adjusting the market value of the securities for liquidity and market volatility factors, where appropriate. The aggregate fair values of such investments which had available market prices at March 31, 2000 and 1999 were $157 million and $223 million, respectively, and at December 31, 1999 and December 31, 1998 were $131 million and $204 million, respectively. A sensitivity analysis has been prepared to estimate Energy Holdings' exposure to market volatility of these investments. The potential change in fair value resulting from a hypothetical 10% change in quoted market prices of these investments amounted to $12 million and $11 million as of March 31, 2000 and December 31, 1999, respectively.

      Interest Rates

      Energy Holdings is subject to the risk of fluctuating interest rates in the normal course of business. Energy Holdings' policy is to manage interest rates through the use of fixed rate debt, floating rate debt and interest rate swaps. As of March 31, 2000 and December 31, 1999, a hypothetical 10% change in market interest rates would result in a $1 million and $2 million change in interest costs related to short-term and floating rate debt, respectively.

      Global has $67 million of consolidated project debt associated with the investment in two Argentine distribution companies that is non-recourse to Global and Energy Holdings. The debt was refinanced in June 1999 for a term of one year. An interest rate swap was entered into which effectively converts a portion of the floating rate obligation into a fixed rate obligation. The interest rate differential to be received or paid under the agreement is recorded over the life of the agreement as an adjustment to interest expense. See Note 8 in Notes to Consolidated Financial Statements.

      Foreign Operations

      In accordance with their growth strategies, Global and Resources have approximately $1.5 billion and $1.1 billion, respectively, of international investments as of March 31, 2000. These investments represented 59% of Energy Holdings' consolidated assets. Resources' international investments are primarily leveraged leases of assets located in the Netherlands, Germany, Australia and the United Kingdom with associated revenues denominated in United States Dollars and, therefore not subject to foreign currency risk.

      Global's international investments are primarily in projects that currently, or upon completion will, distribute or generate electricity in
Argentina,  Brazil,  Chile,  China,  India,  Italy,  Peru,  Poland,  Tunisia and
Venezuela. Investing in foreign countries involves certain risks. Economic conditions that result in higher comparative rates of inflation in foreign countries likely result in declining values in such countries' currencies. As currencies fluctuate against the United States Dollar, there is a corresponding change in Global's investment value in terms of the United States Dollar. Such change is reflected as an increase or decrease in comprehensive income, a separate component of stockholder's equity. Net foreign currency devaluations have reduced the reported amount of Global's total stockholder's equity by $172 million, $154 million of which was caused by the devaluation of the Brazilian Real, as of March 31, 2000. In January 1999, Brazil abandoned its managed devaluation strategy and allowed its currency, the Real, to float against other currencies. As of March 31, 2000 and, the Real had devalued approximately 31% against the United States Dollar since December 31, 1998, affecting the carrying value of Global's investment in a Brazilian distribution company. For additional information, see Note 16 in Notes to Consolidated Financial Statements.

      Higher comparative rates of inflation in foreign economies also means that borrowing costs in local currency will be higher than in the United States. When warranted, Global has financed certain foreign investments with United States Dollar denominated debt. While less costly to service in terms of United States Dollars, such debt is exposed to currency risk because a devaluation would cause repayment to be more expensive in local currency terms since more units of local currency would be required to repay the debt. United States Dollar denominated debt was incurred by Global in Argentina, Chile and Peru to finance the acquisition of interests in rate regulated distribution entities. These entities may be able to recover higher costs incurred as a result of a devaluation specifically through the terms of the concession agreement, or as a pass through of higher inflation costs in rates over time although no assurances can be given that this will occur. In evaluating its investment decisions, Global considers the social, economic, political and currency risks associated with each potential project and, if warranted, assumes a certain level of currency devaluation when making its investment decisions. In Argentina, the currency is pegged 1:1 with the United States Dollar, and a legislative act is required to de-couple the currency from the Dollar.

      Global had consolidated debt totaling $89 million and $90 million as of March 31, 2000 and December 31, 1999, respectively, that is non-recourse to Global and Energy Holdings associated with an investment in the Brazilian distribution company noted above. The debt is denominated in the Brazilian Real and is indexed to a basket of currencies, approximately 50% of which is the United States Dollar. As a result, Global is subject to foreign currency exchange rate risk which would result from exchange rate movements between the indexed foreign currencies and the United States Dollar. Exchange rate changes ultimately impact the debt level outstanding in the reporting currency and result in foreign currency gains or losses in accordance with generally accepted accounting principles (GAAP). Any related gains or (losses) resulting from such exchange rate movements are included in net income for the period, and amounted to a gain of $1.2 million, $3 million and a loss of $3 million for the three months ended March 31, 2000, and the years ended December 31, 1999 and 1998, respectively.

      Energy Holdings cannot predict foreign currency exchange rate movements and, therefore, cannot predict the impact of such movements on Energy Holdings' financial condition, results of operations and net cash flows.

Year 2000 Disclosure

      Many of Energy Holdings' systems, which include information technology applications, plant control and telecommunications infrastructure systems, were modified due to computer program limitations in recognizing dates beyond 1999. Energy Holdings has had a formal project in place since 1997 to address Year 2000 issues. All mission critical systems were ready before January 1, 2000. Energy Holdings' and its subsidiaries did not experience any major problems or Year 2000-related service interruptions as their systems rolled over from 1999 to 2000. Energy Holdings' and its subsidiaries expect most material Year 2000 compliance problems would have arisen on or shortly after January 1, 2000. To date, Energy Holdings' and its subsidiaries are not aware of any material Year 2000-related problems associated with their internal systems or software or with the software and systems of their vendors, distributors or suppliers. Although not expected by Energy Holdings and its subsidiaries, it is possible that Year 2000-related problems may arise.

      Energy Holdings has no outstanding litigation relating to Year 2000 issues. The likelihood of future Year 2000 related liabilities cannot be determined at this time.

      Energy Holdings estimates the total cost related to Year 2000 readiness will approximate $5.3 million, to be incurred through 2001, of which $150,000 was incurred in 1997, $1.1 million was incurred in 1998 and approximately $3.7 million was incurred in 1999. A portion of these costs is not likely to be incremental to Energy Holdings, but rather, represents a redeployment of existing personnel/resources and its share of partnership assets. Energy Holdings' and its subsidiaries expect that expenses related to remediating any remaining noncompliant non-critical systems will not be material.

Environmental Matters

      Global has ownership interests in facilities, including operating power plants and distribution companies and power plants under construction or in development, in numerous countries. These include the United States (California, Hawaii, Maine, New Hampshire, New Jersey, Pennsylvania and Texas), Argentina, Brazil, Chile, China, India, Italy, Peru, Poland, Tunisia and Venezuela. These operations are subject to compliance with environmental laws and regulations by relevant authorities at each location, which may include air and water quality control, land use, disposal of wastes, aesthetics and other matters. In order to achieve compliance, expenditures may be needed for construction, continued operation or remediation of new and existing facilities and sites. As Global and Energy Technologies pursue new opportunities, they will be required to comply with applicable environmental laws and regulations.

      Global and Energy Technologies attempt to take such expenditures into consideration when considering an investment; however, there can be no assurance that environmental laws and regulations will not change. If environmental laws or regulations change in the future, there can be no assurance that Energy Holdings' financial condition, results of operations and net cash flows would not be materially and adversely affected. Energy Holdings is committed to operating its businesses cleanly, safely and reliably and strives to comply with all environmental laws, regulations, permits, and licenses. However, despite such efforts, there have been instances of non-compliance, although no such instance resulted in revocation of any permit or license or caused a materially adverse effect on Energy Holdings' financial condition, results of operations and net cash flows.

      We do not anticipate any material capital expenditures for environmental control facilities or in connection with compliance with federal, state or local environmental laws and regulations in 2000 or 2001 or in connection with the generation projects currently in construction or advanced development. We do not believe that compliance with federal, state and local environmental laws and regulations will have a material adverse effect on our financial condition, results of operations and net cash flows.

Accounting Issues

      For a discussion of significant accounting matters, see Notes 2 and 17 in Notes to Consolidated Financial Statements.

Impact of New Accounting Pronouncements

      For a discussion of the impact of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), see Note 17 in Notes to Consolidated Financial Statements.

                                    BUSINESS

ENERGY HOLDINGS

      We participate in three energy-related lines of business through our wholly-owned subsidiaries: Global, Resources and Energy Technologies. Together, these operating subsidiaries have more than 90 financial and operating investments. We seek to pursue investment opportunities in the rapidly changing global energy markets, with Global and Energy Technologies focusing on the operating segments of the electric and gas industries and Resources seeking to make financial investments in these industries.

      We have developed a portfolio of investments which supports long-term growth with near-term earnings. We balance risk, return, timing of cash flow and growth objectives in creating a complementary blend of investments. Resources' investments generate cash flow and earnings in the near term, while investments at Global and Energy Technologies generally have a longer time horizon prior to achieving expected cash flow and earnings. Also, Resources' passive lower-risk investments balance the higher risk associated with operating investments at Global and Energy Technologies.

      Our portfolio is diversified by number, type and geographic location of investments. As of March 31, 2000 and December 31, 1999, our assets were comprised of the following types of investments.

                                              March 31, 2000  December 31, 1999
                                              --------------  -----------------
     Leveraged Leases .......................        42%           43%
     Other Passive Financial Investments ....         7%            8%
     Domestic Generation Plants .............         4%            5%
     International Generation Plants ........         9%            7%
     International Distribution Facilities ..        26%           28%
     Energy Services ........................         3%            6%
     Other ..................................         9%            3%

      The characteristics of each of these investment types are described in more detail below.

      We are a direct, wholly-owned subsidiary of PSEG and an affiliate of Public Service Electric and Gas Company, a public utility operating in New Jersey, which is also a wholly-owned subsidiary of PSEG. As of March 31, 2000 and December 31, 1999, PSEG had approximately $1.4 billion of equity (including retained earnings of approximately $299 million and $276 million, respectively) invested in our company.

GLOBAL

Strategic Overview

      Global's goal is to develop, own and operate electric generation and distribution facilities in selected high-growth areas of the worldwide energy market. In carrying out its strategy, Global's assessment of potential opportunities includes a multi-faceted analysis of the resident country, potential partners and transaction economics. Global identifies target markets based on economic fundamentals, including expected growth of electricity consumption, evaluation of the social, political and regulatory climate, and the opportunities for participation by private power developers. Following the identification of target market prospects, Global evaluates the possibility of utilizing partners with local contacts and complementary expertise. Global will consider investments or projects in which it is the sole or a majority owner if justified by strategic considerations, anticipated returns and other factors. Global then focuses on projects which meet or exceed its specified risk-adjusted rate of return and which present potential synergies with existing projects or anticipated future investments. As a result of the implementation of this analytical approach, Global has developed or acquired interests in electric generation and/or distribution facilities in the United States, Argentina, Brazil, Chile, Peru, Venezuela and China. In addition, projects are in construction or advanced development in the United States, Argentina, Venezuela, India, Tunisia, China, Italy and Poland.

Business Description

      Global, formed in 1984 as an independent power producer and developer of qualifying facilities (QFs) under the Public Utility Regulatory Policies Act of 1978 (PURPA), now develops, acquires, owns and operates electric generation and distribution facilities and is engaged in power production and distribution, including wholesale and retail sales of electricity, in selected domestic and international markets.

      Deregulation and privatization of energy markets, as well as growth in electricity demand throughout the world, have provided the opportunity for Global to expand the scope of its operations. Global has concentrated its development activities on markets in which it believes most of the new worldwide electric generating capacity will be installed in the next five years: China, India, the Middle East, Latin America and selected regions in the United States and Europe. Global has established a presence in these high growth markets in order to access and better evaluate potential investment opportunities.

      Global has ownership interests in 19 operating generation projects totaling 2,026 MW (544 MW net) and 17 projects totaling 4,808 MW (2,245 MW net) in construction or advanced development. Of Global's generation projects in operation, construction or advanced development, 1,294 MW net or 46% are located in the United States. Global is actively involved, through its joint ventures, in managing the operations of eight operating generation projects and will be actively involved in managing the operations of five of the projects in construction or advanced development. Global owns interests in six distribution companies providing electricity to over 2.7 million customers in Argentina, Brazil, Chile and Peru. Global is actively involved in managing the operations of these distribution companies in accordance with shareholder agreements and/or operating contracts. As of March 31, 2000 and December 31, 1999, Global had assets of approximately $1.8 billion and $1.7 billion, respectively.

      Global focuses on multiple project acquisitions or development in a particular geographic area in order to minimize development and operating costs and maximize the value of existing and planned investments. By investing in both generation and distribution facilities, Global seeks to balance revenue and cost volatility associated with generation plants with the stability of rate-regulated revenues from distribution facilities. Global will seek opportunities to divest assets which are no longer strategically important or do not achieve profitability objectives.

Generation

      When assessing generation development and acquisition opportunities, Global identifies regions that demonstrate a need for energy infrastructure and prospects for incremental growth that Global believes will withstand potential short-term economic turbulence. Global expects that much of its new generation investment will be in international markets due to the current and anticipated growth in required electric generating capacity in the regions in which it maintains a presence.

      Global seeks to minimize risk in the development and operation of its projects by selecting partners with complementary skills, structuring long-term power purchase contracts, arranging financing prior to the commencement of construction and contracting for adequate fuel supply. Historically, Global's operating affiliates have entered into long-term power purchase contracts, selling the electricity produced for the majority of the project life.

      Fuel supply arrangements are designed to balance long-term supply needs with price considerations. Global's project affiliates utilize long-term contracts and spot market purchases. Global believes that there are adequate fuel supplies for the anticipated needs of its generating projects. Global also believes that transmission access and capacity are sufficient at this time for its generation projects.

      It is Global's policy to limit its financial exposure to each project and to mitigate development and operating risk, including fuel and foreign currency exposure, through contracts. In addition, the project loan agreements are structured on a non-recourse basis. Further, Global structures project financing so that a default under one project's loan agreement will have no effect on the loan agreements of other projects or the debt of Energy Holdings.

                              GENERATION FACILITIES

                                                                                               Global's
                                                                                              Net Equity
                                                                                  Global's    Interest in
                                                                        Total     Ownership      Total
                                    Location        Primary Fuel         MW       Interest        MW
                                    --------        ------------        -----     ---------   -----------
Operating Power Plants
United States
Eagle Point .......................    NJ        Natural gas              225         50%         113
Kalaeloa ..........................    HI        Oil                      180         50%          90
GWF
     Bay Area I ...................    CA        Petroleum coke            21         50%          10
     Bay Area II ..................    CA        Petroleum coke            21         50%          10
     Bay Area III .................    CA        Petroleum coke            21         50%          10
     Bay Area IV ..................    CA        Petroleum coke            21         50%          10
     Bay Area V ...................    CA        Petroleum coke            21         50%          10
Hanford ...........................    CA        Petroleum coke            27         50%          14
Tracy .............................    CA        Biomass                   21         35%           7
Bridgewater .......................    NH        Biomass                   16         40%           7
SEGS III ..........................    CA        Solar                     30          9%           3
Kennebec ..........................    ME        Hydro                     15         16%           2
Conemaugh .........................    PA        Hydro                     15         50%           8
                                                                        -----                    ----
     Total United States                                                  634                     294

International
CTSN .............................. Argentina    Coal/Natural gas/Oil     650         19%         124
MPC
     Jingyuan - Units 5 and 6 .....   China      Coal                     600         15%          90
     Jinqiao (Thermal Energy) .....   China      Coal/Oil                 N/A         30%         N/A
     Tongzhou .....................   China      Coal                      30         40%          12
     Zuojiang - Units 1, 2 and 3 ..   China      Hydro                     72         30%          21
TGM ............................... Venezuela   Natural gas                40          9%           3
                                                                        -----                    ----
     Total International                                                1,392                     250
                                                                        -----                    ----
     Total Operating Power Plants                                       2,026                     544
                                                                        -----                    ----

                                                                                                       In Service
                                                                                                          Date
                                                                                                       ----------
Power Plants in Construction or Advanced Development
Turboven
     Maracay ...................... Venezuela    Natural gas               60         50%          30       2000
     Cagua ........................ Venezuela    Natural gas               60         50%          30       2000
     Valencia ..................... Venezuela    Natural gas               80         50%          40       2001
MPC
     Shanghai BFG .................   China      Blast furnace gas         50         16%           8       2000
     Fushi ........................   China      Hydro                     54         35%          19       2000
     Nantong ......................   China      Coal                      24         46%          11       2000
Texas Independent Energy, L.P.
     Guadalupe ....................   Texas      Natural gas            1,000         50%         500       2000
     Odessa .......................   Texas      Natural gas            1,000         50%         500       2001
Prisma 2000
     Crotone ......................   Italy      Biomass                   20         70%          14       2001
     Bando ........................   Italy      Biomass                   20         70%          14       2001
     Strongoli ....................   Italy      Biomass                   40         70%          28       2002
     Porto Empedocle ..............   Italy      Biomass                   24         70%          17       2002
Parana ............................ Argentina    Natural gas              830         33%         274       2001
Rades .............................  Tunisia     Natural gas              471         35%         165       2001
PPN ...............................   India      Naptha/Natural gas       330         20%          66       2001
Tri-Sakthi ........................   India      Coal                     525         63%         331       2003
Chorzow ...........................  Poland      Coal                     220         90%         198       2003
                                                                        -----                   -----
     Total Construction or Advanced Development                         4,808                   2,245
                                                                        -----                   -----
     TOTAL Generation Facilities                                        6,834                   2,789
                                                                        =====                   =====

Domestic Generation in Operation

      All of Global's domestic operating generation facilities were developed as QFs under PURPA and have power purchase contracts for their output with the local utility companies. As a result of QF requirements, Global is limited to 50% ownership or less of these facilities.

      Eagle Point

      The Eagle Point Power Plant is a 225 MW gas-fired combined-cycle facility located in West Deptford, New Jersey. Approximately 90% of the electricity generated by the Eagle Point Power Plant is sold to Public Service Electric and Gas Company under a 25-year power purchase contract terminating in May 2016. The balance of the electricity generated is sold to Coastal Eagle Point Oil Company along with approximately 575,000 lbs./hr of steam under a 20-year contract terminating in May 2011. Global and its partner, ANR Venture Eagle Point Company, a subsidiary of The Coastal Corporation, each own 50% of the facility. The plant has been in commercial operation since May 1991. In 1999, the Eagle Point Power Plant generated approximately 1,779 gigawatt hours (GWH) of electric energy and approximately $131 million of gross revenue. The plant availability factor for 1999 was 98%.

      Kalaeloa

      The Kalaeloa Power Plant is a 180 MW oil-fired cogeneration plant located at Barbers Point, Oahu, Hawaii, which began operating in April 1990. Global purchased a 49% limited partnership interest in the facility in 1997 and a 1% general partnership interest in April 2000. Global's partner is Harbert Power. All of the electricity generated by the Kalaeloa Power Plant is sold to Hawaiian Electric Company under a 25-year power purchase contract terminating in May 2016. Under a steam purchase and sale agreement expiring in May 2016, the Kalaeloa Power Plant will supply approximately 121,000 lbs./hr. of steam to Hawaiian Independent Refinery, Inc. In 1999, the plant generated approximately 1,350 GWH of electric energy for sale to Hawaiian Electric Company and approximately $91 million of gross revenue. The plant availability factor in 1999 was 93%.

      GWF and Hanford


      Global and Harbert Power each own 50% of GWF, which owns and operates five petroleum coke-fired power plants totaling 102.5 MW in the San Francisco Bay area in California. Power purchase contracts for the plants' net output are in place with Pacific Gas and Electric Company ending in 2020 and 2021. In 1999, the plants generated 647 GWH of electric energy for sale to Pacific Gas and Electric Company and approximately $112 million of gross revenue. The plants went into service between October 1989 and December 1990. The average availability factor of the five plants in 1999 was 82%.


      Global and Harbert Power each own 50% of Hanford, which owns and operates a 27 MW petroleum coke-fired facility in Hanford, California. A power purchase contract for the plant's net output is in place with Pacific Gas and Electric Company through 2011. In 1999, the Hanford plant generated 160 GWH of electric energy for sale to Pacific Gas and Electric Company and steam which was sold to Pirelli-Armstrong Tire Corp. pursuant to a 20-year contract expiring in 2010. The Hanford plant generated approximately $30 million of gross revenue in 1999 and had an availability factor of 81%.

      Power from the California facilities is sold pursuant to Pacific Gas and Electric's Standard Long-Term Energy and Capacity Power Purchase Agreements
(SO4). Power has been sold at fixed rates for energy and capacity. Beginning in 2000, energy prices under such contracts will be reduced from the current fixed rates to short-run avoided costs energy prices approved by the California Public Utilities Commission. As a result, Global's revenues from its investments in California are expected to decrease. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview and Future Outlook".

      Other minority investments held by Global in five domestic generation facilities totaled 27 MW net and generated less than 5% of Global's total gross revenues in 1999.

International Generation in Operation

      Global owns interests in operating generation facilities in Argentina, China and Venezuela. Over the next five years, Global anticipates pursuing additional opportunities resulting from its presence in these countries, as warranted by local market considerations.

   Argentina

      CTSN

      Central Termica San Nicolas (CTSN) is a 650 MW electric generation facility located near the city of San Nicolas, Argentina that is 19% owned by Global and 69% by The AES Corporation, with the remaining 12% owned by CTSN's employees. CTSN was acquired in 1993 in conjunction with the initial Argentine privatization process, and is the third largest thermal power plant in Argentina, consisting of one 350 MW and four 75 MW steam turbines. CTSN, as the only multi-fuel generation facility in Argentina, is capable of operating on natural gas, oil or coal. At the time of privatization, CTSN's availability was below 45%. The plant availability factor in 1999 was 66%.

      The facility sells its output through a combination of spot market sales, contracts with distributors and contracts with a wide variety of large or medium sized industrial users. Approximately half of the output is sold pursuant to power purchase contracts that expire in 2001. Upon expiration of its power purchase contracts, Global expects that CTSN's output will be sold into the merchant market. Although CTSN is an older facility and will face substantial competition from more efficient plants, the facility has direct access by vessel to its own port, rail and motorway, and is located in Argentina's industrial belt on the Parana River. It is also situated near the Argentine natural gas transportation system and is connected to the regional transmission lines which provide access to the wholesale electricity market. In 1999, CTSN generated 2,241 GWH of electric energy. Experience gained through this investment led to Global's subsequent investments in Argentine electric distribution systems and the development of a new power plant adjacent to CTSN, as described below. See "-- Power Plants in Construction or Advanced Development -- Argentina -- Parana" and "--Distribution -- Argentina -- EDEN, EDES, EDELAP".

   China

      Global's activities in China are exclusively conducted through Meiya Power Company Limited (MPC), a joint venture with the Asian Infrastructure Fund (AIF) and Hydro Quebec International (HQI). Global owns 50% of MPC, while AIF and HQI own 30% and 20%, respectively. AIF is a private equity fund whose sponsors and investors include Frank Russell Company, International Finance Corporation, Asian Development Bank and Asian Infrastructure Development Fund.

      As the result of its existing investments in China, MPC has established relationships and partnerships with local authorities. Its focus has been on investment opportunities in eastern China, where power demand is high and cogeneration opportunities exist, central China, where heavy industry is located and there are abundant supplies of coal, and northwest China, where power shortages prevail and central government policy continues to support growth in designated areas. MPC's strategy is to identify projects that are consistent with central government policies, to pursue negotiated investment opportunities rather than competitive bid situations and to seek projects with demonstrated expansion possibilities.

      MPC is focused on developing, acquiring, owning and operating electric generation facilities in China and Taiwan. MPC seeks to structure long-term power purchase contracts with its customers and to incorporate take-or-pay and minimum take provisions to support debt service and a specified equity return. Pricing terms for energy from its facilities generally include a base price and indexed adjustments to compensate for changes in inflation, foreign currency exchange rates up to the minimum equity return and laws affecting taxes, fees and required reserves. MPC's projects, either under construction or in operation, have obtained all required approvals to enable issuance of a business license in their respective localities. As legal business entities, these projects generally have access to foreign currency swap markets.

      Jingyuan

      MPC, through a wholly-owned subsidiary, owns a 30% interest in Jingyuan Units 5 and 6, two 300 MW mine-mouth coal-fired power plants located in Gansu Province, China. The plants are 50% owned by the State Development Investment Corporation, 15% by the Gansu Electric Power Construction Investment and Development Co. and 5% by the Gansu Electric Power Company (GEPC), which is the operator. GEPC has a take-or-pay power purchase contract for 22 years, ending in 2017. The power purchase contract provides for a minimum take of 5,500 hours, supporting the debt service and a specified equity return. The contract provides incentives for power taken above the minimum level. The minimum level was not met in 1998 and 1999. Payment terms are being discussed between MPC and GEPC. In addition, MPC is seeking final tariff approval for 1999 from the Provincial Government. EnergyHoldings believes the impact of these matters will not have a material adverse effect on it. The power contract provides for a pass through of foreign currency debt service payments. Foreign currency protection of the equity return resulting from the minimum take is covered under a separate agreement with MPC's partner, the Gansu Electric Power Construction Investment and Development Co. Equity return beyond the minimum take is exposed to foreign currency fluctuations. MPC's investment consists of direct equity and shareholder loans to the Jingyuan project. The shareholder loans were provided in part by a non-recourse loan from international banks to a wholly-owned subsidiary of MPC. This non-recourse loan totaled approximately $50 million and will mature in 2006. The balance of the project debt was provided in local currency by Chinese banks. The Jingyuan units have been in commercial operation since October 1996 and October 1997, respectively. In 1999, the Jingyuan units generated 2,637 GWH of electric energy and had an availability factor of 92%.

      Jinqiao

      MPC is a partner in the Meiya Jinqiao Energy Project, a thermal distribution system located in Shanghai, China. Jinqiao is owned 60% by MPC and 40% by the Shanghai Jinqiao Heat Power Corporation. Fuel is supplied by Shanghai General Fuel Corporation, which has a 60% ownership interest in Shanghai Jingiao Heat Power Corporation. The plant's output is sold under approximately 60 steam purchase agreements in place with commercial tenants of the Jinqiao Export Processing Zone. Most of the tenants are foreign multinationals and large Chinese firms. Approximately 25% of the contracted capacity is sold to General Motors and NEC Electronics pursuant to contracts that expire in 2025. Financing for the project was provided by local banks. MPC is evaluating the possibility of constructing a cogeneration facility within the Zone.

      Tongzhou

      MPC owns 80% of the Tongzhou facility, which is a 30 MW coal-fired cogeneration plant consisting of two 15 MW units located at Tongzhou in Jiangsu Province, China. MPC's 20% partner is the Tongzhou Municipal Government through Jiangsu Tongzhou Co-Generation Plant, a company established to hold its interest in the project. The two units began operating in July and August 1999. The plant is located within the Tongzhou Development Zone on the outskirts of the city. Based on a governmental restructuring of the electric power distribution system in Jiangsu Province, responsibility for electric sales and distribution has been removed from the municipal authority with whom MPC had originally entered into a 25 year take-or-pay power purchase agreement. Electric output is now sold to the Jiangsu Provincial Power Bureau, which has assumed responsibility for electric sales and distribution, on a merchant basis at prices established by the Jiangsu Provincial Pricing Bureau. Steam is sold directly to customers and fuel is purchased on the spot market. As a result, MPC and its partners have recently reached an agreement on a restructuring of the partnership agreement and MPC will receive 100% of the partnership cash distributions. Energy Holdings believes that the restructuring will not have a material adverse effect on it.

      Zuojiang

      MPC owns 60% of the Zuojiang facility, which is a 72 MW run-of-the-river hydroelectric station comprised of three 24 MW units located near Nanning, the capital of Guangxi Province in Southwest China. All three units have been completed and are currently in operation. MPC's investment, through a combination of equity and shareholder loans, is expected to total approximately $39 million. MPC's 40% partner is Nanning Regional Power Company, the original developer of the project and a state enterprise owned by the Nanning government. The joint venture will build, own, operate and eventually transfer the facility to its partner, Nanning Regional Power Company. Power from the facility will be sold to the Guangxi Electric Power Bureau pursuant to a 23-year power purchase contract that commits the Guangxi Electric Power Bureau to take-or-pay for an annual minimum amount of power that is equal to approximately 80% of the total average annual electricity expected to be produced by the facility. The price of power will be comprised of a base price and formula adjustments to compensate for changes in inflation and laws regarding taxes, fees and required reserves. In addition, approximately 50% of the tariff is indexed to United States Dollars.

   Venezuela

      TGM

      Global, in partnership with Corporacion Industrial de Energia (CIE), owns Turbogeneradores de Maracay (TGM), a 40 MW natural gas-fired plant in Venezuela. TGM sells all of the energy produced under contract to Manufacturas del Papel (MANPA), a paper manufacturing concern located in Maracay. MANPA and CIE have common controlling shareholders. Through its 9% ownership interest in TGM, which has been held since 1995, and its relationship with CIE and MANPA, Global has obtained an understanding of the power requirements of potential customers in the north-central industrial region of Venezuela and the supply dynamics of the existing system. This has created additional opportunities to develop new generating projects and provide electricity to industrial customers in
Venezuela. See "-- Power Plants in Construction or Advanced Development -- Venezuela -- Turboven".

   Other

      Global currently holds a minority interest in a project development company located in the Philippines. The total investment in this company represented less than 1% of Global's assets as of December 31, 1999. As part of a comprehensive review of existing assets and development activities, Global's management has decided that it will not commit additional resources to its investment in the Philippines and will focus its current Asian development activities in China. For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Global".

Power Plants in Construction or Advanced Development

      Global has seventeen projects in construction or advanced development totaling 4,808 MW (2,245 MW net) located in Venezuela, China, the United States, Argentina, India, Italy, Poland and Tunisia. Global seeks to obtain power purchase contracts for the output of its plants. Global has obtained long-term power purchase contracts for the output of its plants in China, India, Italy, Poland, Tunisia and Venezuela. Conditions in certain markets, including the United States, dictate that Global's generation projects will be merchant facilities that sell their output under short-term contracts or into the open market. Global's assessment of investments in merchant generation facilities is based on an underlying analysis of the wholesale power market in the relevant geographic area. This analysis includes models which simulate the market and the dispatch order of existing and planned power facilities. These models form the basis for the economic evaluation of projects and their expected performance.

   Venezuela

      Turboven

      In April 1999, Global and CIE, its partner in the TGM facility, announced plans to construct and operate up to three gas-fired simple cycle electric generation facilities with total installed capacity of up to 200 MW and associated distribution systems to serve industrial customers in Maracay (60 MW), Cagua (60 MW) and Valencia (80 MW), Venezuela. The facilities will be owned and operated by Turboven, an entity which is jointly owned by Global and CIE. The facilities will utilize 10 refurbished General Electric turbines and local fuel. Through its previous investment in Venezuela, Global determined that industrial users were dissatisfied with the quality of service from the existing power grid. To date, power purchase contracts have been entered into for the sale of approximately 50% of the output of the first two plants, Maracay and Cagua, to various industrial customers, approximately 33% of whom are subsidiaries or affiliates of multinational companies. The power purchase contracts are structured to provide energy only with minimum take provisions. Fuel costs will be passed through directly to customers and the energy tariffs will be calculated in United States Dollars and paid in local currency. Construction of the first two facilities is essentially completed. Global and its partner will secure power contracts with additional customers before proceeding with construction of the third facility which is currently scheduled to be completed in late 2001. Global's investment for all three units is not expected to exceed approximately $70 million.


     On May 24, 2000, CA de Administracion y Fomento Electrico (CADAFE), a Venezuelan state-owned electricity company, a subsidiary of CADAFE and Turboven entered into an agreement to coordinate the operations and maintenance of their respective installations. Litigation had been instituted against Turboven by CADAFE's subsidiary that alleged that Turboven's operation of the Cagua plant interfered with its installations and that Turboven did not meet certain Venezuelan legal requirements. On February 4, 2000, the Superior Court in Maracay, Venezuela issued an injunction prohibiting the start-up of the Cagua plant. Global believes that Turboven has met all legal requirements for operation of Cagua. On May 17, 2000, the First Court for the Litigation of Administrative Matters of Venezuela issued an order lifting the injunction and rejecting the arguments of CADAFE's subsidiary. The period for appeal has expired. Any final decision preventing operation of Cagua would likely also have affected Turboven's ability to operate Maracay and its planned development of the Valencia project. Global's total indirect investment to date in the Cagua and Maracay facilities is approximately $43 million. The Maracay and Cagua facilities are currently in testing with commercial operation expected in June and July 2000, respectively.


   China

      MPC is a partner in several projects under construction in China. These projects described below are expected to require a total investment by Global of approximately $24 million.

      Shanghai BFG

      Shanghai BFG is a 50 MW blast furnace gas-fired facility located at the Shanghai No. 1 Iron and Steel Company (No. 1 Steel). MPC and Westcoast Energy Inc. each own 50% of Can Am Energy Holding LLC which in turn owns 65% of the facility. No. 1 Steel, which owns the remaining 35%, will provide blast furnace gas and heavy fuel oil to fuel the power plant and is expected to purchase all of the electricity generated pursuant to a 25-year power purchase contract. The power purchase contract requires No. 1 Steel to take or pay for the full plant output at an annual operating factor of approximately 80%. Pricing will be the same as or less than published retail grid prices for industrial customers with escalation clauses and protection against inflation. In addition, approximately 28% of the tariff is indexed to United States Dollars. The total cost of the facility is expected to be approximately $52 million with MPC's investment expected to be approximately $17 million. The facility is in the start up and testing phase and is expected to be operational in the second quarter of 2000. This project has received government support due to its favorable environmental impact stemming from the use of blast furnace gas as fuel.

      Nantong

      The Nantong project is located in Nantong Development zone located approximately 15 miles from MPC's Tongzhou project in Jiangsu. The facility consists of 3 x 75 T/H coal-fired boilers, 2 x 12 MW extracting turbine-generating units and a 4 kilometer steam pipeline network. The project has a power purchase contract and interconnection and dispatch agreement with the Jiangsu Power Company and will sell power to the Jiangsu power grid. Steam and soft water will be sold to industrial users in the Development Zone. Completion of both 12 MW units is scheduled for the third quarter of 2000.

      Fushi

      The Fushi Hydropower Project, currently under construction, is a 3 x 18 MW run-of-river, hydroelectric station located along the Rongjiang River in
Guangxi. MPC owns 70% of the project with the remaining 30% owned by Liuzhou Development, formed under two 23-year cooperative joint-ventures. MPC's investment, through a combination of equity and shareholder loans, is expected to total approximately $21 million. Power from the facility will be sold to the Guangxi Electric Power Bureau pursuant to a 23-year power purchase contract that commits the Guangxi Electric Power Bureau to take-or-pay for an annual minimum amount of power that is equal to approximately 80% of the total average annual electricity expected to be produced by the facility. The price of power will be comprised of a base price and formula adjustments to compensate for changes in inflation and laws regarding taxes, fees and required reserves. In addition, approximately 50% of the tariff is indexed to UnitedStates Dollars. Completion of the first 18 MW unit is scheduled for the second quarter of 2000 with the second and third units scheduled for completion later in the year.

   Italy

      Prisma 2000

      Global acquired 70% of Prisma 2000 in November 1999. Global's 30% partner is Societive Financiere Cremonese, a project development company. Prisma is an Italian power project development company with four biomass projects in construction or advanced development totaling 104 MW with commercial operation scheduled for 2001 and 2002. These projects' capacity will be sold to ENEL, the Italian Government owned electric company. Prisma is also actively pursuing other development opportunities in Italy. Global's investment is not expected to exceed $80 million over the next two years.

   United States

      Guadalupe

      In April 1999, Global and its partner, Panda Energy International, Inc., established Texas Independent Energy, L.P. (TIE), a 50/50 joint venture, to develop, construct, own, and operate electric generation facilities in Texas. The first TIE facility, a 1,000 MW gas-fired combined-cycle electric generation facility in Guadalupe County in south central Texas is currently under construction. The first 500 MW phase of this merchant plant is expected to be operational in late 2000. It is anticipated that approximately 50% of the plant's output will be sold into the Texas spot market and the remaining 50% will be sold under various bi-lateral power purchase and tolling agreements with terms of one to five years. Global believes that relatively low capital costs resulting from long standing equipment orders will provide the facility with a competitive advantage in selling its output into the Texas grid. Global believes that the Texas market provides particularly favorable merchant plant opportunities due to its low reserve margins and relative isolation. The total cost of this facility is estimated to be approximately $460 million. Global's investment, including loans and guarantees, is expected to be approximately $193 million. Construction began on the Guadalupe facility in August 1999. Global and Panda have announced plans to develop two additional projects in Texas under the TIE joint venture, including the Odessa facility discussed below.

      Odessa

      TIE is constructing a 1,000 MW gas-fired combined-cycle electric generation facility near Odessa, Texas. The first block of 500 MW is expected to be operational in June 2001. It is anticipated that approximately 50% of the output of the facility will be sold through various bi-lateral power purchase and tolling agreements with terms of one to five years. The balance of the output will be sold on a spot or short-term basis into the Texas market. The total cost of the facility is estimated to be approximately $528 million. Global's investment, including loans and guarantees, is expected to be approximately $190 million. Non-recourse project financing relative to the Odessa facility totaling $329 million was completed in February 2000.

   Argentina

      Parana

      In June 1999, Global and AES closed on the non-recourse project financing of the Parana facility, an 830 MW natural gas-fired combined-cycle electric generation facility to be constructed on land to be purchased from CTSN and adjacent to the CTSN facility in San Nicolas. Global has a 33% ownership share in AES Parana, S.A., the joint venture entity that is constructing and will operate the Parana project. AES owns the remaining 67%. The Parana facility will utilize infrastructure and services provided under contract from CTSN and is expected to be completed in 2001 at a total cost of approximately $448 million. Global's equity investment in Parana, including contingencies, is expected to be approximately $86 million. Global expects that this facility's design technology, along with construction and operating efficiencies derived from the proximity to CTSN, will enable it to compete effectively. Parana has been designed to serve as a base load generator and will operate as a merchant plant selling into the wholesale power market.

   Tunisia

      Rades

      Global and its partners, Sithe Energies, Inc. and Marubeni Corporation, closed project financing for a 471 MW gas-fired combined-cycle electric generation facility in Rades, Tunisia, in August 1999. Global will own 35% of the facility, with Sithe and Marubeni each owning 32.5%. Sithe will be the operator. A 20-year power purchase contract has been entered into for the sale of 100% of the output to Societe Tunisienne d'Electricite et du Gaz, the national utility. The power purchase contract tariff consists of a fixed capacity charge to cover debt and equity return as well as fixed and variable charges to cover fuel, operations and maintenance costs. Each tariff component will be paid in local currency (dinars) and indexed to actual costs or a combination of United States Dollars and Euros. The facility is expected to be completed in the summer of 2001 at a total cost of approximately $261 million.
Global's equity investment is expected to be approximately $27 million, including contingencies.

   India

      PPN

      Global owns a 20% interest in PPN Power Generating Company Limited (PPN), which has a 330 MW gas-fired combined-cycle facility under construction in the State of Tamil Nadu, India. Global's partners include Marubeni, with a 26% interest, El Paso Energy Corporation, with a 26% interest and the Reddy Group, with a 28% interest. Upon completion, scheduled for January 2001, Global will be the operator. A take-or-pay power purchase contract has been entered into for the sale of 100% of the output to the State Electricity Board of Tamil Nadu for 30 years. The contract is supported by letters of credit, a State guarantee and an escrow arrangement. Foreign currency exposure has been minimized by utilizing local currency (rupee) financing and providing for devaluation protection, up to a base return, in the power purchase contract. The total project cost is estimated to be approximately $328 million. Global's equity investment, including contingencies, is not expected to exceed $32 million.

      Tri-Sakthi

      In May 1999, Global acquired an interest in Tri-Sakthi Energy Private Limited, a company which is developing and will own a 525 MW coal-fired electric generation facility to be constructed in Ennore, Tamil Nadu, India. Upon scheduled completion in 2003, Global will be the operator of the plant. Global's partner is Pembinaan Redzai Bhd Sdn (PR Group) of Malaysia. A take-or-pay power purchase contract has been entered into for the sale of 100% of the output to the State Electricity Board of Tamil Nadu for 30 years. The contract is supported by letters of credit, an escrow arrangement and a State guarantee. The total project cost is approximately $630 million. Project financing negotiations are underway with local Indian institutions and international banks. Foreign currency exposure will be minimized by utilizing rupee financing and as a result of devaluation protection, up to a base return, in the power purchase contract. The cost of fuel is a pass through to the State Electricity Board. Global plans to close financing for this project and commence construction in the fourth quarter of 2000. Global's equity investment, including contingencies, for its 63% interest is expected to be approximately $180 million.

   Poland

      Chorzow

      In November 1999, Global announced that, through its majority shareholding in Elektrocieplownia Chorzow ELCHO Sp zo.o (ELCHO), it plans to construct a combined heat and power plant in Poland. The capacity of the facility which will be located in Chorzow, near Katowice in upper Silesia, is planned to be 220 MW (electrical) and 500 MW (thermal). Global will hold a 90% interest in ELCHO with the balance held by local Polish companies. Total project cost is estimated at $320 million with Global's investment totaling approximately $94 million. The plant has a targeted commercial operation date in early 2003. Polskie Sieci Elektroenergetyczne SA, the Polish power grid company, has entered into a 20 year power purchase agreement with ELCHO for 100% of the electrical output. All of the thermal energy will be sold to Przedsiebiorstwo Energetyki Cieplnej, the district heating company serving the city of Katowice and its surrounding communities, for a term of 20 years.

Distribution

      Global has expanded its business to include electric distribution where it can be linked to existing or prospective generation opportunities. Since 1997, Global has invested in six distribution companies which serve approximately 2.7 million customers and a population of 10 million in Argentina, Brazil, Chile and Peru. Investments in these rate-regulated distribution companies represented 28% of Energy Holdings' assets, or $1.2 billion, as of December 31, 1999. Global is actively involved in managing the operations of these distribution companies in accordance with shareholder agreements and/or operating contracts.

      Global's  analysis  of  distribution  investments  is based on an in-depth assessment of the regulatory environment, expected growth in the service area and related generation opportunities. Global's experience in the technical and operating aspects of electric distribution systems enables it to identify and correct operational deficiencies and thereby enhance efficiency and profitability. Global's approach to management of its distribution investments is to appoint a transition team, which includes its own experts and local representatives, with appropriate experience to assess operational activities and implement improvements as required. The team then recruits local managers to assume operational responsibility ultimately. When required, Global has contracted with its affiliate, Public Service Electric and Gas Company, to assist in investment evaluation and project assessment and provide facility management and operation services.

                             DISTRIBUTION OPERATIONS

                                                Number of          Global's
                                  Location      Customers     Ownership Interest

                                  --------     ----------      ----------------
EDEN .........................    Argentina       270,000              30%
EDES .........................    Argentina       130,000              30%
EDELAP .......................    Argentina       290,000              30%
Rio Grande Energia ...........     Brazil         940,000              31%
Chilquinta Energia ...........      Chile         410,000              50%
Luz del Sur ..................      Peru          690,000              43%
                                                 --------
      Total ..................                  2,730,000
                                                =========

   Argentina

      EDEN, EDES and EDELAP

      In 1997, Global and its partner, AES, acquired Empresa Distribuidora de Energia Norte S.A. (EDEN) and Empresa Distribuidora de Energia Sur S.A. (EDES) which distribute electricity to areas within the Province of Buenos Aires. Global has a 30% ownership interest in each of EDEN and EDES. EDEN and EDES each have a 95-year exclusive territorial franchise concession and collectively serve a total of approximately 400,000 customers. In 1998, Global purchased from AES a 30% interest in Empresa Distribuidora La Plata S.A. (EDELAP) which distributes electricity predominantly in the provincial capital, La Plata. EDELAP has a 95-year exclusive territorial franchise concession, granted in 1992, and serves a total of approximately 290,000 customers. EDEN, EDES and EDELAP purchase electric power from the spot market and pursuant to contracts with CTSN, which is partially owned by Global and AES. The CTSN power purchase contracts expire in May 2001.

      Pursuant to contracts and operating practices, Global has significant operating responsibilities with respect to these three distribution systems. Shareholder agreements specify corporate governance, voting rights and key financial elements. Global has veto power over major decisions including, among other things, material contracts, indebtedness, bankruptcy, sale of assets, operating and capital budgets and dividend policy. In order to satisfy the requirements of the EDEN and EDES privatization process with respect to experience managing distribution systems, Global was identified as the named operator.

      In its first year of ownership, the following technical improvements were achieved at EDEN and EDES: outage duration decreased 2%; outage frequency decreased 43%; line losses were reduced from 15% to 13%; and staff was reduced from 2,000 to 1,206. The costs associated with achieving these improvements were funded by internally generated cash flow and did not require any additional investment by Global. With regard to EDELAP, many of the operational improvements expected in privatization had already been achieved by the previous owners. Global and AES have combined certain EDELAP operations with the nearby EDEN and EDES distribution systems operations to provide opportunities for cost savings and efficiencies.

      EDELAP's tariffs are regulated by the national agency, Ente Nacional Regulador de la Electricidad, while EDEN and EDES are regulated by the provincial authority, Ente Provincial Regulador de la Electricidad. Each privatized system was granted rate certainty for the ten year period following privatization, which occurred in 1997 in the case of EDEN and EDES and 1992 in the case of EDELAP. Although regulated by different authorities, ratemaking principles adopted under Argentine national law and provincial law are similar and can be characterized as "price-cap with periodic review" methodology, a type of incentive regulation which allows regulated companies to retain a portion of the economic benefits arising from efficiency gains. As a general matter, the tariff is intended to allow distribution companies to recover the cost of electricity and to earn a margin for distribution services. Large industrial users may purchase electricity from distributors or directly from generators with the local distributor collecting a toll. Any loss of such customers is not expected to have a material impact on the profitability of the distribution system.

      Rate cases are held every five years with periodic adjustments as follows: changes in the United States Producer Price Index (PPI) and Consumer Price Index
(CPI) -- every 12 months; changes in cost of electricity -- every six months; and efficiency factor -- 1% annual reduction in margin starting January 31, 2002. The tariffs are denominated in United States Dollars and converted to Argentine pesos when billed to customers.

      Semi-annually, the quality of service of each distribution system is measured against established standards and penalties may be imposed and paid to compensate customers if such standards are not achieved. Global intends to implement capital improvement budgets which will attempt to meet quality of service standards. Failure to meet required standards would result in penalties which are not expected to have a material impact on the distribution system, although no assurances can be given.

      With the combined EDEN, EDES and EDELAP systems, Global, along with its partner AES, is the third largest power distributor in Argentina. Global's electric distribution facilities in Argentina now provide over 6,200 GWH per annum to a population of nearly two million within the Province of Buenos Aires.

   Brazil

      Rio Grande Energia

      Together with VBC Energia, a consortium of Brazilian companies formed to invest in electric privatization, and Previ, the largest pension fund in Brazil, Global acquired Rio Grande Energia (RGE), a Brazilian distribution company privatized in 1997. Global's ownership interest in RGE is approximately 31%. Due to Global's distribution experience, it was designated as and remains the named operator for the system in order to satisfy requirements of the privatization process. A shareholder's agreement establishes corporate governance, voting rights and key financial provisions. Global has veto rights over certain actions, including approval of the annual budget and financing plan, executive officers, significant investments or acquisitions, sale or encumbrance of assets, establishment of guarantees, amendment of the concession agreement and dividend policies. Day-to-day operations are the responsibility of RGE, subject to partnership oversight.

      RGE serves approximately 940,000 customers in the state of Rio Grande do Sul in Southern Brazil and operates under a 30-year non-exclusive territorial concession agreement ending in 2027. The concession is non-exclusive in that the distribution system must provide large consumers the right to choose another provider of energy or to self-generate. Global does not believe this represents a substantial threat to the profitability of the distribution system in Brazil since the tariff structure provides the distribution system the opportunity to recover all costs associated with distribution service plus a return. RGE secures its energy supply through contractual agreements expiring between 2007 and 2020. RGE also purchases 20% of its requirements through 2013 under the terms of contracts which are denominated in United States Dollars.

      Since the acquisition in 1997, RGE has achieved the following technical improvements: outage duration has been reduced by 45% and frequency of interruption has dropped by 39%; line losses were reduced from 15% to 9%, while during the same time period costs were lowered by reducing staff from 2,092 to 1,470 employees.

      RGE is  regulated by Agencia  Nacional de Energia  Eletrica  (ANEEL),  the
national regulatory authority. ANEEL's functions include granting and supervising electric utility concessions, approving electricity tariffs, issuing regulations and auditing distribution systems' performance. The rate setting process for Brazilian distribution companies has two components, an annual adjustment for which RGE applies every April and is embedded in the concession contract, and a rate revision which will be calculated for RGE in 2003 and every subsequent fifth year anniversary.

      The annual adjustment is designed to permit the distribution system to recover inflationary cost increases as well as to pass through to consumers increases in energy purchase costs, subject to timing differences. The rate calculation formula also includes an "X" factor which permits ANEEL to adjust for productivity. ANEEL has set the "X" factor at zero for the first five-year period.

      RGE has filed for and been granted three annual adjustments per the specified formula. In 1998, RGE received a 4% increase, in April 1999, RGE received a 10.9% increase, and in April 2000, RGE received a 9.5% increase based on its annual review. RGE was also granted a special adjustment of 2.6% in May 1999 to account for increased costs related to United States Dollar denominated energy supply contracts during the January to April 1999 time period prior to the annual review. This special adjustment was granted as a result of the devaluation of the Brazilian Real. In April 2000, this special adjustment was continued in the amount of 1.9%.

      The second component of the rate setting process is the tariff review conducted every five years by ANEEL. The tariff setting considers changes in the structure of costs and in the market of the distribution system, the tariffs charged by similar companies and efficiency factors. RGE's first rate review is scheduled to be performed in 2003. During this rate revision, ANEEL can revise the "X" factor which would be in place for the following five year period.

      ANEEL also monitors service quality by auditing duration and frequency of outages as well as several other performance measures. Global intends to implement capital improvement budgets which will attempt to meet quality of service standards. Failure to meet required standards would result in penalties which are not expected to have a material negative impact on the distribution system, although no assurances can be given.

   Chile and Peru

      Chilquinta Energia

      In June 1999, Global together with its partner, Sempra, jointly acquired 90.23% of the shares of Chilquinta Energia, S.A. (Chilquinta), an energy distribution company with numerous energy holdings, based in Valparaiso, Chile. In January 2000, Global and Sempra jointly acquired an additional 9.75%, increasing their total share holding to 99.98% of the company. Funding for the purchase of the incremental shares was provided at the time of the initial investment. Chilquinta provides growth opportunities and enhances Global's market position in the region by adding electric and gas distribution facilities in Chile. Gas distribution is provided through Energas, a start-up company that provides service to more than 18,000 natural gas customers in Chile as of December 1999. The Chilquinta acquisition also included a 37% interest in Luz del Sur which owns electric distribution facilities in Peru. Simultaneous with the closing of this acquisition, Global and its partner sold Chilquinta's 32% interest in Central Puerto, S.A., an Argentine thermal electric generator. In September 1999, Global and Sempra closed on a tender offer for outstanding publicly traded shares of Luz del Sur. The number of shares tendered constitutes 22.5% of the shares of Luz del Sur. The tender was offered exclusively in Peru. Global and Sempra also purchased an additional 25% of Luz del Sur upon closing of the tender offer, which gives them approximately 85% control of Luz del Sur. Global's investment in connection with these transactions was approximately $108 million.

      As equal partners in the acquisition, Global and Sempra share in the management of Chilquinta, however, Sempra has assumed lead operational responsibilities in Chile, while Global has assumed lead operational responsibilities in Peru. The shareholders' agreement gives Global important veto rights over major partnership decisions including dividend policy, budget approvals, management appointments and indebtedness.

      Chilquinta sells approximately 4,500 GWH per year to approximately 410,000 customers in Chile. Chilquinta operates under a non-exclusive perpetual franchise within Chile's Region V which is located just north and west of Santiago. Global believes that direct competition for distribution customers would be uneconomic for potential competitors. Luz del Sur operates under an exclusive, perpetual franchise in the southern portion of the city of Lima and in an area just south of the city along the coast serving approximately 690,000 customers. Both Chilquinta and Luz del Sur purchase energy for distribution from generators in their respective markets on a contract basis.

      Distribution companies in Chile are subject to rate regulation by the Comision Nacional de Energia, a national governmental regulatory authority. The Chilean regulatory framework has been in existence since 1982, with rates set every four years based on a model company. The tariff which distribution companies charge to regulated customers consists of two components: the actual cost of energy purchased plus an additional amount to compensate for the value added in distribution (DVA tariff). The DVA tariff considers allowed losses incurred in the distribution of electricity, administrative costs of providing service to customers, costs of maintaining and operating the distribution systems, and an annual real return on investment of 8% to 14% based on the new replacement cost of distribution assets. Changes in electricity distribution companies' cost of energy are passed through to customers, with no impact on the distributors' margins (equal to the DVA tariff). Therefore, distributors, including Chilquinta, are not affected by changes in the generation sector which affect prices. The next setting of tariff levels based on the model company is scheduled to take place in November 2000. The DVA tariff index provides for monthly adjustments based on variations in certain economic indicators whenever the component costs increase by more than 3% over prior levels. This index provides inflation adjustments and indirect devaluation protection.

      Distribution companies in Peru are subject to rate regulation by the Comision de Tarifas Electricas, a national governmental regulatory authority. The Peruvian rate setting mechanism was established in 1992 and is similar to the Chilean system described above. Rates are set every four years. The next regularly scheduled rate setting for Luz del Sur will be in November 2001.

      In April 1999, Chile implemented service quality standards and penalties, however, specific regulations have not yet been published. Quality of service limits have been published in Peru in November 1999 and distribution companies will be subject to penalties if the standards are not met. Requirements in Chile and Peru are expected to be consistent with those established in Argentina and Brazil. Global intends to implement capital improvement budgets which will attempt to meet quality of service standards. Failure to meet required standards would result in penalties which are not expected to have a material impact on the distribution system, although no assurances can be given.

RESOURCES

Strategic Overview

      Resources focuses on providing energy infrastructure financing in developed countries. Resources invests in energy-related financial transactions and manages a diversified portfolio of investments, including leveraged leases, leveraged buyout funds, limited partnerships and marketable securities. Resources seeks to invest in transactions where its expertise and understanding of the inherent risks and operating characteristics of energy-related assets provide a competitive advantage. Resources currently expects to concentrate its future investment activity on energy-related financial transactions. Since it was established in 1985, Resources has grown its portfolio to include more than 60 separate investments.

      Worldwide deregulation of energy markets is creating new investment opportunities for Resources. As energy assets are privatized or sold, purchasers require significant amounts of acquisition capital. In addition to traditional bank and debt financing, leveraged leases provide purchasers with a source of funding for such acquisitions. Resources, as an experienced participant in the leveraged lease financing market for energy assets, is actively pursuing domestic and international opportunities to invest in these highly structured transactions.

      Recently, Resources has entered into leveraged lease transactions of electric generation plants and electric and gas distribution networks with utilities located in Western Europe. In addition, Resources acquired investments in lease transactions of utility assets in the United States nearing the end of their initial lease term. Resources has invested in 16 energy-related leases since 1997.

      As of March 31, 2000 and December 31, 1999, Resources had approximately $1.8 billion invested in leveraged lease transactions which represented approximately 83% and 84% of Resources' total assets of $2.2 billion and $2.1 billion, respectively. Leveraged leases of energy-related plant and equipment totaled approximately $1.4 billion and $1.3 billion or 75% and 73% of the lease portfolio and 62% and 61% of Resources' assets as of March 31, 2000 and December 31, 1999, respectively. The remainder of Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors including leveraged leases of aircraft, railcars and real estate, limited partnership interests in project finance transactions, and leveraged buyout and venture funds. Approximately 79% of the lease investments in Resources' portfolio are with lessees that have investment grade credit ratings.

Portfolio Segments

      The major components of Resources' investment portfolio as a percent of its total assets as of March 31, 2000 and December 31, 1999 were:

                                                     March 31,    December 31,
                                                        2000          1999
                                                      ---------   ------------
      Leveraged Lease Investments
        Energy-Related ...........................       62%         61%
        Real Estate ..............................        8%          9%
        Aircraft .................................        9%         10%
        Railcars and Industrial Equipment ........        4%          4%
      Leveraged Buyout Funds .....................       12%         11%
      Other Limited Partnerships
        and Venture Funds ........................        2%          2%
      Marketable Securities and other ............        3%          1%

      As of March 31, 2000 and December 31, 1999, no single investment represented more than 7% of Resources' total assets.

Leveraged Lease Investments

      Resources' equity investments in leveraged leases help to diversify Energy Holdings' portfolio. In addition, they provide a fixed rate of return, predictable income and cash flow, and depreciation and amortization deductions for federal income tax purposes.

      Leveraged lease investments are complex transactions that are carefully structured to achieve specific economic results. In a leveraged lease, the lessor acquires an asset by investing equity representing approximately 15% to 20% of the cost and incurring non-recourse lease debt for the balance. The lessor acquires economic and tax ownership of the asset and then leases it to the lessee for a period of time no greater than 80% of its remaining useful life. As the owner, the lessor is entitled to depreciate the asset under applicable federal tax guidelines. In addition, the lessor receives income from lease payments made by the lessee during the term of the lease and interest deductions associated with the lease debt. Lease rental payments are unconditional obligations of the lessee and are always set at levels at least sufficient to service the non-recourse lease debt. The lessor is also entitled to any residual value associated with the leased asset at the end of the lease term. An evaluation of the after-tax cash flows to the lessor determines the return on the investment. Under GAAP, the lease investment is recorded on a net basis and income is recorded periodically as a constant return on the net unrecovered investment.

      Resources evaluates lease investment opportunities with respect to specific risk factors. The assumed residual value risk, if any, is analyzed and verified by third-party experts at the time the investment is made. Credit risk is assessed and, if necessary, mitigated or eliminated through various structuring techniques, such as defeasance mechanisms and letters of credit. Resources does not take currency risk in its cross-border lease investments. Transactions are therefore structured with rental payments denominated and payable in United States Dollars. Resources, as a passive lessor or investor, does not take operating risk with respect to the assets it owns, so leases are structured with the lessee having an absolute obligation to make rental payments whether or not the assets operate. The assets subject to lease are an integral element in Resources' overall security and collateral position. If such assets were to be impaired, the rate of return on a particular transaction could be affected. The operating characteristics and the business environment in which the assets operate are, therefore, important and must be understood and periodically evaluated. For this reason, Resources retains experts to conduct regular appraisals on the assets it owns and leases.

      As an equity investor in leveraged leases since 1985, Resources has developed significant expertise in evaluating leveraged lease opportunities, structuring transactions to satisfy its investment criteria and the requirements of lessees and completing transactions in a timely manner. Resources' market presence, reputation and access to capital are expected to provide opportunities to invest in future transactions.

      Energy-Related Leases

      The Resources' portfolio contains twenty two separate leveraged leases of energy-related assets. The total amount invested in such transactions is approximately $1.4 billion, or 62%, of Resources' assets as of March 31, 2000. This portion of the portfolio, along with anticipated new investments of this type, is expected to contribute approximately 76% to 88% of Resources' revenues over the next five years. Over 95% of this portion of the lease portfolio represents investment grade credit risk. The energy-related sector is expected to be the primary focus of Resources' future investment activity.

      Included in Resources' energy-related leveraged lease portfolio are transactions with United States utilities and independent power producers for peaking plants, combined-cycle facilities, a nuclear power plant, a cogeneration facility and a reservoir storage facility. Resources has also structured leveraged lease investments for electric generation plants, gas distribution networks and a waste-to-energy facility for lessees in the Netherlands, the United Kingdom, Germany and New Zealand. Resources currently retains undivided interests in approximately 4,323 MW of generation capacity, of which approximately 3% is nuclear.

      Real Estate Leases

      The real estate leveraged lease portion of the portfolio is expected to generate revenue of approximately $10 million per annum on average over the next five years. This represents approximately 5% of Resources' average annual revenue. Real estate leveraged leases represented approximately 8% and 9% of Resources' assets at March 31, 2000 and December 31, 1999, respectively and totaled approximately $163 million and $193 million, respectively. The portfolio consists of separate leases on 48 properties with seven lessees. Resources is not currently planning to invest in any new leveraged leases of real property.

      Aircraft Leases

      The aircraft leveraged lease portion of the portfolio totaled approximately $199 million and $200 million as of March 31, 2000 and December 31, 1999, respectively, which represented approximately 9% and 10%, respectively, of Resources' assets. Revenue associated with these investments is expected to be less than 1% of Resources' revenue or approximately $1 million per annum on average over the next five years. The current portfolio contains sixteen aircraft leased to six separate lessees. Resources believes that the lessees in this portion of the portfolio represent acceptable credit risk except in one situation where United States Treasuries have been provided as additional collateral. Resources is not currently planning to invest in any new aircraft leveraged lease transactions.

      Railcars and Industrial Equipment Leases

      The  remaining   portion  of  the  leveraged  lease   portfolio   totaling
approximately $91 million as of March 31, 2000 is expected to contribute revenue of less than $2 million per annum on average over the next five years.

      Leveraged Buyout Funds/Limited Partnerships

      As of December 31, 1999, approximately 11% of Resources' assets were invested in leveraged buyout funds and 2% in other limited partnerships and venture funds. Approximately $292 million and $279 million was invested in this segment of the portfolio as of March 31, 2000 and December 31, 1999. Approximately $157 million included in the leveraged buyout funds represents the fair value of Resources' share of publicly traded common stock in six companies as of March 31, 2000. The leveraged buyout funds and limited partnership investments in Resources' portfolio are expected to contribute, excluding distributions associated with asset sales, approximately 15% of total revenue in 2000 and diminish to approximately 6% in 2004 as they mature. Resources is not currently planning to make investments of this nature in the future.

      Resources does not manage any fund or partnership in this portfolio. The timing of distributions from these investments is not within Resources' control.

      For more information on Resources' operations and investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

      SCHEDULE OF ASSETS AS OF March 31, 2000 (unaudited) and December 31, 1999 (Thousands of Dollars)

                                            (unaudited)
                                       As of March 31, 2000                 As of December 31, 1999
                                       --------------------                 -----------------------
                                                  % of Resources'                       % of Resources'
                                    Amount         Total Assets           Amount         Total Assets
                                    ------        --------------          ------        --------------
Leveraged Leases
   Energy-Related
      Foreign .........         $  838,330            38.2%           $  758,431            36.2%
      Domestic ........            529,096            24.2%              516,865            24.7%
   Real Estate
      Foreign .........                 --              --                    --              --
      Domestic ........            163,436             7.5%              192,704             9.2%
   Aircraft
      Foreign .........            132,526             6.0%              132,254             6.3%
      Domestic ........             66,499             3.0%               68,204             3.2%
   Commuter Railcars
      Foreign .........             81,614             3.7%               81,012             3.9%
      Domestic ........                 --              --                    --              --
   Industrial
      Foreign .........                 --              --                    --              --
      Domestic ........              9,244             0.4%                9,244             0.4%
                                ----------            ----             ---------             ----
        Total Leveraged
         Leases, Net ..          1,820,745            83.0%            1,758,714            83.9%

Limited Partnerships
   Leveraged Buyout
    Funds .............            256,262            11.7%              230,104            11.0%
   Other ..............             35,833             1.6%               49,182             2.3%
                                ----------            ----             ---------             ----
        Total Limited
         Partnerships .            292,095            13.3%              279,286            13.3%

Marketable Securities .              8,336             0.4%                7,336             0.4%
Owned Property and
   Equipment ..........             61,483             2.8%                7,591             0.4%
Current Assets ........             11,513             0.5%               42,761             2.0%
                                ----------            ----             ---------             ----
Total Resources'
   Assets .............         $2,194,172           100.0%           $2,095,688           100.0%
                                ==========           =====            ==========           =====

ENERGY TECHNOLOGIES

      Energy Technologies is an energy management company that provides energy-related engineering, consulting and mechanical contracting services to and constructs, operates and maintains heating, ventilating and air conditioning
(HVAC) systems for industrial and commercial customers in the Northeastern and Middle Atlantic United States. As of March 31, 2000 and December 31, 1999, Energy Technologies had assets of $300 million and $252 million, respectively. Energy Holdings will assess the growth prospects and opportunities for Energy Technologies' business before committing additional capital.

      Since its formation in 1997, Energy Technologies has established a presence in the energy services business through the acquisition of seven companies involved in the engineering, construction, installation, operation and maintenance of energy equipment and HVAC systems. In January 1998, Energy
Technologies acquired Fluidics, Inc., a diversified mechanical and building services contractor with operations from Pennsylvania and New Jersey to Virginia. During 1999, Energy Technologies acquired six mechanical and building service companies headquartered in New Jersey, Rhode Island and Virginia. The combination of these companies created a regional energy service capability from New England to Virginia. In addition, PSEG transferred one of its subsidiaries, Public Service Conservation Resources Corporation (PSCRC), an energy management contractor, to Energy Technologies effective January 1, 1999.

      Energy Technologies previously supplied electricity and gas to industrial and commercial customers. In February 2000, Energy Technologies entered into a business arrangement with Enermetrix.com to provide an internet-based auction exchange that will allow their customers an alternative method in purchasing their energy requirements. As a result of this new strategic direction, Energy Technologies will discontinue the business of buying and selling gas and electricity. Energy Technologies plans to grow existing operations and utilize the recently acquired companies to deliver expanded energy-related services and products to new and existing customers.

OTHER SUBSIDIARIES

      EGDC, a nonresidential real estate property management business, has been conducting a controlled exit from the real estate business since 1993. EGDC has investments in eight commercial real estate properties (one of which is developed) in several states. EGDC's strategy is to preserve the value of its assets to allow for the controlled disposition of its properties as favorable sales opportunities arise. As of December 31, 1999 and 1998, EGDC's consolidated assets aggregated $67 million and $75 million, respectively. As of March 31, 2000 and 1999, EGDC's consolidated assets aggregated $67 million and $75 million, respectively.

      PSEG Capital has served as our financing vehicle, borrowing on the basis of a minimum net worth maintenance agreement with PSEG. As of December 31, 1999 and 1998, PSEG Capital had debt outstanding of $630 million and $498 million, respectively. As of March 31, 2000 and 1999, PSEG Capital had debt outstanding of $630 million and $650 million, respectively. Existing debt matures from 2000 to 2003. For additional information including certain restrictions relating to the BPU Focused Audit, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- External Financings".

      Funding formerly served as our financing vehicle on the basis of our consolidated financial position. At December 31, 1998, Funding had debt outstanding of $251 million. At December 31, 1999, Funding had no debt outstanding. As of March 31, 1999, Funding had debt outstanding of $123 million. At March 31, 2000, Funding had no debt outstanding.

COMPETITIVE ENVIRONMENT

      Our businesses face increasing competition from numerous well-capitalized competitors. See "Risk Factors -- We and our subsidiaries are subject to substantial competition".

REGULATION

      We are not subject to direct regulation by the BPU, except potentially with respect to some transfers of control and reporting requirements.

      Our parent, PSEG, is also the parent of Public Service Electric and Gas Company, an operating public utility company engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. Public Service Electric and Gas Company is subject to regulation by the BPU.

      As a result of the 1992 Focused Audit of PSEG's non-utility businesses, the BPU approved a plan which, among other things, provides that:

      (1) PSEG will not permit Energy Holdings' non-utility investments to exceed 20% of PSEG's consolidated assets without prior notice to the BPU;

      (2) the Public Service Electric and Gas Company Board of Directors will provide an annual certification that the business and financing plans of Energy Holdings will not adversely affect Public Service Electric and Gas Company;

      (3) PSEG will (a) limit debt supported by the minimum net worth maintenance agreement between PSEG and PSEG Capital to $650 million and (b) make a good-faith effort to eliminate such support over a six to ten year period from May 1993; and

      (4) Energy Holdings will pay Public Service Electric and Gas Company an affiliation fee of up to $2 million a year.

      PSEG and Energy Holdings and its subsidiaries continue to reimburse Public Service Electric and Gas Company for the costs of all services provided to them by employees of Public Service Electric and Gas Company.

      The Energy Competition Act empowers the BPU to impose requirements with respect to affiliate transactions between and among Public Service Electric and Gas Company, PSEG and Energy Holdings. The BPU has been conducting proceedings pursuant to the Energy Master Plan and the Energy Competition Act and is expected to issue a series of orders that will decide both generic issues for the energy industry, including affiliate standards (including fair competition and affiliate transactions), and company specific matters for each utility, including Public Service Electric and Gas Company. In March 2000, the BPU issued an order establishing affiliate standards. This will primarily affect transactions between Energy Technologies and Public Service Electric and Gas Company. However, we do not believe this will have an adverse material effect on us.

      As a result of the final outcome of the BPU's proceedings in connection with the Energy Master Plan and Energy Competition Act and accounting impacts resulting from deregulation of the generation of electricity and the unbundling of the utility business, we do not believe that the Focused Audit provision requiring notification to the BPU that PSEG's non-utility assets exceed 20% remains appropriate and believe that modifications will be required. In July 1999, Public Service Electric and Gas Company notified the BPU that PSEG's non-utility assets were expected to exceed 20% of its consolidated assets in 1999. On August 24, 1999, the BPU issued its Final Order in the matter of Public Service Electric and Gas Company's rate unbundling, stranded costs and restructuring filings. Appeals filed on behalf of several Public Service Electric and Gas Company customers are pending at the New Jersey Supreme Court. Pending resolution of these appeals, stranded cost recovery through securitization financing and sale of generation-related assets to an affiliate by Public Service Electric and Gas Company have not been completed. The Final Order noted that PSEG's non-regulated assets would likely exceed 20% of total PSEG assets once the utility's generating assets were transferred to a non-regulated subsidiary, as provided in the Final Order. The Final Order also noted that, due to significant changes in the industry and, in particular, PSEG's corporate structure as a result of the Final Order, modifications to or relief from the Focused Audit order might be warranted. The Final Order directed Public Service Electric and Gas Company to file a petition with the BPU to maintain the existing regulatory parameters or to propose modifications to the Focused Audit order no later than the end of the first quarter of 2000. In March 2000, Public Service Electric and Gas Company submitted a letter to the BPU as its initial compliance with the filing requirement, in which it notified the BPU of its intention to make a filing to modify the terms of the Focused Audit within 120 days after the Final Order becomes final and non-appealable. Regulatory oversight by the BPU to assure that there is no harm to utility ratepayers from PSEG's non-utility investments is expected to continue. Such assets were approximately 23% and 22% of PSEG's consolidated assets at March 31, 2000 and December 31, 1999, respectively. We believe that if still required, we are capable of eliminating PSEG support of PSEG Capital debt within the time period set forth in the Focused Audit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- External Financings".

      We believe that these issues will be satisfactorily resolved, although no assurances can be given.

      PSEG has claimed an exemption from regulation by the SEC as a registered holding company under PUHCA, except for the provision which relates to the acquisition of 5% or more of the voting securities of an electric or gas utility company. PUHCA regulates public utility holding companies and their subsidiaries. Global's investments include exempt wholesale generators (EWGs) and foreign utility companies (FUCOs) under PUHCA. Failure to maintain status of these plants as EWGs or FUCOs could subject PSEG and its subsidiaries to regulation under PUHCA.

      PURPA provides to QFs certain exemptions from Federal and state laws and regulations, including organizational, rate and financial regulation. Global's investments include QFs under PURPA. If any of the plants in which Global has an interest lose their QF status or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded QFs, PSEG could lose its exemption under PUHCA unless that generation plant was able to qualify for EWG status.

      In addition, actions of PSEG, Public Service Electric and Gas Company, Resources or Energy Technologies could cause PSEG, and therefore its subsidiaries, including us and our subsidiaries, to be no longer exempt from regulation under PUHCA. At the present time, PSEG and its subsidiaries do not expect to take any actions that would result in a loss of exemption under PUHCA. If PSEG were no longer exempt from PUHCA, PSEG and its subsidiaries would be subject to additional regulation by the SEC with respect to their financing and investing activities, including the amount and type of non-utility investments. We believe that this would not have a material adverse effect on our company.

      Global's electric and gas distribution facilities in Latin America are rate-regulated enterprises. Rates charged to customers are established by governmental authorities, and are currently sufficient to cover all operating costs and provide a fair return. We can give no assurances that future rates will be established at levels sufficient to cover such costs, provide a return on our investment or generate adequate cash flow to pay principal and interest on its debt or to enable us to comply with the terms of our debt agreements.

      Global and Energy Technologies are subject to regulation by the Federal Energy Regulatory Commission with respect to certain matters, including interstate sales and exchanges of electric transmission, capacity and energy. Additionally, Global is subject to the rules and regulations of the United States Environmental Protection Agency, Department of Transportation and Department of Energy and state and foreign environmental rules and regulations.

INCOME TAXES

      Energy Holdings and its domestic subsidiaries file a consolidated federal income tax return with PSEG. Energy Holdings and its subsidiaries have entered into tax allocation agreements with PSEG which provide that Energy Holdings and its subsidiaries will record their tax liabilities as though they were filing separate returns and will record tax benefits to the extent that PSEG is able to receive those benefits.

      In a case affecting another utility in which PSEG, we and Public Service Electric and Gas Company were not parties, the BPU considered the extent to which tax savings generated by non-utility affiliates included in the consolidated tax return of that utility's holding company should be considered in setting that utility's rates. The issue of PSEG sharing the benefits of consolidated tax savings with Public Service Electric and Gas Company or its ratepayers was addressed by the BPU in a July 28, 1995 letter which informed Public Service Electric and Gas Company that the issue of consolidated tax savings can be discussed in the context of Public Service Electric and Gas Company's next base rate case or plan for an alternative form of regulation.

      While PSEG continues to account for its direct wholly-owned subsidiaries on a stand-alone basis, resulting in a realization of tax benefits by the entity assuming the risk and generating the benefit, an ultimate unfavorable resolution of the consolidated tax issue could reduce Public Service Electric and Gas
Company's and PSEG's revenues, net income or net cash flows. In addition, an unfavorable resolution may adversely impact PSEG's non-utility investment strategy. In that event, Resources would consider curtailing new leveraged lease investments. PSEG believes that Public Service Electric and Gas Company's taxes should be treated on a stand-alone basis for rate-making purposes, based on the separate nature of the utility and non-utility businesses and on the fact that shareholders, not utility customers, assume the risk of the investments. However, neither we nor PSEG are able to predict what action, if any, the BPU may take concerning consolidation of tax benefits in future proceedings.

EMPLOYEES

      At December 31, 1999, we and our majority owned subsidiaries had 1,656 employees. We believe that we and our subsidiaries maintain satisfactory relationships with employees.

ENVIRONMENTAL MATTERS

      For a discussion of applicable environmental laws and regulations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters".

PROPERTIES

      Energy Holdings owns no real property. Energy Holdings subleases office space for its corporate headquarters at 80 Park Plaza, Newark, New Jersey from Public Service Electric and Gas Company. Our subsidiaries also lease office space at various locations throughout the world to support business activities. We maintain adequate insurance coverage for properties in which our subsidiaries have an equity interest, to the extent that properties of a similar nature are usually insured and insurance is available at a reasonable cost.

      Global, a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. Resources, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Technologies, a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. EGDC, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Capital, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102.

LEGAL PROCEEDINGS

      Litigation had been brought regarding electric generation facilities owned and operated by Turboven in Venezuela in which Global has invested. The proceeding was instituted in January 2000. In May 2000, the First Court for the Litigation of Administrative Matters of Venezuela lifted the injunction which had been issued. See page 41 for a more detailed description of the proceedings.

                                   MANAGEMENT

      As our sole stockholder, PSEG has the power to control the election of the directors and all other matters submitted for stockholder approval and has control over our management and affairs. Mr. E. James Ferland is a director of Public Service Electric and Gas Company.

      Following are our executive officers and directors of Energy Holdings:

Executive Officers

      E. JAMES FERLAND has been a Director since June 1989 and was elected Chairman of the Board and Chief Executive Officer of Energy Holdings in June 1989. Age 58. He was elected a Director of Global in 1986 and of Resources in 1985. Mr. Ferland has also been Chairman of the Board, President and Chief Executive Officer of PSEG since July 1986 and Chairman of the Board and Chief Executive Officer of Public Service Electric and Gas Company since September 1991.

      ROBERT J. DOUGHERTY, JR. has been a Director since January 1997 and was elected President and Chief Operating Officer of Energy Holdings in January 1997. Age 48. He was also elected Chairman of the Board of Energy Technologies in 1997. Mr. Dougherty joined Public Service Electric and Gas Company in 1973 and was President of Enterprise Ventures and Services Corporation from February 1995 to December 1996. He was Senior Vice President -- Electric of Public Service Electric and Gas Company from September 1991 to February 1995.


      MICHAEL J. THOMSON was named President and Chief Executive Officer of Global in January 1997. Age 41. Mr. Thomson had served as a Senior Vice President for Global from July 1993 to February 1994 and was Chief Operating Officer from February 1994 to December 1996. Before coming to Global, Mr. Thomson was employed by Energy Holdings beginning in 1990, where he served as Business Strategy Manager and then as Vice President of Business Development and Planning.

      EILEEN A.  MORAN was  elected  President  and Chief  Executive  Officer of
Resources in May 1990. Age 45. She also was elected President and Chief Executive Officer of EGDC in January 1997. Prior to that, Ms. Moran had served as Vice President -- Investments of Resources from 1986. Ms. Moran joined Public Service Electric and Gas Company in 1977.

      STANLEY M. KOSIEROWSKI was named President and Chief Executive Officer of Energy Technologies in June 1999. Age 48. Previously he had been Executive Vice President and Chief Operating Officer of Energy Technologies from February 1999 to June 1999. He had been Vice President -- Customer Operations of Public Service Electric and Gas Company from January 1997 to February 1999. Mr. Kosierowski joined Public Service Electric and Gas Company in 1974 and has held a number of senior management positions.


      BRUCE E. WALENCZYK was elected Vice President -- Finance of Energy Holdings in March 1998. Age 48. He is also a Director and Vice President of PSEG Capital. Prior to joining Energy Holdings, Mr. Walenczyk served as a Managing Director at Paine Webber and Kidder, Peabody & Co., Inc., beginning in January 1991. He had been with Kidder, Peabody since 1983 and was primarily engaged in capital raising and other financial advisory services for a variety of entities including major electric and gas utilities and energy companies.

      DEREK M. DIRISIO was elected Vice President and Controller of Energy Holdings in June 1998. Age 35. He had been Director -- Accounting Services for Energy Holdings since November 1997. Mr. DiRisio joined Public Service Electric and Gas Company in September 1991, where he served in a number of positions in corporate planning and accounting.

Directors


      FRANK CASSIDY has been a Director since January 2000. Age 53. He has been President of PSEG Power LLC, a subsidiary of PSEG, since July 1999. Previously he had been President of Energy Technologies from November 1996 to July 1999, Senior Vice President--Fossil Generation of Public Service Electric and Gas Company from February 1995 to November 1996 and Vice President--Transmission Systems of Public Service Electric and Gas Company from November 1989 to February 1995.

      ROBERT C. MURRAY has been a Director since January 2000. Age 54. He has been Vice President and Chief Financial Officer of PSEG since January 1992 and Executive Vice President--Finance of Public Service Electric and Gas Company since June 1997. He had been Senior Vice President and Chief Financial Officer of Public Service Electric and Gas Company from January 1992 to June 1997.

      R. EDWIN SELOVER has been a Director since January 2000. Age 54. He has been Vice President and General Counsel of PSEG since April 1988 and Senior Vice President and General Counsel of Public Service Electric and Gas Company since January 1988.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

      In connection with the sale of the original notes, we entered into an exchange and registration rights agreement with the initial purchasers. Under the exchange and registration rights agreement, we agreed to use our reasonable best efforts to complete the exchange offer and to file and cause to become effective with the SEC a registration statement for the exchange of the original notes for exchange notes.

      The terms of the exchange notes are the same as the terms of the original notes except that the exchange notes have been registered under the Securities Act and will not be subject to some restrictions on transfer that apply to the original notes. In that regard, the original notes provide, among other things, that if a registration statement relating to the exchange offer has not been filed and declared effective within the period specified in the original notes, the interest rate on the original notes will increase by 0.25% per annum each 90-day period that such additional interest rate continues to accrue under any such circumstance, up to an aggregate maximum increase equal to 1% per annum, until the registration statement is filed or declared effective, as the case may be.

      Upon completion of the exchange offer, holders of original notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances. See "Risk Factors -- Consequences of failure to exchange original notes" and "Description of Exchange Notes". The exchange offer is not being made to holders of original notes in any jurisdiction in which the exchange offer or the acceptance of the notes would not comply with securities or blue sky laws. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by The Depository Trust Company (DTC) who desires to deliver such original notes by book-entry transfer at DTC. We will exchange as soon as practicable after the expiration date of the exchange offer the original notes for a like aggregate principal amount of the exchange notes

      Completion of the exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the Division of Corporate Finance of the SEC and that no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. The exchange offer is also subject to various procedural requirements discussed below with which holders must comply. We reserve the right, in our absolute discretion, to waive compliance with these requirements subject to applicable law.

Terms of the Exchange Offer

      We are offering, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange up to $400,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes properly tendered on or before the expiration date of the exchange offer and not properly withdrawn in accordance with the procedures described below. We will issue, promptly after the expiration date of the exchange offer, an aggregate principal amount of up to $400,000,000 of exchange notes in exchange for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses".

      Holders may tender their original notes in whole or in part in any integral multiple of $1,000 principal amount. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered. As of the date of this prospectus, $400,000,000 aggregate principal amount of the original notes is outstanding. Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes which are not tendered for or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances. See "Risk Factors -- Consequences of failure to exchange original notes" and "Description of exchange notes". If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, appropriate book-entry transfer will be made, without expense, to the tendering holder of the notes promptly after the expiration date of the exchange offer. Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in connection with the exchange offer.

      Neither Energy Holdings nor the Board of Directors of Energy Holdings makes any recommendation to holders of original notes as to whether to tender or refrain from tendering all or any portion of their original notes in the exchange offer. In addition, no one has been authorized to make any recommendation as to whether holders should tender notes in the exchange offer. Holders of original notes must make their own decisions whether to tender original notes in the exchange offer and, if so, the aggregate amount of original notes to tender based on the holders' own financial positions and requirements.

Expiration Date; Extensions; Amendments

      The term "expiration date" means 5:00 p.m., Eastern Standard Time, on , 2000. However, if the exchange offer is extended by us, the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

      We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

      o     to delay the acceptance of the original notes for exchange,

      o to extend the expiration date of the exchange offer and retain all original notes tendered in the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes as described under "--Withdrawal Rights", and

      o to waive any condition or otherwise amend the terms of the exchange offer in any respect.

      If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly

      o disclose the amendment in a prospectus supplement that will be distributed to the registered holders of the original notes,

      o     we  will  file  a  post-effective   amendment  to  the  registration
            statement filed with the SEC with regard to the exchange notes and the exchange offer, and

      o we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

      We will promptly notify the exchange agent by making an oral or written public announcement of any delay in acceptance, extension, termination or amendment. This announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and, subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

      Upon the terms and subject to the conditions of the exchange offer, we will exchange and issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn promptly after the expiration date. In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

      - original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC, including an agent's message (as defined below) if the tendering holder has not delivered a letter of transmittal,

      - the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or (in the case of a book-entry transfer) an agent's message instead of the letter of transmittal, and

      -     any other documents required by the letter of transmittal.

      The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering DTC participant. This acknowledgment states that the participant has received and agrees to be bound by the letter of transmittal and that Energy Holdings may enforce the letter of transmittal against the participant.

      Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and therefore exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. This exchange will be made promptly after the expiration date.

      If, for any reason whatsoever, acceptance for exchange or the exchange of any tendered original notes is delayed, whether before or after our acceptance for exchange of original notes, or we extend the exchange offer or are unable to accept for exchange or exchange tendered original notes, then, without prejudice to the rights we have in the exchange offer, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original notes. These original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under " Withdrawal Rights".

      Under the letter of transmittal or agent's message, a holder of original notes will warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer original notes, that we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original notes tendered in the exchange offer.

Procedures for Tendering Original Notes

      Valid Tender. Except as indicated below, in order for original notes to be validly tendered in the exchange offer, an original copy or facsimile of a properly completed and duly executed letter of transmittal, with any required signature guarantees, or, in the case of a book-entry tender, an agent's message instead of the letter of transmittal, and any other required documents, must be received by the exchange agent at one of its addresses listed under "-- Exchange Agent". In addition, either:

      -     tendered original notes must be received by the exchange agent,

      - the tender of original notes must follow the procedures for book-entry transfer described below and a book-entry confirmation, including an agent's message if the tendering holder has not delivered a letter of transmittal, must be received by the exchange agent, in each case on or before the expiration date, or

      - the guaranteed delivery procedures described below must be complied with.

      If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      The method of delivery of certificates, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend properly insured registered mail, return receipt requested, or an overnight delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

      Book-Entry Transfer. The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the original notes by causing DTC to transfer such Original Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must in any case be delivered to and received by the exchange agent at its address listed under "-- Exchange Agent" on or before the expiration date. Alternatively, the guaranteed delivery procedure described below must be complied with.

      Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

      Signature Guarantees. Certificates for the original notes need not be endorsed and signature guarantees on the letter of transmittal are unnecessary unless

      (1) a certificate for the original notes is registered in a name other than that of the person surrendering the certificate or (2) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (1) or (2) above, the certificates for original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein):

      -     a bank;

      -     a  broker,   dealer,   municipal  securities  broker  or  dealer  or
            government securities broker or dealer;

      -     a credit union;

      - a national securities exchange, registered securities association or clearing agency; or

      - a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of that Eligible Institution. See Instruction 1 to the letter of transmittal.

      Guaranteed Delivery. If a holder desires to tender original notes in the exchange offer and the certificates for the original notes are not immediately available or time will not permit all required documents to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

      (1) the tenders are made by or through an Eligible Institution;

      (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, is received by the exchange agent, as provided below, on or before the expiration date; and

      (3) the certificates (or a book-entry confirmation) representing all tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form shown in the notice. Regardless of any other provision in this prospectus, the delivery of exchange notes in exchange for original notes tendered and accepted for exchange in the exchange offer will in all cases be made only after timely receipt by the exchange agent of original notes, or of a book-entry confirmation with respect to those original notes, and an original copy or facsimile of a properly completed and duly executed letter of transmittal, together with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other documents required by the letter of transmittal. Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent. Our acceptance for exchange of original notes tendered under any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

      Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes will be determined by us, in our sole discretion. The interpretation by us of the terms and conditions of the exchange offer, including the letter of transmittal and the accompanying instructions, will be final and binding.

      We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any condition or irregularity in any tender of original notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. No tender of original notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither we, any of our affiliates or assigns, the exchange agent nor any other person will be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any notification.

      If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and unless waived by us, proper evidence satisfactory to us, in our sole discretion, of that person's authority must be submitted. A beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact that entity promptly if that beneficial holder wishes to participate in the exchange offer.

Resales of Exchange Notes

      We are making the exchange offer for the exchange notes in reliance on the position of the staff of the Division of Corporation Finance of the SEC as defined in certain interpretive letters addressed to third parties in other transactions. However, we did not seek our own interpretive letter and we cannot assure that the staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the exchange offer as it has in other interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the SEC, and subject to the two immediately following sentences, we believe that exchange notes issued pursuant to this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such exchange notes are acquired in the ordinary course of the holder's business and that the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the exchange notes.

      However, any holder of original notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes, or any broker-dealer who purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

      (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the SEC defined in the above-mentioned interpretive letters,

      (b) will not be permitted or entitled to tender such original notes in the exchange offer and

      (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such original notes unless such sale is made pursuant to an exemption from such requirements.

      In addition, as described below, if any broker-dealer holds original notes acquired for its own account as a result of market-making or other trading activities and exchanges those original notes for exchange notes, then that broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those exchange notes. Each holder of original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to represent that:

      -     it is not an "affiliate" of Energy Holdings,

      - any exchange notes to be received by it are being acquired in the ordinary course of its business,

      -     it  has  no  arrangement  or   understanding   with  any  person  to
            participate in a distribution  (within the meaning of the Securities
            Act) of such exchange notes, and

      - if the tendering holder is not a broker-dealer, that holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of its exchange notes.

      In addition, we may require the holder, as a condition to that holder's eligibility to participate in the exchange offer, to furnish to us (or an agent of ours) in writing, information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom that holder holds the original notes to be exchanged in the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the original notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by making that acknowledgement and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an
"underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, we believe that participating broker-dealers who acquired original notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of original notes (other than original notes which represent an unsold allotment from the initial sale of the original notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for this exchange offer so long as it contains a description of the plan of distribution regarding the resale of the exchange notes.

      Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. See "Plan of Distribution". Subject to certain provisions contained in the exchange and registration rights agreement, we have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes for a period not exceeding 180 days after the expiration date. However, a participating broker-dealer who intends to use this prospectus in connection with the resale of exchange notes received in exchange for original notes pursuant to the exchange offer must notify us on or before the expiration date, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at one of the addresses set forth herein under "-- Exchange Agent".

      Any participating broker-dealer who is an "affiliate" of Energy Holdings may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In that regard, each participating broker-dealer who surrenders original notes in the exchange offer will be deemed to have agreed, by execution of the letter of transmittal or an agent's message, that upon receipt of notice from Energy Holdings of the occurrence of any event or the discovery of:

      (1) any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or

      (2) any fact which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference in this prospectus, in light of the circumstances under which they were made, not misleading, or

      (3) the occurrence of other events specified in the exchange and registration rights agreement,

that participating broker-dealer will suspend the sale of exchange notes under this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer, or we have given notice that the sale of the exchange notes may be resumed, as the case may be.

Withdrawal Rights

      Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time on or before the expiration date. In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of the notice of withdrawal must be timely received by the exchange agent at its address listed under "-- Exchange Agent" on or before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, the aggregate principal amount of original notes to be withdrawn, and, if certificates for the original notes have been tendered, the name of the registered holder of the original notes, if different from that of the person who tendered the original notes.

      If original notes have been delivered or otherwise identified to the exchange agent, then before the physical release of the original notes, the tendering holder must submit the serial numbers shown on the particular original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of original notes tendered for the account of an Eligible Institution. For original notes tendered under the procedures for book-entry transfer described in "-- Procedures for Tendering Original Notes", the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the expiration date by following any of the procedures described above under "-- Procedures for Tendering Original Notes". All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, whose determination shall be final and binding on all parties. Neither Energy Holdings, the exchange agent nor any other person is under any duty to give any notification of any irregularities in any notice of withdrawal nor will those parties incur any liability for failure to give that notice. Any original notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Interest on Exchange Notes

      Interest on the notes is payable semi-annually on April 1 and October 1 of each year, beginning April 1, 2000, at the rate of 10% per annum. The exchange notes will bear interest from and including the last interest payment date on the original notes, or if one has not yet occurred, the date of issuance of the original notes. Accordingly, holders of original notes that are accepted for exchange will not receive accrued but unpaid interest on original notes at the time of tender. Rather, that interest will be payable on the exchange notes delivered in exchange for the original notes on the first interest payment date after the expiration date.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the original notes for which they are exchanged, which is the aggregate principal amount of the original notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the exchange notes.

Exchange Agent

      First Union National Bank has been appointed as exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

                        By Registered or Certified Mail:
                   First Union National Bank of North Carolina
                     First Union Customer Information Center
                         1525 West W.T. Harris Blvd.-3C3
                            Reorganization Department
                         Charlotte, North Carolina 28288
                         Attention: Michael Klotz (6110)

                     By Hand or Overnight Delivery Service:
                   First Union National Bank of North Carolina
                     First Union Customer Information Center
                         1525 West W.T. Harris Blvd.-3C3
                            Reorganization Department
                         Charlotte, North Carolina 28288
                         Attention: Michael Klotz (6110)

           By Facsimile Transmission (for Eligible Institutions only):
                                 (704) 590-7619

                              Confirm by Telephone:
                        (800) 829-8432 or (704) 590-7408

      Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

      We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers. Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the transfer. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. We will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

                          DESCRIPTION OF EXCHANGE NOTES

      Holders can find the definitions of some terms used in this description under the subheading "Certain Definitions".

      The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. The exchange notes will be issued, and the original notes were issued, under an indenture dated October 8, 1999, between Energy Holdings and First Union National Bank, as trustee. The exchange notes will evidence the same debt as the original notes, and both series of notes will be entitled to the benefits of the indenture and will be treated as a single class of debt securities. Upon effectiveness of the registration statement of which this prospectus is a part, the indenture will be subject to and governed by the Trust Indenture Act of 1939.

      The following description is a summary of the material provisions of the notes, the indenture and the exchange and registration rights agreement relating to the notes. It does not restate those documents in their entirety. We urge holders to read the notes, the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, including a form of the notes, and the registration rights agreement are available as described below under "--Additional Information".

Brief Description of the Notes

      The notes are general senior unsecured obligations of Energy Holdings and rank equally in right of payment with all of the other unsecured and unsubordinated indebtedness of Energy Holdings. Although the notes are senior unsecured obligations, Energy Holdings has not issued, and does not have any current firm arrangements to issue, any significant additional indebtedness to which the notes would be senior. In addition, the notes will be effectively subordinate to any secured indebtedness issued by Energy Holdings. Energy Holdings has not issued, and does not have any current firm arrangements to issue, any secured obligations to which the notes would be effectively subordinate.

      Because Energy Holdings is a holding company that conducts all of its operations through its subsidiaries, holders of the notes will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors and taxing authorities.

Principal, Maturity and Interest

      The indenture does not limit the aggregate principal amount of debt securities which may be issued under it. The exchange notes will initially be limited to $400,000,000 and will be issued in registered form only, without coupons, in minimum denominations of $1,000. Energy Holdings may "reopen" any series of debt securities and issue additional debt securities of that series. The notes will mature on October 1, 2009, the stated maturity date, unless redeemed or repurchased prior to that date.

      Interest on the notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2000. Energy Holdings will make each interest payment to the persons in whose names the notes are registered at the close of business on the March 15 and September 15 immediately preceding any interest payment date.

      Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date to which interest was paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date or the stated maturity date or date of earlier redemption or repurchase is not a business day, the required payment shall be made on the next succeeding day which is a business day, without any interest or other payment in respect of the payment subject to delay, with the same force and effect as if made on the interest payment date or stated maturity date or date of earlier redemption or repurchase.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark, New Jersey and The City of New York are authorized or obligated by law or executive order to close.

Payment and Paying Agents

      Interest on the notes is payable at any office or agency to be maintained by Energy Holdings in Newark, New Jersey and The City of New York. At the option of Energy Holdings, however, interest may be paid

      o by check mailed to the address of the person entitled to the interest payment at the address that appears in the "security register" maintained by Energy Holdings or

      o     by wire transfer to an account  maintained by the person entitled to
            the  interest  payment  as  specified  in  the  security   register.
            (Sections 301, 1001 and 1002 of the Indenture).

Transfer and Exchange

      Under the indenture, debt securities of any series, including the notes, may be presented for registration of transfer and may be presented for exchange

      o at each office or agency required to be maintained by Energy Holdings for payment of such series as described in "--Payment and Paying Agents", and

      o at each other office or agency that Energy Holdings may designate from time to time for such purposes.

      No service charge will be made for any transfer or exchange of debt securities, including the notes, but Energy Holdings may require payment of any tax or other governmental charge payable in connection with the transfer or exchange. (Section 305 of the indenture).

            The indenture does not require Energy Holdings to

      o issue, register the transfer of or exchange debt securities during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (A) if debt securities of the series are issuable only in registered form, the day of mailing of the relevant notice of redemption and (B) if debt securities of the series are issuable in bearer form, the day of the first publication of the relevant notice of redemption, or, if debt securities of the series are also issuable in registered form and there is no publication, the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any debt security in registered form, or portion thereof, called for redemption, except the unredeemed portion of any debt security in registered form being redeemed in part;

      o exchange any debt security in bearer form called for redemption, except to exchange such debt security in bearer form for a debt security in registered form of that series and like tenor that is simultaneously surrendered for redemption; or

      o issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of that debt security not to be repaid. (Section 305 of the Indenture).

            The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

      The notes will be redeemable at the option of Energy Holdings, in whole or in part at any time, on at least 30 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of

      o     100% of the principal amount of the notes to be redeemed, and

      o the sum, as determined by the Quotation Agent (as defined below), of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to October 1, 2009, which we refer to as the remaining life, discounted from their respective payment dates to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 40 basis points plus, in either case, accrued interest thereon to the date of redemption.

      If money sufficient to pay the redemption price of and accrued interest on all of the notes to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and other conditions under the indenture are satisfied, then on and after that redemption date, interest will cease to accrue on those notes called for redemption.

      "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the notes to be redeemed.

      "Comparable Treasury Price" means, with respect to any redemption date, the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the quotations.

      "Quotation Agent" means the Reference Treasury Dealer appointed by Energy Holdings. "Reference Treasury Dealer" means (i) Goldman, Sachs & Co., Banc of America Securities LLC, Lehman Brothers Inc., and Merrill Lynch Government Securities, Inc. and their respective successors; provided, however, that if any of them shall cease to be a primary United States Government securities dealer in New York City, which we refer to as a Primary Treasury Dealer, Energy Holdings shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by Energy Holdings.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

      Energy Holdings may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Mandatory Redemption

      Energy Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain Definitions

      The following is a summary of certain defined terms used in the indenture. Article One of the indenture contains the full definition of all such terms.

      "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate per annum equal to the weighted average interest rate of all outstanding debt securities, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

      "Capitalized Lease Obligations" means all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of Energy Holdings or any of its subsidiaries, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

      "Change of Control" means the occurrence of one or more of the following events:

      (1) PSEG (or its successors) shall cease to own a majority of the outstanding voting stock of Energy Holdings,

      (2) at any time following the occurrence of the event described in clause (1), a person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of persons (other than PSEG) shall have become, directly or indirectly, the beneficial owner or shall have acquired the absolute power to direct the vote, of more than 35% of the outstanding voting stock of Energy Holdings,

      (3) during any twelve-month period, individuals who at the beginning of such period constitute the Board of Directors of Energy Holdings (together with any new directors whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) shall cease for any reason to constitute a majority of the Board of Directors of Energy Holdings, unless approved by a majority of the Board of Directors in office at the beginning of such period (including such new directors), or

      (4) Energy Holdings shall have merged or consolidated with any other corporation or the properties and assets of Energy Holdings shall have been conveyed or transferred substantially as an entirety to any person in accordance with Section 801 of the indenture as described under "-- Merger or Consolidation".

However, regardless of whether one or more of the above events occurs or circumstances exist, a Change of Control shall be deemed not to have occurred if after giving effect to the event or circumstance, the debt securities, including the notes, are rated no less than "BBB-" by Standard & Poor's Ratings Group and "Ba1" by Moody's Investors Service.

      "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets, less accumulated depreciation or amortization, valuation allowances, other applicable reserves and other properly deductible items in accordance with GAAP, which would appear on a consolidated balance sheet of Energy Holdings and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deduction therefrom, to the extent otherwise included, the amounts of

      o     consolidated current liabilities;

      o     deferred income taxes;

      o minority interests in consolidated Subsidiaries held by persons other than Energy Holdings or a subsidiary;

      o excess of cost over fair value of assets of businesses acquired, as determined by the Board of Directors; and

      o unamortized debt discount and expense and other unamortized deferred changes, goodwill (including the amounts of investments in affiliates that consist of goodwill), patents, trademarks, service names, trade names, copyrights, licenses, deferred project costs, organizational or other development expenses and other intangible items.

      "Indebtedness" of any person means

      o all indebtedness of such person for borrowed money, whether or not represented by bonds, debentures, notes or other securities,

      o     the  deferred   purchase  price  of  assets  or  services  which  in
            accordance with GAAP would be shown on the liability side of the balance sheet of such person,

      o all Indebtedness of another person secured by any Lien on any property owned by such person, whether or not such Indebtedness has been assumed,

      o all obligations of such person to pay a specified purchase price for goods or services whether or not delivered, i.e., take-or-pay and similar obligations,

      o     all Capitalized Lease Obligations of such person and

      o all obligations of such person guaranteeing any Indebtedness, lease, dividend or other obligation of any other person, directly or indirectly, whether contingent or otherwise.

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

      "Material Subsidiary" means any subsidiary of Energy Holdings the consolidated assets of which, as of the date of any determination of those assets, constitute at least 10% of the consolidated assets of Energy Holdings and its subsidiaries, or the consolidated earnings before taxes of which constituted at least 10% of the consolidated earnings before taxes of Energy Holdings and its subsidiaries for the most recently completed fiscal year, provided, however, that

      o     no  subsidiary  of  a  Material   Subsidiary  shall  be  a  Material
            Subsidiary, and

      o in all instances each of Global, Resources and PSEG Capital shall be a Material Subsidiary.

      "Sale and Leaseback Transaction" means an arrangement relating to property or assets now owned or acquired after the date of the indenture whereby Energy Holdings or a subsidiary transfers such property or assets to a person and leases it back from such person, other than leases for a term of not more than 36 months or between Energy Holdings and a wholly-owned subsidiary or between wholly-owned subsidiaries.

Certain Covenants

      The notes and other series of debt securities issuable under the indenture will have the benefit of the following covenants which may be waived by the holders of at least a majority in principal amount of the notes outstanding. These covenants may not be waived by us or the Trustee.

      Limitation on Liens

      Energy Holdings covenants in the indenture that it will not, and will not permit any of its subsidiaries to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Energy Holdings or any of its subsidiaries, whether now owned or acquired after the date of the indenture, to secure any Indebtedness that is incurred, issued, assumed or guaranteed by Energy Holdings or any of its subsidiaries without in any such case effectively providing, concurrently with the incurrence, issuance, assumption or guaranty of any such Indebtedness, that the debt securities shall be equally and ratably secured with any and all such


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

Indebtedness; provided, however, that these restrictions shall not apply to orprevent the creation, incurrence, assumption or existence of:

      o     Liens existing on the date of the indenture;

      o Liens to secure or provide for the payment of all or any part of the purchase price of any such property or assets or the cost of construction or improvement thereof; provided that no such Lien shall extend to or cover any other property or assets of Energy Holdings or such Subsidiary of Energy Holdings;

      o Liens granted or assumed by subsidiaries (other than Material Subsidiaries) in connection with project financings or other Indebtedness that is not guaranteed by or otherwise an obligation of a Material Subsidiary;

      o Liens on the equity interest of any subsidiary that is not a Material Subsidiary in connection with project financings;

      o Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

      o Liens incidental to the conduct of the business of or the ownership of property by Energy Holdings or any of its subsidiaries which were not incurred in connection with the borrowing of money or the obtaining of advances of credit and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

      o Liens created in connection with worker's compensation, unemployment insurance and other social security legislation;

      o the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to above, or the replacement, extension or renewal (not exceeding the principal amount of Indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the Indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

      o any other Lien not excepted by the foregoing clauses; provided that, immediately after the creation or assumption of such Lien, the sum of (x) the amount of outstanding Indebtedness of Energy Holdings secured by all Liens created or assumed under the provisions of this clause plus (y) the Attributable Debt with respect to all
            outstanding   leases  in   connection   with   Sale  and   Leaseback
            transactions entered into pursuant to the proviso under "--Limitation on Sale and Leaseback Transactions" does not exceed an amount equal to 10% of Consolidated Net Tangible Assets, as shown on the consolidated balance sheet of Energy Holdings and its subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available. (Section 1005 of the indenture).

      Limitation on Sale and Leaseback Transactions

      Energy Holdings covenants in the indenture that it will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless

      (1) Energy Holdings or such Subsidiary would be entitled to create a Lien on such property or assets securing Indebtedness in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the debt securities as described under the preceding subsection "--Limitation on Liens" or

      (2)   the net proceeds of such sale are

            o at least equal to the fair value (as determined by our board of directors) of such property and


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

            o Energy Holdings or such Subsidiary shall apply or cause to be applied an amount in cash equal to the net proceeds of such sale to the retirement, within 90 days of the effective date of any such arrangement, of debt securities or Indebtedness of Energy Holdings which ranks senior or equal with the debt securities or with Indebtedness of a Subsidiary (other than Indebtedness owed to Energy Holdings or a Subsidiary or to
                  PSEG).

However,  in addition to the transactions  permitted as described in the clauses
(1) and (2), Energy Holdings or any subsidiary may enter into a Sale and Leaseback Transaction as long as the sum of

      (x) the Attributable Debt with respect to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into as described in this proviso, plus

      (y) the amount of outstanding Indebtedness secured by Liens incurred as described in the last bullet paragraph of the preceding subsection "Limitation on Liens",

does not exceed an amount equal to 10% of Consolidated Net Tangible Assets, as shown on the consolidated balance sheet of Energy Holdings and its subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available. (Section 1006 of the indenture).

      Repayment of Notes Upon a Change of Control

      Upon a Change of Control, holders of the notes will have the right to require Energy Holdings to repurchase their notes, in whole or in part, at a repayment price of 101% of their principal amount plus accrued interest to the repayment date. The holder of debt securities of each other series to be issued under the indenture will have the right to require Energy Holdings to repurchase its debt securities at a repayment price in cash equal to a specified percentage of the principal amount of the notes to be repurchased established for that series plus accrued interest, if any, to the date of repayment, in accordance with the terms described below and in Article 13 of the indenture.

      Within 30 days following any Change of Control, Energy Holdings will mail a notice to each holder of debt securities of each series (with a copy to the trustee) stating:

      o that a Change of Control has occurred and that the holder has the right to require Energy Holdings to repay that holder's debt securities, in whole or in part, in not less than the minimum denomination required for debt securities of that series, at a repayment price in cash equal to the percentage of the principal amount of the debt securities established for that series plus accrued interest, if any, to the date of repayment;

      o the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization of Energy Holdings after giving effect to the Change of Control;

      o the repayment date, which will be a Business Day and be not earlier than 45 days or later than 60 days from the date such notice is mailed;

      o that any debt security of the series not tendered for purchase will continue to accrue interest;

      o that interest on any debt security of the series accepted for repayment pursuant to the change of control offer shall cease to accrue after the repayment of the debt security on the repayment date;

      o that holders electing to have any debt security repaid pursuant to a change of control offer will be required to surrender the debt security, with the form entitled "Option to Elect Repayment" on the reverse of the debt security completed, to the trustee at the address specified in the notice not earlier than 45 days and not later than 30 days prior to the repayment date;

      o that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day preceding the repayment date, or such shorter period as may be required by applicable law, a telegram, telex, facsimile transmission or letter providing the name of the holder, the principal amount of debt securities the holder delivered for repayment, and a statement that the holder is withdrawing its election to have those debt securities repaid; and

      o that holders of the series that elect to have their debt securities purchased only in part will be issued new debt securities of the series in a principal amount equal to then unpurchased portion of the debt securities surrendered.

      Energy Holdings has covenanted to comply with the tender offer provisions of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable laws and regulations in the event that a Change of Control occurs and Energy Holdings is required to make a change of control offer. (Section 1007 of the indenture).

      Our $300 million 91/8% Senior Notes due 2004 rank equally with the notes and contain the same change of control provisions.

      Energy Holdings has change of control provisions in four bank agreements (two revolving credit and two letters of credit) with an aggregate principal amount of $1,000,000,000 and expiration dates from May 2001 through May 2003.

Borrowings under these agreements rank equally with the exchange notes.

      Specific change of control provisions in the bank lending agreements are as follows:

      o     Default if PSEG ceases to own at least 80% of Energy Holdings

      o     Default  if  Energy   Holdings   ceases  to  own  100%  of  Material
            Subsidiaries (Global and Resources)

      Energy Holdings' ability to repay its Indebtedness, including the exchange notes, will depend upon the amount of debt outstanding at the time of the change of control.

Events of Default and Remedies

      The following will constitute events of default under the indenture:

      o default in the payment of any interest upon any debt security, any coupon appertaining thereto or any "additional amounts" (which, if the terms of the particular series of debt securities so specify, will be payable upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities) payable in respect of any debt security of that series when such interest, coupon or additional amounts become due and payable, and the continuance of such default for a period of 30 days;

      o default in the payment of the principal of (or premium, if any, on) any debt security of that series, when the same becomes due and payable at maturity, upon redemption;

      o default in the deposit of any sinking fund payment when due by the terms of any debt security of that series;

      o default in the performance, or breach, of any covenant or agreement of Energy Holdings in the indenture with respect to any debt security of that series, and the continuance of such default for 60 days after written notice of such default to Energy Holdings;

      o     acceleration  of any  bond,  debenture,  note or other  evidence  of
            Indebtedness or under any mortgage, indenture, including the indenture, or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Energy Holdings or any subsidiary in excess of $25,000,000 in the aggregate other than

      (1) any Indebtedness arising from the obligation to make an equity investment in a subsidiary or

      (2) Indebtedness which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which Energy Holdings or any such subsidiary is a participant, or which is secured by a Lien on the property or assets owned or held by such entity, without further recourse to or liability of Energy Holdings or any such subsidiary, whether such Indebtedness now exists or shall be created later;


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

      o certain events in bankruptcy, insolvency or reorganization affecting Energy Holdings; and

      o any other event of default provided with respect to debt securities of that series. (Section 501 of the indenture).

      Energy Holdings is required to file with the trustee, annually, an officer's certificate as to Energy Holdings' compliance with all conditions and covenants under the indenture. (Section 1008 of the indenture). The indenture provides that the trustee may withhold notice to the holders of debt securities of a series, including the notes, of any default (except payment defaults on the debt securities of that series) if it considers it in the interest of the holders of debt securities of the series to do so. (Section 601 of the indenture).

      If an event of default with respect to debt securities of a series, including the notes, has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal of all of the debt securities of that series to be due and payable immediately, by a notice in writing to Energy Holdings. However, if the debt securities of that series are issued with original issue discount or are "indexed debt securities," the trustee or the holders of not less than 25% of the debt securities may declare that portion of the principal as may be specified in the terms of those debt securities due and payable immediately. (Section 502 of the indenture). Indexed debt securities are debt securities, the interest and principal payments on which are determined by reference to a particular index, such as a foreign currency or commodity.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default with respect to debt securities of any series, including the notes, has occurred and is continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of debt securities of that series, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 of the indenture).

      Subject to the provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series of debt securities, including the notes, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512 of the indenture).

      The holders of a majority in principal amount of the outstanding debt securities of a series, including the notes, may, on behalf of the holders of all debt securities of such series and any related coupons, waive any past default under the indenture with respect to that series and its consequences, except a default

      o in the payment of the principal of (or premium, if any) or interest, if any, on or additional amounts payable in respect of any debt security of such series or any related coupons or

      o in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. (Section 513 of the indenture).

Repayment of Notes Upon Certain Events Involving Resources

If

      (1) Energy Holdings shall no longer own 100% of the equity ownership interest in Resources, or

      (2) (a) a transaction or series of related transactions (a "Resources Transaction") causes the assets of Resources immediately after such Resources Transaction to be at least 20% less than the assets of Resources immediately prior to such Resources Transaction (as measured from the end of the month immediately preceding the Resources Transaction (or in the case of a Resources Transaction involving a series of transactions, the month immediately preceding the first of such transactions)) and

          (b) as a direct result of such Resources Transaction, either of Standard & Poor's Ratings Group or Moody's Investors Service, Inc. shall downgrade its respective rating of Energy Holdings below BBB- or Ba1 (or if either of such ratings immediately preceding the Resources Transaction is lower than BBB- or Ba1, such rating shall as a direct result of such Resources Transaction be downgraded), then the holders of the notes shall have the right to require Energy Holdings to repurchase their notes, in whole or in part, at a repayment price equal to the greater of

      o     100% of the principal amount of the notes to be repurchased, and

      o     the sum, as determined  by the  Quotation  Agent (as defined on page
            68), of the present values of the principal amount of the notes to be repurchased and the remaining scheduled payments of interest thereon from the repayment date to October 1, 2009 discounted from their respective payment dates to the date of repayment on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined on page 68), plus 40 basis points plus, in either case, accrued interest on the notes to the date of repayment.

Merger or Consolidation

      The indenture provides that Energy Holdings may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless either Energy Holdings is the continuing corporation or such corporation or person assumes by supplemental indenture all the obligations of Energy Holdings under the indenture and the debt securities issued under it and immediately after the transaction no default shall exist. (Section 801 of the indenture).

No Personal Liability of Directors, Officers, Employees and Stockholders

      No past, present or future director, officer, employee, incorporator or stockholder of Energy Holdings, as such, shall have any liability for any obligations of Energy Holdings under the notes and the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws. (Section 113 of the indenture).

Satisfaction and Discharge, Defeasance and Covenant Defeasance

      According to the terms of the indenture, Energy Holdings may discharge certain obligations to holders of any series of debt securities, including the notes, that have not already been delivered to the trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities for principal, and premium, if any, and interest, if any, and any additional amounts with respect to the debt securities, to the date of such deposit, if the debt securities have become due and payable, or to the maturity date or redemption date, as the case may be. (Section 401 of the indenture).

      The indenture provides that, if the provisions of Article Fourteen of the indenture are made applicable to the debt securities of or within any series, including the notes, and any related coupons, Energy Holdings may elect either

      (a) to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, except for the obligations to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of such debt securities and any related coupons, and to hold moneys for payment in trust (Section 1402 of the indenture) or

      (b) to be released from its obligations under any covenant specified pursuant to Section 301 with respect to such debt securities and any related coupons, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such debt securities and any related coupons (Section 1403 of the indenture), in either case upon the irrevocable deposit by Energy Holdings with the trustee, in trust, of

      (1)   an amount in United States Dollars,

      (2) Government Obligations (as defined below) applicable to such debt securities and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount, or

      (3)   a combination of the items referred to in (1) or (2)

in an amount, sufficient to pay the principal of, and premium, if any, and interest, if any, on the debt securities and any related coupons, and any mandatory sinking fund or analogous payments on them, on all scheduled due dates.

      Such a trust may only be established if, among other things, Energy Holdings has delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. (Section 1404 of the indenture).

      "Government Obligations" means securities which are

      o     direct obligations of the United States or

      o obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer of that obligation.

Government Obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of the indenture).

      In the event Energy Holdings effects covenant defeasance with respect to any debt securities and any related coupons and those debt securities and coupons are declared due and payable because of the occurrence of any event of default, other than the events of default described in clauses (4) or (8) of
Section 501 of the indenture, with respect to any covenant to which there has been defeasance, the amount of Government Obligations and funds on deposit with the trustee will be sufficient to pay amounts due on such debt securities and coupons at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities and coupons at the time of the acceleration resulting from such event of default. In such case, Energy Holdings would remain liable to make payment of such amounts due at the time of acceleration. (Section 501 of the indenture).

      If the trustee or any paying agent is unable to apply any money in accordance with the indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then Energy Holdings' obligations under the indenture and such debt securities and any related coupons shall be revived and reinstated as though no deposit had occurred pursuant to the indenture, until such time as such trustee or paying agent is permitted to apply all such money in accordance with the indenture. However, if Energy Holdings makes any payment of principal of, or premium, if any, or interest, if any, on any such debt security or any related coupon following the reinstatement of its obligations, Energy Holdings shall be subrogated to the rights of the holders of such debt securities and any related coupons to receive such payment from the money held by such trustee or paying agent.

Amendment, Supplement and Waiver

      Energy Holdings and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of all outstanding debt securities that are affected by the modification or amendment; provided that no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment, among other things:

      o change the stated maturity date of the principal of, or premium, if any, on, or any installment of principal of or interest on any debt security;

      o reduce the principal amount of, or the rate or amount of interest in respect of, or any premium payable upon the redemption of, any debt security;

      o     change the manner of calculating the rate of interest;

      o change any obligation of Energy Holdings to pay additional amounts in respect of any debt security;

      o reduce the portion of the principal of a debt security issued with the original issue discount or an indexed debt security that would be due and payable upon a declaration of acceleration of the maturity of the debt security or provable in bankruptcy;

      o adversely affect any right of repayment at the option of the holder of any such debt security;

      o change the place of payment of principal of, or any premium or interest on, the debt security;

      o impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of the debt security or on or after any redemption date or repayment date for the debt security;

      o     adversely affect any right to convert or exchange any debt security;

      o reduce the percentage in principal amount of such outstanding debt securities, the consent of whose holders is required to amend or waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture;

      o     reduce the requirements for voting or quorum described below; or

      o     modify any of the preceding  requirements  or any of the  provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected by the modification or waiver. (Section 902 of the indenture).

      Energy Holdings and the trustee may modify and amend the indenture without the consent of any holder, for any of the following purposes:

      o to evidence the succession of another person to Energy Holdings and the assumption by any successor of the covenants of Energy Holdings under the indenture and the debt securities;

      o to add to the covenants of Energy Holdings for the benefit of the holders of all or any series of debt securities issued under the indenture, including the notes, and any related coupons or to surrender any right or power conferred upon Energy Holdings by the indenture;

      o to add events of default for the benefit of the holders of all or any series of debt securities, including the notes, issued under the indenture;

      o to add to or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities issued in bearer form or to permit or facilitate the issuance of debt securities in uncertificated form, provided that any such actions do not adversely affect the interests of the holders of the debt securities issued under the indenture or any related coupons in any material respect;

      o to change or eliminate any provisions of the indenture, provided that any change or elimination of this nature will become effective only when there are no debt securities outstanding of any series created prior to the change or elimination of the provision which are entitled to the benefit of the provisions;

      o to secure the debt securities, including the notes, under the indenture pursuant to the requirements of Section 1005 of the indenture, or otherwise;

      o to establish the form or terms of debt securities of any series and any related coupons;

      o to evidence and provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

      o to cure any ambiguity, defect or inconsistency in the indenture, provided such action does not adversely affect the interests of holders of debt securities of a series, including the notes, issued under the indenture or any related coupons in any material way; or

      o to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities issued under the indenture, including the notes, provided that the action does not adversely affect the interests of the holders of the debt securities of that series, including the notes, and any related coupons in any material way. (Section 901 of the indenture).

      In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities thereunder,

      o the principal amount of a debt security issued with original issue discount that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity of the debt security,

      o the principal amount of an indexed debt security that may be counted in making the determination or calculation and that will be deemed outstanding will be equal to the principal face amount of the indexed debt security at original issuance, unless otherwise provided pursuant to Section 301 of the indenture, and

      o Debt securities owned by Energy Holdings or any other obligor upon the debt securities or any affiliate of Energy Holdings or of such other obligor shall be disregarded. (Section 101 of the indenture).

      The indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable in bearer form. (Section 1501 of the indenture) A meeting may be called at any time by the trustee, and also, upon request, by Energy Holdings or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the indenture. (Section 1502 of the indenture) Except for any consent that must be given by the holder of each debt security, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of outstanding debt securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any


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

meeting of holders of debt securities of a series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that, if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum. (Section 1504 of the indenture).

      Regardless of the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series, including the notes, with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action or of the holders of that series and one or more additional series:

      o     there shall be no minimum quorum requirement for that meeting and

      o the principal amount of the outstanding debt securities of the series that vote in favor of request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504 of the indenture).

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Energy Holdings at 80 Park Plaza, T-22, Newark, NJ 07102, Attention: Treasurer.

Reports

      Following the consummation of the exchange offer, to the extent required by the SEC, Energy Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to holders of the notes upon request:

      (1) all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K and, with respect to the annual information only, a report on the annual financial statements certified by Energy Holdings' independent auditors; and

      (2) all information of the type contained in current reports required to be filed with the SEC on Form 8-K.

      The indenture requires Energy Holdings to file the documents referred to in clauses (1) and (2) above with the trustee within 15 days of the filing of those documents with the SEC. So long as any notes are outstanding, Energy Holdings will furnish to the holders of notes the documents referred to in clauses (1) and (2) above in the manner and to the extent required by the Trust Indenture Act within 30 days of the filing of those documents with the SEC.

      In addition, Energy Holdings has agreed that, for so long as any original notes remain outstanding, it will furnish upon request to holders of the original notes and prospective purchasers the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

Book-Entry, Delivery and Form

      The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, global notes).

      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes". Except in the limited


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

circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes (as defined below).

      Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Energy Holdings takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised Energy Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, participants) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, indirect participants). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

      DTC has also advised Energy Holdings that, pursuant to procedures established by it, (i) upon deposit of the global notes, DTC will credit the accounts of participants designated by the Initial Purchasers of the original notes with portions of the principal amount of the global notes and (ii) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

      Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

      Payments in respect of the principal of, premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the indenture, Energy Holdings and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Energy Holdings, the trustee nor any agent of Energy Holdings or the trustee has or will have any responsibility or liability for

      o any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes or

      o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      DTC has advised Energy Holdings that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or Energy Holdings. Neither Energy Holdings nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Energy Holdings and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Interest in the global notes are expected to be eligible to trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

      DTC has advised Energy Holdings that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

Exchange of Book-Entry Notes for Certificated Notes

If

      o DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by Energy Holdings within 90 days following notice to Energy Holdings,

      o DTC determines, in its sole discretion, not to have any of the notes represented by one or more global notes, or

      o an event of default under the indenture has occurred and is continuing,

then Energy Holdings will issue individual notes in certificated form in exchange for the relevant global notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such notes in certificated form registered in its name. In all cases, notes in certificated form delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

                        FEDERAL INCOME TAX CONSIDERATIONS

General

      The following is a summary of the material United States federal income tax consequences resulting from the exchange offer and from the ownership of the exchange notes. It deals only with exchange notes held as capital assets and not with special classes of noteholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold an exchange note in connection with an arrangement that completely or partially hedges the exchange note. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below. The information contained in this section has been passed upon for us by James T. Foran, Esquire, Associate General Counsel of PSEG. We have received an opinion of counsel from Mr. Foran regarding the material federal income tax consequences of the exchange offer.


      Noteholders tendering their original notes or prospective purchasers of exchange notes should consult their own tax advisors concerning the United
States federal income tax and any state or local income or franchise tax consequences in their particular situations and any consequences under the laws of any other taxing jurisdiction.

Consequences of Tendering Original Notes

      The exchange of original notes for the exchange notes pursuant to the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Rather, the exchange notes received by a noteholder will be treated as a continuation of the original notes in the hands of such noteholder. As a result, there will be no United States federal income tax consequences to noteholders exchanging the original notes for the exchange notes pursuant to the exchange offer. The noteholder must continue to include stated interest in income as if the exchange had not occurred. The adjusted basis and holding period of the exchange notes for any noteholder will be the same as the adjusted basis and holding period of the original notes. Similarly, there would be no United States federal income tax consequences to a holder of original notes that does not participate in the exchange offer.

United States Holders

      For purposes of this discussion, a "United States Holder" means:

      (1) a citizen or resident of the United States;

      (2) a partnership, corporation or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the law of the United States or of any State of the United States including the District of Columbia;

      (3) an estate the income of which is subject to United States federal income tax regardless of its source;

      (4) a trust, if either:

            (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

            (b) the trust was in existence on August 20, 1996 and elected to be treated as a United States person at all times thereafter;

      (5) any other person that is subject to United States federal income tax on interest income derived from a note as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States; or

      (6) certain former citizens of the United States whose income and gain on the exchange notes will be subject to U.S. income tax.

      Payments of Interest

      Interest on an exchange note will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the noteholder's method of accounting for tax purposes.

      Disposition of an Exchange Note

      Upon the sale, exchange or retirement of an exchange note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest, which will be treated as ordinary income) and such holder's adjusted basis in the exchange note. Such gain or loss generally will be long-term capital gain or loss if the holder's holding period in the exchange note was more than one year at the time of disposition.

      Backup Withholding and Information Reporting

      In general, information reporting requirements will apply with respect to non-corporate United States Holders to payments of principal and interest on an exchange note and the proceeds of the sale of an exchange note before maturity. A 31% "backup withholding" tax will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

Payments to United States Aliens

      As used herein, a "United States Alien" is a person or entity that, for United States federal income tax purposes, is not a United States Holder (as defined above).

      Under current United States federal income and estate tax law:

      (1) payments of principal and interest on an exchange note by us or any paying agent to a noteholder that is a United States Alien will not be subject to withholding of United States federal income tax, provided that the noteholder:

            (a) does not actually or constructively own 10% or more of the combined voting power of our stock;

            (b) is not a controlled foreign corporation related to us through stock ownership;

            (c)  is  not  a  bank  receiving   interest   described  in  Section
      881(c)(3)(A) of the Internal Revenue Code; and

            (d) provides a statement, under penalties of perjury (such as Form W-8BEN), to us that the holder is a United States Alien and provides its name and address;

      (2) a noteholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such note, unless:

            (a) the gain is effectively connected with the conduct of a trade or business within the United States by the United States Alien; or

            (b) in the case of a United States Alien who is a nonresident alien individual and holds the exchange note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; and

      (3) an exchange note will not be subject to United States federal estate tax as a result of the death of a noteholder who is not a citizen or resident of the United States at the time of death, provided that:

            (a) such noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock; and,

            (b) at the time of such noteholder's death, payments of interest on such exchange note would not have been effectively connected with the conduct by such noteholder of a trade or business in the United States.

      United States information reporting requirements and backup withholding tax will not apply to payments on an exchange note made outside the United States by us or any paying agent (acting in its capacity as such) to a noteholder that is a United States Alien provided that a statement described in(1)(c) above has been received and neither we nor our paying agent has actual knowledge that the payee is not a United States Alien.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker:

      (1) is a United States Alien;

      (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States; and

      (3) is not a controlled foreign corporation as to the United States (a person described in (1), (2) and (3) above being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

      New regulations governing backup withholding and information reporting are generally scheduled to become effective for payments made after December 31, 2000. Rules under these regulations will have essentially the same substantive effect, but will unify current certification procedures and forms.

                              PLAN OF DISTRIBUTION

      We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the Sec as defined in certain interpretive letters issued to third parties in other transactions.

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period not to exceed 180 days after the exchange offer has been completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer that reasonably requests such document for use in connection with any such resale. Broker dealers who acquired original notes directly from us may not rely on the staff's interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the original notes or the exchange notes.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the exchange offer has been completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      By acceptance of this exchange offer, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from Energy Holdings of the happening of any event which makes any statement in the prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental prospectus to such broker-dealer.

                                 LEGAL OPINIONS

      The validity of the notes will be passed upon for Energy Holdings by James
T. Foran, Esquire, Associate General Counsel of PSEG or R. Edwin Selover, Esquire, Vice President and General Counsel of PSEG. The information contained in Federal Income Tax Considerations has been passed upon for Energy Holdings by Mr. Foran.

                                     EXPERTS

      The consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, which relies on the work of other auditors, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
   PSEG Energy Holdings Inc.:

      We have audited the accompanying consolidated balance sheets of PSEG Energy Holdings Inc. and its subsidiaries (the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of GWF Power Systems, L.P. and Hanford L.P., which are accounted for by use of the equity method. The Company's equity investment of $115,431,000 and $103,583,000 in GWF Power Systems, L.P.'s and Hanford L.P.'s net assets at December 31, 1999 and 1998, respectively, and its $43,605,000, $38,331,000 and $35,880,000 in GWF Power Systems L.P.'s and Hanford L.P.'s net income for the respective three years ended December 31, 1999 are included in the accompanying consolidated financial statements. The financial statements of GWF Power Systems, L.P. and Hanford L.P. were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such companies, is based soley on the reports of such other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Parsippany, New Jersey
June 14, 2000

                           PSEG ENERGY HOLDINGS INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                             (Thousands of Dollars)


                                                   Three Months Ended
                                                         March 31,               Years Ended December 31,
                                                  ---------------------     ----------------------------------
                                                    2000         1999         1999         1998         1997
                                                  --------     --------     --------     --------     --------
                                                        (unaudited)
REVENUES
  Income from joint ventures
    and partnerships .......................      $ 29,885     $ 27,315     $134,635     $132,257     $107,566
  Energy service revenues ..................        72,193       20,788      196,143       73,954       21,071
  Energy supply revenues ...................        37,056       29,963       85,782       81,905       77,485
  Income from capital leases ...............        36,214       25,039      111,798       75,801       65,443
  Net investment gains .....................        30,586       19,376       60,548       41,858       46,331
  Other revenues ...........................         9,273        6,192       28,867       34,509       23,694
                                                  --------     --------     --------     --------     --------
    Total Revenues .........................       215,207      128,673      617,773      440,284      341,590
                                                  --------     --------     --------     --------     --------
OPERATING EXPENSES

  Cost of energy sales .....................        33,724       29,009       81,659       80,758       76,374
  Restructure costs ........................         6,604           --           --           --           --
  Operation and maintenance ................        92,817       43,388      291,376      164,367      115,917
  Write-down of investments ................            --           --       43,971           --           --
  Depreciation and amortization ............         3,041        1,435        7,462        5,414        4,171
                                                  --------     --------     --------     --------     --------
    Total Operating Expenses ...............       136,186       73,832      424,468      250,539      196,462
                                                  --------     --------     --------     --------     --------

OPERATING INCOME ...........................        79,021       54,841      193,305      189,745      145,128
OTHER INCOME (LOSS) ........................         1,061        3,639       77,404       (1,818)         685
INTEREST EXPENSE-NET .......................        35,071       19,277       94,685       90,367       72,363
                                                  --------     --------     --------     --------     --------
INCOME BEFORE INCOME TAXES .................        45,011       39,203      176,024       97,560       73,450
                                                  --------     --------     --------     --------     --------
INCOME TAXES
  Current ..................................         3,006       14,062       11,176       (1,480)    (103,636)
  Deferred .................................        11,321         (142)      58,735       32,760      130,540
  Investment and energy tax
    credits-net ............................          (128)        (123)        (969)      (1,120)      (1,088)
                                                  --------     --------     --------     --------     --------
    Total Income Taxes .....................        14,199       13,797       68,942       30,160       25,816
MINORITY INTERESTS .........................          (220)         (67)        (917)      (1,804)        (239)
                                                  --------     --------     --------     --------     --------
NET INCOME .................................        31,032       25,473      107,999       69,204       47,873
  Preferred Stock Dividends ................         6,252        6,252       25,007       17,478          598
                                                  --------     --------     --------     --------     --------
EARNINGS AVAILABLE TO
  COMMON STOCKHOLDER .......................      $ 24,780     $ 19,221     $ 82,992     $ 51,726    $  47,275
                                                  ========     ========     ========     ========    =========



See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                             (Thousands of Dollars)

                                                                                          December 31,
                                                                  March 31,        ---------------------------
                                                                    2000              1999             1998
                                                                 ----------        ----------       ----------
                                                                (unaudited)

CURRENT ASSETS
  Cash and temporary cash investments .....................       $  21,580         $  43,306          $ 8,962
  Accounts Receivable:
    Trade (less allowance for doubtful accounts of
      $5,281, $5,228 and $6,091 respectively) .............         146,175           105,542           47,923
    Other .................................................          37,437            27,222           13,094
    Affiliated companies ..................................           6,628             4,099            7,557
  Assets held for sale ....................................          35,815            35,700               --
  Notes receivable ........................................          14,408            11,845               --
  Inventory ...............................................           1,434             2,036            1,656
  Restricted cash .........................................           5,198             4,910            3,756
  Prepayments .............................................           4,747             5,321            8,554
                                                                 ----------        ----------       ----------
      Total Current Assets ................................         273,422           239,981           91,502
                                                                 ----------        ----------       ----------

PROPERTY AND EQUIPMENT
  Real estate (net of valuation allowances of
    $21,547, $21,547 and $10,318, respectively) ...........          89,082            34,261           53,844
  Property and equipment ..................................          52,295            44,726           25,753
  Accumulated depreciation and amortization ...............         (42,130)          (33,125)         (20,459)
                                                                 ----------        ----------       ----------
      Property and Equipment - net ........................          99,247            45,862           59,138
                                                                 ----------        ----------       ----------

INVESTMENTS
  Capital leases - net ....................................       1,827,350         1,758,714        1,388,871
  Corporate joint ventures ................................       1,492,797         1,427,997          874,286
  Partnership interests ...................................         484,866           493,201          602,710
  Other investments .......................................          68,564            73,343           97,948
                                                                 ----------        ----------       ----------
      Total Investments ...................................       3,873,577         3,753,255        2,963,815
                                                                 ----------        ----------       ----------
OTHER ASSETS ..............................................          78,088            75,287           54,075
                                                                 ----------        ----------       ----------
      TOTAL ASSETS ........................................      $4,324,334        $4,114,385       $3,168,530
                                                                 ==========        ==========       ==========


See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDER'S EQUITY
                             (Thousands of Dollars)

                                                                                          December 31,
                                                                  March 31,        ---------------------------
                                                                    2000              1999             1998
                                                                 ----------        ----------       ----------
                                                                (unaudited)
CURRENT LIABILITIES
Accounts Payable:
    Trade ................................................        $  47,321         $  41,289        $  26,879
    Interest .............................................           49,256            20,320            8,497
    Other ................................................           42,503            43,051           41,546
  Notes payable ..........................................          130,419           351,000          206,000
  Other current liabilities ..............................           12,634            10,925            3,886
  Current portion of long-term debt ......................          174,748           174,856          317,725
                                                                 ----------        ----------       ----------
      Total Current Liabilities ..........................          456,881           641,441          604,533
                                                                 ----------        ----------       ----------
LONG-TERM DEBT ...........................................        1,500,584         1,175,332          443,948
                                                                 ----------        ----------       ----------
DEFFERRED TAXES AND OTHER LIABILITIES
  Deferred income taxes ..................................          902,729           887,463          846,302
  Deferred investment and energy tax credits .............            8,935             8,935            9,394
  Other long-term liabilities ............................           28,824            24,941           20,686
                                                                 ----------        ----------       ----------
      Total Deferred Taxes and Other Liabilities .........          940,488           921,339          876,382
                                                                 ----------        ----------       ----------

COMMITMENTS AND CONTINGENCIES ............................               --                --               --

MINORITY INTERESTS .......................................            1,189             1,408            1,338
                                                                 ----------        ----------       ----------
STOCKHOLDER'S EQUITY
  Common stock ...........................................              100               100              100
  Preferred stock ........................................          509,200           509,200          509,200
  Additional paid-in capital .............................          789,608           789,608          579,070
  Retained earnings ......................................          298,819           276,182          196,974
  Accumulated other comprehensive loss ...................         (172,535)         (200,225)         (43,015)
                                                                 ----------        ----------       ----------
      Total Stockholder's Equity .........................        1,425,192         1,374,865         1,242,329
                                                                 ----------        ----------       ----------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY ...................................       $4,324,334        $4,114,385       $3,168,530
                                                                 ==========        ==========       ==========


See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)

                                              Three Months Ended March 31,     Years Ended December 31,
                                              ----------------------------  ---------------------------------
                                                   2000         1999         1999        1998          1997
                                                  -------      -------      -------     -------       -------
                                                (unaudited)


CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income ................................   $  31,032    $  25,473    $ 107,999    $  69,204    $  47,873
                                                ---------    ---------    ---------    ---------    ---------
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization ...........       6,273        3,627       18,340       28,106       13,782
    Deferred income taxes (other than
      leases) ...............................       8,052        7,912      (31,717)      (9,588)       6,204
    Income from leasing activities ..........     (18,711)     (13,943)       6,420      (19,726)      68,061
    Investment distributions ................      12,494        3,112      134,079       88,592       82,028
    Equity income from partnerships .........     (10,568)     (10,067)     (53,084)     (41,410)     (33,290)
    Net gains on investments ................     (30,542)     (17,937)     (72,520)     (44,867)     (29,861)
    Restructure costs .......................       6,604           --           --           --           --
    Other ...................................       2,299       (3,967)      (2,769)       1,851         (587)
    (Increase) decrease in accounts
      receivable ............................     (79,408)     (15,149)     (33,114)      16,064      (27,107)
    (Increase) decrease in prepayments ......      (1,049)         880        4,830         (414)        (611)
    Decrease (increase) in inventory ........         602        1,656         (380)      (1,656)          --
    Increase (decrease) in accounts
      payable ...............................      36,108       21,540       (9,801)     (36,202)       4,571
    Increase (decrease) in taxes payable ....       1,311       (1,020)       8,748        1,427         (438)
    Increase (decrease) in interest payable .      28,936       13,580       15,448       (1,275)       5,314
    (Decrease) increase in other current
      liabilities ...........................          --           --          (83)       2,674        1,118
                                                ---------    ---------    ---------    ---------    ---------
  Net Cash (Used In) Provided By Operating
    Activities ..............................      (6,567)      15,697       92,396       52,780      137,057
                                                ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Increase in partnerships and joint
      ventures ..............................       3,382      (23,995)    (725,352)     (89,242)    (844,443)
    Investments in capital leases ...........     (74,350)      (1,043)    (378,390)    (253,417)    (156,006)
    Proceeds from sales of capital leases ...       8,456           --      125,512       71,253       22,883
    Additions to property and equipment .....      (2,583)      (1,130)      (9,472)      (9,865)      (6,166)
    Proceeds from sales of real estate and
      equity investments ....................        (509)      (1,605)      71,431      145,449          269
    Additions to deferred project costs .....         638       (2,179)      (6,604)     (17,401)     (12,364)
    Acquisitions, net of  cash acquired .....     (13,052)      (9,043)     (48,546)      (8,056)          --
    Return of capital from partnerships .....          --           --       11,480        5,183          325
    Reductions of (additions to) other assets       3,207        9,559         (431)      (4,037)      (2,922)
                                                ---------    ---------    ---------    ---------    ---------
  Net Cash Used In Investing Activities .....     (74,811)     (29,436)    (960,372)    (160,133)    (998,424)
                                                ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from additional paid-in capital           --           --      199,700           --           --
    Proceeds from sale of preferred stock ...          --           --           --      509,200       75,000
    Redemption of preferred stock ...........          --           --           --      (75,000)          --
    Dividends paid ..........................      (8,395)      (6,252)     (28,791)     (18,076)          --
    Repayment of borrowings .................    (230,080)    (228,000)    (249,826)    (310,991)    (124,500)
    Proceeds from borrowings ................     300,000      252,000      992,432           --      774,013
    Other ...................................      (1,873)      (1,260)     (11,195)          --       (1,681)
                                                ---------    ---------    ---------    ---------    ---------
  Net Cash Provided By Financing Activities .      59,652       16,488      902,320      105,133      722,832
                                                ---------    ---------    ---------    ---------    ---------
Net (Decrease) Increase In Cash And
  Temporary Cash Investments ................     (21,726)       2,749       34,344       (2,220)    (138,535)
                                                ---------    ---------    ---------    ---------    ---------
Cash And Temporary Cash Investments,
  Beginning Of Year .........................      43,306        8,962        8,962       11,182      149,717
                                                ---------    ---------    ---------    ---------    ---------
Cash And Temporary Cash Investments,
  End Of Year ...............................   $  21,580    $  11,711    $  43,306    $   8,962    $  11,182
                                                =========    =========    =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION
Cash paid (received) for:
  Interest expense ..........................   $     (90)   $   5,101    $  64,414    $  83,334    $  59,206
                                                =========    =========    =========    =========    =========
  Income taxes ..............................   $      88    $   4,628    $   9,136    $   7,396    $(129,310)
                                                =========    =========    =========    =========    =========
NON-CASH INVESTING AND FINANCING
  ACTIVITIES
Issuance of PSEG stock for companies
  acquired ..................................   $      --    $      --    $  10,871    $      --    $      --
Debt assumed with companies acquired ........   $   9,304    $     880    $  11,475    $      --    $      --



See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (Thousands of Dollars)

                                                                                                   Accumulated
                                                                       Additional                     Other
                                            Common      Preferred       Paid-in       Retained    Comprehensive
                                             Stock        Stock         Capital       Earnings    Income (Loss)      Total
                                           --------    -----------    -----------   -----------    -----------    -----------

Balance as of January 1, 1997 ..........   $    100    $        --    $   579,070   $    97,973    $        --    $   677,143
                                           --------    -----------    -----------   -----------    -----------    -----------
  Net income ...........................         --             --             --        47,873             --         47,873
  Other comprehensive income (loss),
    net of tax:
    Foreign currency translation
      adjustment (net of tax
      of $1,613) .......................         --             --             --            --        (14,519)       (14,519)
                                           --------    -----------    -----------   -----------    -----------    -----------
  Other comprehensive income (loss) ....         --             --             --        47,873        (14,519)        33,354
                                           --------    -----------    -----------   -----------    -----------    -----------
  Issuance of cumulative
    preferred stock ....................         --         75,000             --            --             --         75,000
  Preferred stock dividends ............         --             --             --          (598)            --           (598)
                                           --------    -----------    -----------   -----------    -----------    -----------
Balance as of December 31, 1997 ........   $    100    $    75,000    $   579,070   $   145,248    $   (14,519)   $   784,899
                                           --------    -----------    -----------   -----------    -----------    -----------
  Net income ...........................         --             --             --        69,204             --         69,204
  Other comprehensive income (loss),
    net of tax:
    Foreign currency translation
      adjustment (net of tax
      of $3,166) .......................         --             --             --            --        (28,496)       (28,496)
                                           --------    -----------    -----------   -----------    -----------    -----------
  Other comprehensive income (loss) ....         --             --             --        69,204        (28,496)        40,708
                                           --------    -----------    -----------   -----------    -----------    -----------
  Issuance of cumulative
    preferred stock ....................         --        509,200             --            --             --        509,200
  Redemption of preferred stock ........         --        (75,000)            --            --             --        (75,000)
  Preferred stock dividends ............         --             --             --       (17,478)            --        (17,478)
                                           --------    -----------    -----------   -----------    -----------    -----------
Balance as of December 31, 1998 ........        100        509,200        579,070       196,974        (43,015)     1,242,329
                                           --------    -----------    -----------   -----------    -----------    -----------
  Net income ...........................         --             --             --       107,999             --        107,999
  Other comprehensive income (loss),
    net of tax:
    Foreign currency translation
      adjustment (net of tax
      of $17,449) ......................         --             --             --            --       (157,038)      (157,038)
    Net unrealized loss on marketable
      securities(net of tax of $93) ....       (172)          (172)
                                           --------    -----------    -----------   -----------    -----------    -----------
  Other comprehensive income (loss) ....         --             --             --       107,999       (157,210)       (49,211)
                                           --------    -----------    -----------   -----------    -----------    -----------
  Additional paid-in capital ...........         --             --        210,538            --             --        210,538
  Preferred stock dividends ............    (25,007)       (25,007)
  Common stock dividends ...............         --             --             --        (3,784)            --         (3,784)
                                           --------    -----------    -----------   -----------    -----------    -----------
Balance as of December 31, 1999 ........        100        509,200        789,608       276,182       (200,225)     1,374,865
                                           --------    -----------    -----------   -----------    -----------    -----------
  Net income ...........................         --             --             --        31,032             --         31,032
  Other comprehensive income (loss),
    net of tax:
    Foreign currency translation
      adjustment (net of tax
      of $3,093) .......................         --             --             --            --         27,835         27,835
    Net unrealized loss on marketable
      securities(net of tax of $78) ....       (145)          (145)
                                           --------    -----------    -----------   -----------    -----------    -----------
  Other comprehensive income (loss) ....         --             --             --        31,032         27,690         58,722
                                           --------    -----------    -----------   -----------    -----------    -----------
  Additional paid-in capital ...........         --             --             --            --             --             --
  Preferred stock dividends ............     (6,252)        (6,252)
  Common stock dividends ...............         --             --             --        (2,143)            --         (2,143)
                                           --------    -----------    -----------   -----------    -----------    -----------
Balance as of March 31, 2000 (unaudited)   $    100    $   509,200    $   789,608   $   298,819    $  (172,535)   $ 1,425,192
                                           ========    ===========    ===========   ===========    ===========    ===========



See Notes to Consolidated Financial Statements.

                           PSEG ENERGY HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION

      PSEG Energy Holdings Inc. (Energy Holdings), a wholly-owned subsidiary of Public Service Enterprise Group Incorporated (PSEG), is the parent of PSEG Global Inc. (Global), which invests and participates in the development and operation of projects in the generation and distribution of energy, which include cogeneration and independent power production facilities and electric distribution companies; PSEG Resources Inc. (Resources), which primarily makes investments in assets that can provide funds for future growth as well as provide incremental earnings for Energy Holdings; PSEG Energy Technologies Inc. (Energy Technologies), which provides energy-related services to industrial and commercial customers; Enterprise Group Development Corporation (EGDC), a non-residential real estate property management business; PSEG Capital Corporation (PSEG Capital), which serves as a financing vehicle for Energy Holdings' subsidiaries, borrows on the basis of a minimum net worth maintenance agreement with PSEG and Enterprise Capital Funding Corporation (Funding) which is currently inactive and formerly served as our financing vehicle on the basis of our consolidated financial position. EGDC has been conducting a controlled exit from the real estate business since 1993.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Consolidation

      The consolidated financial statements include the accounts of Energy Holdings and all direct and indirect subsidiaries in which Energy Holdings has a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Cash and Temporary Cash Investments

      Energy Holdings classifies cash and investments, with maturities of three months or less, as cash and temporary cash investments.

      Property and Equipment


      The estimated useful lives for purposes of computing depreciation, on a straight-line basis are from 3 to 12 years for furniture and equipment and 20 years for buildings. Equipment used by Public Service Conservation Resources Corporation (PSCRC), a wholly-owned subsidiary of Energy Technologies, is depreciated on a straight line basis over 10 to 15 years and is included in Operations and Maintenance expense in the Consolidated Statements of Income. Maintenance and repairs are expensed when incurred.


      Impairment of long-lived assets


      Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the asset, an impairment loss is to be recognized based on the fair value of the asset.


      The application of SFAS No. 121 relates primarily to long-lived generation assets of our affiliates from which equity in earnings is recognized in our consolidated statements of income. Should an impairment loss be recognized at one of our affiliates, our prorata share of the loss after taxes will be reflected in our consolidated statements of income. For the three months ended March 31, 2000 (unaudited) and the three years ended December 31, 1999, no such impairment losses were recognized against the long-lived assets of our affiliates.

      Capital Leases

      Resources leases property and equipment, through leveraged leases, with terms ranging from 8 to 45 years. The lease investments are recorded on a net basis by summing the lease rents receivable over the lease term and adding the residual value, if any, less any unearned income and deferred taxes to be recognized over the lease term. Leveraged leases are recorded net of non-recourse debt.

                           PSEG ENERGY HOLDINGS, INC.

      Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding net investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period.

      Investments in Corporate Joint Ventures and Partnerships

      Global and Resources currently own interests of 50% or less in active joint ventures and partnerships. These investments are accounted for under the equity method of accounting where significant influence over joint venture or partnership operating and management decisions exist. The pro-rata share of income is recorded in the Income from joint ventures and partnerships line of the income statement with a corresponding increase in the investment amount on the consolidated balance sheets. Cash distributions are recorded as reductions to the investment balance on the consolidated balance sheets. For investments in which significant influence does not exist, the cost method of accounting is applied. Interest is capitalized on investments during construction and development of qualifying assets. The capitalized interest is amortized over the operating lives of the projects upon the date of commercial operation. The amount of interest capitalized was $4,017,000, $8,484,000, $1,181,000 and $5,065,000 for the three months ended March 31, 2000 (unaudited) and the years ended December 31, 1999, 1998 and 1997, respectively.

      Resources carries its partnership investments in certain venture capital and leveraged buyout funds investing in securities at fair value where market quotations and an established liquid market of underlying securities in the portfolio are available. Fair value is determined based on the review of market price and volume data in conjunction with the Company's invested liquid position in such securities. Changes in fair value are recorded in Net investment gains in the Consolidated Statements of Income.


      Income Taxes


      Energy Holdings and its domestic subsidiaries file a consolidated Federal income tax return with PSEG. Energy Holdings and its subsidiaries have entered into tax allocation agreements with PSEG which provide that Energy Holdings and its subsidiaries will record their tax liabilities as though they were filing separate returns and will record tax benefits to the extent that PSEG is able to receive those benefits. Deferred income taxes are provided for the temporary differences between book and taxable income, resulting primarily from the use of revenue recognition under the equity method of accounting for book purposes, as well as the use of accelerated depreciation for tax purposes and the recognition of fair value accounting for book purposes. Energy Holdings defers and amortizes investment and energy tax credits over the lives of the related properties. We are pursuing a permanent reinvestment strategy with regard to foreign income related to investments made by Global. As such, taxes on foreign income are accrued at a significantly reduced rate than the Federal statutory rate of 35%. Should the foreign income be remitted as dividends, the company may be subject to additional United States taxes, net of allowable foreign tax credits.

      Public Service Electric and Gas Company, a wholly-owned subsidiary of PSEG, is an operating public utility providing electric and gas service in certain areas in the State of New Jersey and is subject to regulation by the New Jersey Board of Public Utilities (BPU). In a case affecting another utility in which Public Service Electric and Gas Company was not a party, the BPU approved an order treating certain consolidated tax savings generated after June 30, 1990 by that utility's nonutility affiliates as a reduction of that utility's rate base. In 1992, the BPU issued an order resolving Public Service Electric and Gas Company's 1992 base rate proceeding without separate quantification of the consolidated tax issue. Such order did not provide final resolution of the consolidated tax issue for any subsequent base rate filing. The issue of PSEG sharing the benefits of consolidated tax savings with Public Service Electric and Gas Company or its ratepayers was addressed by the BPU in its July 28, 1995 letter which informed Public Service Electric and Gas Company that the issue of consolidated tax savings can be discussed in the context of Public Service Electric and Gas Company's next base rate case or plan for

                           PSEG ENERGY HOLDINGS, INC.

an alternate form of regulation. Energy Holdings is not able to predict what action, if any, the BPU may take concerning consolidation of tax benefits in future rate proceedings. An unfavorable resolution may adversely impact Resources' investment strategy.

      Use of Derivative Financial Instruments

      Energy Holdings' market risk sensitive instruments and positions relate to potential losses arising from adverse changes in interest rates and foreign currency exchange rates. Energy Holdings' policy is to use derivatives to manage these risks consistent with its business plans and prudent practices.

      Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments are deferred and recognized in income when the hedged transaction occurs. (See Notes 8. Long-Term Debt and 13. Financial Instruments and Risk Management for additional information.)

      Foreign Currency

      Energy Holdings' financial statements are prepared using the United States Dollar as the reporting currency. For foreign operations whose functional currency is deemed to be the local (foreign) currency, asset and liability accounts are translated into United States Dollars at current exchange rates and revenues and expenses are translated at average exchange rates prevailing during the period. Translation gains and losses (net of applicable deferred taxes) are not included in determining net income but are reported in other comprehensive income (See the Consolidated Statements of Stockholder's Equity).

      Gains and losses on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses on foreign currency transactions, which operate as a hedge of an identifiable foreign currency commitment, a hedge of a foreign currency investment position, or when the entities involved in the transactions are consolidated or accounted for by the equity method and settlement of the transaction is not expected in the foreseeable future are included in other comprehensive income.

      Net Investment Gains or Losses


      Resources holds a beneficial partnership interest in two leveraged buyout funds which hold publicly traded securities. Investment gains or losses are recognized in income as the value of securities in the funds fluctuate. When securities are sold from the funds and cash is distributed, such gains or losses become realized. The investments in leveraged buyout funds represent investments in marketable securities that are accounted for using fair value accounting. Resources also recognizes investment gains or losses when leveraged lease interests are sold at an amount either greater or less than the book carrying amount, respectively. Losses are also recognized if management determines that there has been immediate decline in the market value of a property subject to leveraged lease or a change in the assumption of the residual value expected upon lease termination. Increases in market value of leased property are not recognized in the financial statements. Investment gains or losses are also recognized upon sale of partnership interests at amounts greater than or less than the carrying value, respectively.


      Energy Service Revenues

      Energy Technologies' revenues from fixed price and other long-term construction contracts are recognized on the percentage-of-completion method of accounting determined by the ratio of costs incurred to management's estimates of final total anticipated costs. Revenues from cost-plus-fee and time and material contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method and are included in Energy service revenues in the

                           PSEG ENERGY HOLDINGS, INC.

consolidated statements of income. Contract costs include all direct labor and benefits, material purchased for or installed in the project, subcontract costs and allocations of indirect construction costs. As contracts extend over one or more years, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts that require the revisions become known. Amounts representing contract change orders, customer approved claims or other items are included in revenue only when they can be reasonably estimated and realization is probable. When it is indicated that a contract will result in an ultimate loss, the entire loss is recognized in the financial statements during the period in which such loss becomes known.

      Energy Supply

      Energy Technologies records revenues from the sale of natural gas and electricity to customers. These sales are recorded in energy supply revenue in the consolidated statements of income and related supply costs are recorded in cost of energy sales. Energy Technologies may receive different quantities of gas and electricity from suppliers than the volumes sold to its customers. This results in imbalance receivables and payables to the local distribution company which delivers the gas and electricity to the customer. Such imbalances are valued at the lower of cost or market and accounted for on the first-in first-out basis and are included in accounts receivable-other or accounts payable-other on the balance sheets.

      Energy Technologies enters into long-term fixed price natural gas sales contracts. Energy Technologies also enters into long-term transportation agreements as required to serve such contracts. The costs of transportation vary based upon seasonality. In order to properly match revenues with expenses, Energy Technologies records transportation costs related to the fixed price contracts based on average unit transportation costs. (See Note 18. Subsequent Events for a discussion of Energy Technologies' change in strategy related to the gas and electric commodity business.)

Deferred Project Costs

      Global capitalizes all direct external and incremental internal costs related to project development once a project reaches certain milestones. These milestones are used to assess the probability of success for the project. Once the project reaches financial closing, Global transfers the deferred project balance to the investment account. These costs are amortized on a straight-line basis over the lives of the related project assets. Such amortization commences upon the date of commercial operation. Development costs related to unsuccessful projects are charged to expense. Deferred project costs on the consolidated balance sheets are shown in Other Assets.

      Deferred Debt Issuance Costs

      Deferred debt issuance costs are amortized over the term of the related indebtedness using the interest method.

      Use of Estimates

      The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

                           PSEG ENERGY HOLDINGS, INC.

NOTE 3. CAPITAL LEASES

      Resources' net investment in leveraged leases is composed of the following elements:

                                                                                       December 31,
                                                         March 31,           ---------------------------------
                                                           2000                  1999                1998
                                                       --------------        -------------      --------------
                                                         (unaudited)

Lease rents receivable .............................   $2,744,565,000       $2,643,447,000      $1,924,212,000
Estimated residual value of leased assets ..........      634,760,000          653,596,000         658,066,000
                                                       --------------        -------------      --------------
                                                        3,379,325,000        3,297,043,000       2,582,278,000
Less - unearned and deferred income ................    1,558,580,000        1,538,329,000       1,193,407,000
                                                       --------------        -------------      --------------
Investment in leveraged leases .....................    1,820,745,000        1,758,714,000       1,388,871,000
Less - deferred taxes arising from leveraged
  leases ...........................................      854,553,000          843,810,000         731,109,000
                                                       --------------        -------------      --------------
Net investment in leveraged leases .................   $  966,192,000        $ 914,904,000      $  657,762,000
                                                       ==============        =============      ==============

      Resources' pre-tax income and income tax effects related to investments in leveraged leases are as follows:

                                    Three Months Ended
                                        March 31,
                                  ---------------------
                                  2000             1999             1999             1998             1997
                                  ----             ----             ----             ----             ----
                                       (unaudited)

Pre-tax income ...........   $  36,214,000    $  25,039,000    $ 111,798,000    $  75,801,000    $  65,443,000
                             =============    =============    =============    =============    =============
Income tax effect of
 pretax income ...........   $  12,956,000    $   8,923,000    $  40,852,000    $  27,038,000    $  23,535,000
Amortization of investment
 tax credits .............   $    (128,000)   $    (124,000)   $    (510,000)   $    (850,000)   $    (604,000)

      Resources' leases property and equipment, through leveraged leases, with terms ranging from 8 to 45 years. The types of property placed under leveraged leases consisted of:

                                        March 31, 2000         December 31,
                                        --------------    ----------------------
                                         (unaudited)        1999          1998
                                                          --------      --------
      Energy-related ................         75%            72%           64%
      Aircraft ......................         11%            11%           18%
      Real Estate ...................          9%            11%           12%
      Commuter rail cars ............          4%             5%            5%
      Industrial ....................          1%             1%            1%

      Resources' initial investment in leveraged leases represents approximately 20% of the purchase price of the leveraged leased property; the balance is provided by third-party financing in the form of non-recourse long-term debt which is secured by the property.

      In 1999, Resources negotiated the early termination of three leveraged leases and received cash proceeds of $126,000,000 and recognized a pre-tax gain of $23,000,000. This was recorded in Net investment gains.

      In 1998, Resources restated two leveraged lease investments due to a permanent decline in the market value of properties subject to the master leases, and accrued lease rents that management determined were uncollectible. As a result of this restatement, a $17,090,000 charge was recorded to Net investment gains and a $9,123,000 charge was recorded to Income from capital leases on the Consolidated Statements of Income.

                           PSEG ENERGY HOLDINGS, INC.

NOTE 4.  INVESTMENTS IN CORPORATE JOINT VENTURES AND PARTNERSHIPS

      Global

      Global's investments include domestic qualifying facilities (QFs) under the Public Utility Regulatory Policies Act of 1978, foreign exempt wholesale generators (EWGs) under the 1992 amendments to the Public Utility Holding Company Act of 1935 and foreign utility companies (FUCOs). Global's investments are generally financed through debt that is non-recourse to Global and Energy Holdings. Global's investments in QF projects have been undertaken with other participants because Global, together with other utility affiliates, may not own more than 50% of a QF subsequent to its in-service date. Projects involving EWGs are not restricted to a 50% investment limitation. Global's share of income and cash flow distribution percentages currently range from 4.78% to 50%. Interest is earned on loans made to various projects. Such loans earned rates of interest ranging from 7.5% to 15% during 1999 and 1998.

      In 1999, Global and a partner acquired 90.23% of Chilquinta Energia, S.A., a distribution company providing electric and gas service to more than one million customers in Chile and Peru. In January 2000, Global and its partner completed the purchase of an additional 9.75% of the shares of Chilquinta Energia, S.A., increasing their total holdings to 99.98%. Global's 50% share of the acquisition was funded with approximately $268,000,000 of equity and $160,000,000 of debt that is non-recourse to Global and to us.

      In 1999, Global and a partner closed on a tender offer for outstanding publicly traded shares of Luz del Sur, a Peruvian distribution company. The number of shares tendered constitutes 22.5% of the shares of Luz del Sur. At the time of the tender, Global and its partner already owned 37% of Luz del Sur which was acquired in June 1999 as part of the acquisition of Chilquinta Energia, S.A. discussed below. The tender was offered exclusively in Peru. Global and its partner also purchased an additional 25% of Luz del Sur upon closing of the tender offer. Global's investment in connection with these transactions was approximately $108,000,000.

      In 1999, Global sold its 50% partnership interest in the Newark Bay Cogeneration Facility, a 137MW gas-fired combined-cycle plant in Newark, New Jersey. Global recognized a pre-tax gain of approximately $69,000,000 as a result of this transaction. This was recorded in Other income/(loss).


      As part of a comprehensive review of assets and development activities, Global recognized a $43,971,000 write-down in the third quarter of 1999, related to equity investments in generation facilities in California and in development companies in the Philippines and Thailand.


      In California, Global owns a 50% equity interest in six generating facilities totaling 130 MWs known as GWF and Hanford. The facilities began operations between 1989 and 1991. Power is sold to a utility under a pricing structure that provided for fixed rate energy prices for the first 10 year period coupled with capacity payments over the entire power purchase contract terms which range from 20 to 30 years. In the 11th year of the contracts, the energy component of the price is based on Short Run Avoided Cost (SRAC) which is a formula based pricing mechanism that takes into account the cost of fuel, plant efficiency and other factors. This price is correlated to market pool prices on the California power exchange. The market prices and correspondingly, the SRAC prices, are driven by many factors including, but not limited to, demand, availability of generation supply and cost of the supply. Market prices are most volatile during the summer when high temperatures cause a higher demand for power often increasing the cost. In 1999, as part of a review of all equity investments, Global assessed the carrying value of GWF and Hanford taking into account the future cash flows expected from these investments after review of the most current SRAC prices which were significantly lower than fixed rate energy prices paid in the first 10 years. Global determined that there was a permanent loss in value of its equity investment and recognized a pre-tax charge to income of $31,100,000 in accordance with APB 18, "The Equity Method of Accounting for Investments in Common Stock".

                           PSEG ENERGY HOLDINGS, INC.

      Interests in the two power development companies in Thailand and the Philippines were acquired in 1997 for a total cost of approximately $22,000,000. The Asian financial crisis, which began in 1997, significantly impacted development prospects in the region having an impact on the financial condition of the companies which consistently recognized losses over the reported periods. In the third quarter of 1999, management made a decision to cease providing an operating and financial commitment to the development ventures. A pre-tax charge to income of $7,800,000 was recognized to write-off the equity investment in the development company in Thailand. Global sold its investment later in the year for $5,000. A pre-tax charge to income of $5,000,000 was recognized to reduce the value of Global's equity investment in the development company in the Philippines to the remaining cash and land value of approximately $3,000,000.

      In 1998, Global exercised a put option related to its 50% interest in a natural gas fired generation station in Colombia and in effect sold its interest back to the partner for approximately $55,000,000.


      Also in 1998, Global sold its 50% interest in two domestic cogeneration plants for approximately $82,000,000. The net gain on the disposition of these assets was approximately $1,948,000 and is recorded in Other income (loss) in the Consolidated Statements of Income.


      As of December 31, 1999, Global's portfolio consisted of investments in 36 cogeneration or independent power projects (including 17 under construction or advanced development) which range in gross production capacities from 15 to 1,000 megawatts (MWs) of electricity, and 6 electric distribution companies. As of December 31, 1999 and 1998, Global's net investment and share of project MWs by region were as follows:

                                  1999           MW           1998        MW
                             --------------     -----    --------------   ---
Generation
North America .........      $  208,040,000     1,292    $  185,203,000   367
Latin America .........          90,784,000       502        20,914,000   128
Asia Pacific ..........          89,629,000       161        79,380,000   150
EAMS(1) ...............          86,996,000       832        14,038,000    66
Distribution
Latin America .........       1,159,051,000       N/A       759,954,000   N/A
                             --------------     -----    --------------   ---
Total Investment ......      $1,634,500,000     2,787    $1,059,489,000   711
                             ==============     =====    ==============   ===

----------
(1) Europe, Africa, Middle East and India.

      Investments in net assets of affiliated companies accounted for under the equity method of accounting by Global amounted to $1,629,237,000 and $1,053,909,000 at December 31, 1999 and 1998, respectively. During the three years ended December 31, 1999, 1998 and 1997, the amount of dividends from these investments were $81,794,000, $91,752,000 and $39,591,000, respectively. Energy Holdings' after tax share of undistributed earnings of affiliates included in consolidated retained earnings was approximately $31,000,000, $14,000,000 and $22,000,000, respectively for the years ended December 31, 1999, 1998 and 1997.

                           PSEG ENERGY HOLDINGS, INC.

      Summarized results of operations and financial position of all affiliates in which Global uses the equity method of accounting are presented below:

                                                            Foreign             Domestic              Total
                                                          -----------         -------------         ----------
                                                                         (Thousands of Dollars)

December 31, 1999
Condensed Income Statement Information
Revenue .............................................     $ 1,177,469            $ 423,651          $1,601,120
Gross Profit ........................................         408,280              264,980             673,260
Minority Interest ...................................         (22,808)                 (79)            (22,887)
Net Income ..........................................         110,198              154,705             264,903

Condensed Balance Sheet Information
Assets:
 Current Assets .....................................         509,463              121,934             631,397
 Property, Plant & Equipment ........................       2,494,261              794,385           3,288,646
 Other Assets .......................................       1,529,643               86,990           1,616,633
                                                          -----------            ---------          ----------
Total Assets ........................................       4,533,367            1,003,309           5,536,676

Liabilities:
 Current Liabilities ................................         563,412              114,327             677,739
 Debt* ..............................................         564,333              460,817           1,025,150
 Other Non Current Liabilities ......................         505,917               23,608             529,525
 Minority Interest ..................................         231,990                  490             232,480
                                                          -----------            ---------          ----------
Total Liabilities ...................................       1,865,652              599,242           2,464,894

Equity ..............................................       2,667,715              404,067           3,071,782
                                                          -----------            ---------          ----------
Total Liabilities & Equity ..........................       4,533,367            1,003,309           5,536,676

                           PSEG ENERGY HOLDINGS, INC.

                                                            Foreign             Domestic              Total
                                                          -----------         -------------         ----------
                                                                         (Thousands of Dollars)

December 31, 1998
Condensed Income Statement Information
Revenue ...............................................    $1,123,169            $ 441,228          $1,564,397
Gross Profit ..........................................       587,241              276,724             863,965
Minority Interest .....................................        (2,474)                 (55)             (2,529)
Net Income ............................................       173,603              139,199             312,802
Condensed Balance Sheet Information

Assets:
 Current Assets .......................................       333,071              129,428             462,499
 Property, Plant & Equipment ..........................     1,780,266              705,602           2,485,868
 Other Assets .........................................     1,224,915              111,972           1,336,887
                                                           ----------            ---------          ----------
Total Assets ..........................................     3,338,252              947,002           4,285,254
Liabilities:

 Current Liabilities ..................................       440,915               95,483             536,398
 Debt* ................................................       166,329              463,002             629,331
 Other Non Current Liabilities ........................       502,742               30,679             533,421
 Minority Interest ....................................        29,157                  442              29,599
                                                           ----------            ---------          ----------
Total Liabilities .....................................     1,139,143              589,606           1,728,749

Equity ................................................     2,199,109              357,396           2,556,505
                                                           ----------            ---------          ----------
Total Liabilities & Equity ............................     3,338,252              947,002           4,285,254


December 31, 1997
Condensed Income Statement Information
Revenue                                                     $ 572,695            $ 462,042          $1,034,737
Gross Profit                                                  283,459              272,949             556,408
Minority Interest                                              (1,498)                 (39)             (1,537)
Net Income                                                     76,153              127,761             203,914
(*)Debt is non-recourse to Global and Energy Holdings.

================================================================================

      Global's investments in the following companies comprised 93% and 97% of Global's total investment balance as of December 31, 1999 and 1998, respectively, and comprised 95% of Global's total equity earnings from partnerships/joint ventures for the years ended December 31, 1999 and 1998.

                           PSEG ENERGY HOLDINGS, INC.

      Summarized results of operations and financial position and the respective ownership interests of these companies are presented below:

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments

FOREIGN
RGE - Brazil (A) ...............................      31%
Condensed Income Statement Information
Revenue ........................................                   $ 432,777        $ 600,752         $ 263,245
Gross Profit ...................................                     147,676          443,626           204,008
Net Income .....................................                      29,057          112,406            48,423

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      68,328          104,940
 Property, Plant & Equipment ...................                     585,160          815,371
 Other Assets (C) ..............................                     594,793          896,310
                                                                   ---------        ---------
Total Assets ...................................                   1,248,281        1,816,621

Liabilities:
 Current Liabilities ...........................                     120,831          130,667
 Debt (D) ......................................                      86,877           80,254
 Other Non Current Liabilities .................                     291,169          465,848
                                                                   ---------        ---------
Total Liabilities ..............................                     498,877          676,769

Equity .........................................                     749,404        1,139,852
                                                                   ---------        ---------
Total Liabilities & Equity .....................                   1,248,281        1,816,621

EDEN/EDES (Combined) - Argentina (A)                  30%
Condensed Income Statement Information
Revenue ........................................                   $ 258,528        $ 285,018         $ 166,596
Gross Profit ...................................                      71,954           78,036            42,391
Net Income .....................................                      36,702           35,927            15,895

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                     101,531          134,419
 Property, Plant & Equipment ...................                     457,018          431,415
 Other Assets (C) ..............................                     205,548          213,849
                                                                   ---------        ---------
Total Assets ...................................                     764,097          779,683

Liabilities:
 Current Liabilities ...........................                     156,024          168,925
 Other Non Current Liabilities .................                      11,056           10,444
                                                                   ---------        ---------
Total Liabilities ..............................                     167,080          179,369

Equity .........................................                     597,017          600,314
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     764,097          779,683

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

EDELAP - Argentina (A) .........................      30%
Condensed Income Statement Information
Revenue ........................................                   $  98,058        $  95,402            $   --
Gross Profit ...................................                      30,710           21,154                --
Net Income .....................................                      12,529            7,101                --

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      34,077           28,721
 Property, Plant & Equipment ...................                     339,220          327,283

 Other Assets ..................................                       5,738            3,209

                                                                   ---------        ---------
Total Liabilities & Equity .....................                     379,035          359,213

Liabilities:
 Current Liabilities ...........................                      59,944           64,674
 Debt (D) ......................................                      40,000           20,000
 Other Non Current Liabilities .................                      17,173           12,334
                                                                   ---------        ---------
Total Liabilities ..............................                     117,117           97,008

Equity .........................................                     261,918          262,205
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     379,035          359,213

Parana - Argentina (B) .........................      33%

Condensed Income Statement Information
Revenue ........................................                   $      --        $      --            $   --
Gross Profit ...................................                          --               --                --
Net Income (Loss) ..............................                         (82)              --                --

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      14,909               --
 Property, Plant & Equipment ...................                      41,324               --

 Other Assets ..................................                       6,278               --

                                                                   ---------        ---------
Total Assets ...................................                      62,511               --

Liabilities:
 Current Liabilities ...........................                       6,027               --

 Debt ..........................................                          --               --

 Other Non Current Liabilities .................                          --               --
                                                                   ---------        ---------
Total Liabilities ..............................                       6,027               --

Equity .........................................                      56,484               --
                                                                   ---------        ---------
Total Liabilities & Equity .....................                      62,511               --

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

Central Termica San Nicolas - Argentina (B) ....      19%

Condensed Income Statement Information
Revenue ........................................                    $128,363         $131,614          $134,942
Gross Profit ...................................                      30,438           37,425            36,059
Minority Interest ..............................                      (1,736)          (1,640)           (1,421)
Net Income (Loss) ..............................                      12,560           11,850            10,417

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      32,919           33,127
 Property, Plant & Equipment ...................                     134,470          139,547

 Other Assets ..................................                       9,752            9,034

                                                                   ---------        ---------
Total Assets ...................................                     177,141          181,708

Liabilities:
 Current Liabilities ...........................                      60,372           53,980
 Debt (D) ......................................                          --           24,000
 Other Non Current Liabilities .................                       7,691            8,946
 Minority Interest .............................                      12,814           11,078
                                                                   ---------        ---------
Total Liabilities ..............................                      80,877           98,004

Equity .........................................                      96,264           83,704
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     177,141          181,708

POC - Peru (A) (E) (H) .........................      50%
Condensed Income Statement Information
Revenue ........................................                   $   6,562        $      --            $   --
Gross Profit ...................................                       6,562               --                --
Net Income .....................................                       6,029               --                --

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      12,023               --
 Property, Plant & Equipment ...................                          --               --
 Other Assets (C) ..............................                     202,559               --
                                                                   ---------        ---------
Total Assets ...................................                     214,582               --

Liabilities:
 Current Liabilities ...........................                          --               --

 Debt ..........................................                          --               --

 Other Non Current Liabilities .................                          --               --

Total Liabilities ..............................                          --               --

Equity .........................................                     214,582               --
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     214,582               --

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

Inversiones - Chile (A) (F) (H) ................      50%
Condensed Income Statement Information
Revenue ........................................                   $ 238,040        $      --            $   --
Gross Profit ...................................                     113,371               --                --
Minority Interest ..............................                     (19,795)              --                --
Net Income .....................................                      11,559               --                --

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                     194,877               --
 Property, Plant & Equipment ...................                     740,302               --
 Other Assets (C) ..............................                     370,173               --
                                                                   ---------
Total Assets ...................................                   1,305,352               --

Liabilities:
 Current Liabilities ...........................                     130,787               --
 Debt (D) ......................................                     367,956               --
 Other Non Current Liabilities .................                     149,073               --
 Minority Interest .............................                     199,343               --
                                                                   ---------
Total Liabilities ..............................                     847,159               --

Equity .........................................                     458,193               --
                                                                   ---------
Total Liabilities & Equity .....................                   1,305,352               --

Turboven - Venezuela (B) .......................      50%
Condensed Income Statement Information
Revenue ........................................                   $      --        $      --            $   --
Gross Profit ...................................                          --               --                --
Net Income (Loss) ..............................                          --               --                --

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      13,061               --
 Property, Plant & Equipment ...................                      64,337               --

 Other Assets ..................................                      24,882               --

                                                                   ---------        ---------
Total Assets ...................................                     102,280               --

Liabilities:

 Current Liabilities ...........................                       7,417               --

 Debt ..........................................                          --               --

 Other Non Current Liabilities .................                      19,886               --
                                                                   ---------        ---------
Total Liabilities ..............................                      27,303               --

Equity .........................................                      74,977               --

                                                                   ---------        ---------
Total Liabilities & Equity .....................                     102,280               --

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

MPC - China (B) ................................      50%
Condensed Income Statement Information
Revenue ........................................                    $ 15,141         $ 10,383           $ 7,912
Gross Profit ...................................                       7,569            7,000             4,996
Minority Interest ..............................                      (1,277)            (834)              (77)
Net Income .....................................                       1,844            6,319             7,999

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      37,738           31,864
 Property, Plant & Equipment ...................                     132,430           66,650

 Other Assets ..................................                     109,920          102,513

                                                                   ---------        ---------
Total Assets ...................................                     280,088          201,027

Liabilities:
 Current Liabilities ...........................                      22,010           22,669
 Debt (D) ......................................                      69,500           42,075
 Other Non Current Liabilities .................                       9,869            5,170
 Minority Interest .............................                      19,833           18,079
                                                                   ---------        ---------
Total Liabilities ..............................                     121,212           87,993

Equity .........................................                     158,876          113,034
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     280,088          201,027

DOMESTIC
GWF Power Systems Company Inc. (B) .............      50%
Condensed Income Statement Information
Revenue ........................................                     $ 2,023          $ 1,941           $ 1,869
Gross Profit ...................................                       1,593            1,720             1,818
Net Income .....................................                         950            1,026             1,219

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                         980              518
 Property, Plant & Equipment ...................                          --              261

 Other Assets ..................................                      15,132           17,981

                                                                   ---------        ---------
Total Assets ...................................                      16,112           18,760

Liabilities:
 Current Liabilities ...........................                         594              690
 Other Non Current Liabilities .................                       3,958            4,109
                                                                   ---------        ---------
Total Liabilities ..............................                       4,552            4,799

Equity .........................................                      11,560           13,961
                                                                   ---------        ---------
Total Liabilities & Equity .....................                      16,112           18,760

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

GWF Power Systems, L.P. (B) ....................      50%
Condensed Income Statement Information
Revenue ........................................                   $ 114,359        $ 118,796         $ 118,477
Gross Profit ...................................                      88,640           91,147            87,963
Net Income .....................................                      70,436           64,386            57,827

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      43,223           41,893
 Property, Plant & Equipment ...................                     204,106          211,543

 Other Assets ..................................                       7,534           14,415

                                                                   ---------        ---------
Total Assets ...................................                     254,863          267,851

Liabilities:
 Current Liabilities ...........................                      14,542           43,338
 Debt (D) ......................................                      24,540           35,540
 Other Non Current Liabilities .................                         284            1,920
                                                                   ---------        ---------
Total Liabilities ..............................                      39,366           80,798

Equity .........................................                     215,497          187,053
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     254,863          267,851


Hanford L.P. (B) ...............................      50%
Condensed Income Statement Information
Revenue ........................................                    $ 30,443         $ 29,628          $ 30,159
Gross Profit ...................................                      20,974           19,392            20,423
Net Income .....................................                      14,779           12,398            12,963

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      13,784           13,486
 Property, Plant & Equipment ...................                      51,795           56,769

 Other Assets ..................................                         131              322

                                                                   ---------        ---------
Total Assets ...................................                      65,710           70,577

Liabilities:
 Current Liabilities ...........................                       7,224            8,096
 Debt (D) ......................................                       2,293            8,441
 Other Non Current Liabilities .................                          --               26
                                                                   ---------        ---------
Total Liabilities ..............................                       9,517           16,563

Equity .........................................                      56,193           54,014
                                                                   ---------        ---------
Total Liabilities & Equity .....................                      65,710           70,577

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

Eagle Point - (B) ..............................      50%
Condensed Income Statement Information
Revenue ........................................                   $ 130,561        $ 124,531         $ 125,770
Gross Profit ...................................                      67,629           64,413            61,455
Net Income .....................................                      43,380           39,100            34,708
Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      32,216           28,042
 Property, Plant & Equipment ...................                     125,647          129,883

 Other Assets ..................................                       3,137            3,609

                                                                   ---------        ---------
Total Assets ...................................                     161,000          161,534


Liabilities:
 Current Liabilities ...........................                      25,324           22,957
 Debt (D) ......................................                      75,675           90,525
                                                                   ---------        ---------
Total Liabilities ..............................                     100,999          113,482

Equity .........................................                      60,001           48,052
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     161,000          161,534

Kalaeloa (B) (G) ...............................      49%
Condensed Income Statement Information
Revenue ........................................                    $ 90,925         $ 84,957          $ 99,459
Gross Profit ...................................                      47,305           46,751            47,641
Minority Interest ..............................                         (79)             (55)              (39)
Net Income (Loss) ..............................                       7,811            5,446             3,943

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                      15,453           12,624
 Property, Plant & Equipment ...................                     171,555          173,490

 Other Assets ..................................                      59,835           61,424

                                                                   ---------        ---------
Total Assets ...................................                     246,843          247,538

Liabilities:
 Current Liabilities ...........................                       9,094            7,596
 Debt (D) ......................................                     185,735          192,776
 Other Non Current Liabilities .................                          --            4,840
 Minority Interest .............................                         490              442
                                                                   ---------        ---------
Total Liabilities ..............................                     195,319          205,654

Equity .........................................                      51,524           41,884
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     246,843          247,538

                           PSEG ENERGY HOLDINGS, INC.

                                                      %
                                                  Ownership           1999             1998            1997
                                                  ---------        ---------        ---------        ----------
                                                                              (Thousands of Dollars)

Investments (Continued)

Texas Independent Energy, L.P. (B) .............      50%
Condensed Income Statement Information
Revenue ........................................                   $     174        $      --            $   --
Gross Profit ...................................                         174               --                --
Minority Interest ..............................                          --               --                --
Net Income (Loss) ..............................                      (1,237)              --                --

Condensed Balance Sheet Information
Assets:
 Current Assets ................................                       1,449               --
 Property, Plant & Equipment ...................                     210,592               --

 Other Assets ..................................                          --               --

                                                                   ---------        ---------
Total Assets ...................................                     212,041               --

Liabilities:
 Current Liabilities ...........................                      52,853               --
 Debt (D) ......................................                     158,582               --
 Other Non Current Liabilities .................                          --               --
 Minority Interest .............................                          --               --
                                                                   ---------        ---------
Total Liabilities ..............................                     211,435               --

Equity .........................................                         606               --
                                                                   ---------        ---------
Total Liabilities & Equity .....................                     212,041               --

(A)   Distribution Assets.
(B)   Generation Assets.
(C)   Other Assets is primarily goodwill.
(D)   Long-Term Debt is non-recourse to Global and Energy Holdings.
(E) The 1999 results of operations of POC-Peru represents the period from September 15, 1999 (the date of formation) through December 31, 1999.
(F) The 1999 results of operations of Inversiones represents the period from June 9, 1999 (the date of formation ) through December 31, 1999.
(G) Global acquired an additional 1.0% general partnership interest in Kalaeloa in April 2000.
(H) Global and its partner own 99.98% of Chilquinta Energia, S.A. and 85% of Luz del Sur through their joint and equal ownership interests in Inversiones-Chile and POC-Peru.

      Resources

      Resources has limited partnership investments in two leveraged buyout funds, an ethylene production facility, a clean air facility and solar electric generating systems. Resources' total investment in limited partnerships was $292,095,000, $279,286,000 and $383,284,000 at March 31, 2000 (unaudited),
December 31, 1999 and 1998, respectively.

      Included in the amounts  above are limited  partnership  interests  in two leveraged buyout funds that hold publicly traded securities, which are managed by KKR Associates L.P. The book value of the investment in the leveraged buyout funds was $256,262,000, $230,104,000 and $305,657,000 as of March 31, 2000
(unaudited), December 31, 1999 and 1998, respectively. The largest single investment in the funds held indirectly by Resources is the investment in approximately 16,847,000 shares of common stock of Borden Inc., having a book value of $83,908,000, $84,400,000 and $84,594,000 as of March 31, 2000
(unaudited), December 31, 1999 and 1998, respectively. Borden is in the consumer products industry.

      Resources applies fair value accounting to investments in the funds where publicly traded market prices are available as described in Note 2. Summary of Significant Accounting Policies. Approximately

                           PSEG ENERGY HOLDINGS, INC.

$157,196,000,   $130,546,000  and  $204,303,000  represent  the  fair  value  of
Resources' share of the publicly traded securities in the funds as of March 31, 2000 (unaudited), December 31, 1999 and 1998, respectively.

      In 1999, Resources, through its investment in the leveraged buyout funds, received cash distributions of approximately $99,000,000 resulting in a pre-tax gain of approximately $35,000,000 from the fund's sale of a portion of its equity interests. This is recorded in Net investment gains.

      EGDC

      As of December 31, 1999 and 1998, EGDC has partnership investments of $19,673,000 and $29,288,000, respectively in developed commercial real estate and in land held for development. EGDC has been conducting a controlled exit from the real estate business since 1993. In 1997, EGDC recorded a pre-tax charge of approximately $10,318,000 to write down to net realizable value certain properties in its portfolio held for sale. In 1999, a pre-tax charge of approximately $11,229,000 was also recorded for one property held for sale. These amounts are recorded in operations and maintenance. EGDC has been conducting a controlled exit from the real estate business. As such, gains and losses from property sales are considered to be in the normal course of business of EGDC.

NOTE 5. FOREIGN OPERATIONS

      As of December 31, 1999, Global has approximately $1,443,581,000, including deferred project costs, of international investments ($167,714,000 in construction) in projects that generate or distribute energy primarily in Brazil, Argentina, Chile, Peru, Italy and China. Global is expected to continue to make international investments. Where possible, Global structures its investments to manage the risk associated with project development, including foreign currency devaluation and fluctuations.

      Net foreign currency devaluations, caused primarily by the Brazilian Real, have reduced Stockholder's Equity by the net of tax amounts of $200,053,000 and $43,015,000 as of December 31, 1999 and 1998, respectively (see Consolidated Statements of Stockholder's Equity).

      In January 1999, Brazil abandoned its managed devaluation strategy and allowed the Real to float against other currencies. As of December 31, 1999, the Real had devalued approximately 33% against the United States Dollar since January 1, 1999. For the year ended December 31, 1999 the devaluation has resulted in a charge of $145,783,000 to other comprehensive income, a separate component of Stockholder's Equity. Energy Holdings cannot predict to what extent, if any, further devaluation may occur, and therefore, cannot predict the impact of potential devaluation of currencies on Energy Holdings' results of operations, financial condition and net cash flows.

      Energy Holdings' foreign investments were comprised of leveraged leases in aircraft, utility facilities and commuter rail cars, a note receivable, electric distribution facilities, exempt wholesale generators and foreign utility companies. Foreign revenues and foreign assets, as a percent of total revenues and total assets, is as follows:

                                                                                     December 31,
                                          March 31,     ----------------------------------------------------------------------
                                            2000         %        1999        %          1998         %          1997       %
                                            ----        ---       ----       ---         ----        ---         ----      ---
                                         (unaudited)
Income from capital
 leases ............................    $ 27,246,000          $ 88,757,000           $ 58,518,000           $ 33,943,000
Income from joint
 ventures ..........................      19,317,000            52,601,000             46,617,000             13,949,000
Interest and dividends .............         101,000               407,000                411,000                404,000
Operator/Management
 fees ..............................       1,421,000             7,227,000              3,676,000              2,820,000
                                      --------------        --------------         --------------         --------------
Total foreign revenues .............    $ 48,085,000   22%  $  148,992,000   24%   $  109,222,000   25%     $ 51,116,000   15%
                                      --------------        --------------         --------------         --------------
Foreign assets (A) .................  $2,551,074,000   59%  $2,420,277,000   59%   $1,602,790,000   51%   $1,327,828,000   44%
                                      ==============        ==============         ==============         ==============

(A) Amount is net of pre-tax foreign currency translation adjustment of $191,353,000, $222,281,000, $47,794,000 and $16,132,000 as of March 31,
     2000 (unaudited) and December 31, 1999, 1998 and 1997, respectively.

                           PSEG ENERGY HOLDINGS, INC.

      IPE Energia (IPE), a wholly-owned subsidiary of Global, whose functional currency is the United States Dollar, had non-recourse debt of $89,089,000 and $119,418,000 as of March 31, 2000 and 1999 (unaudited), respectively and 90,075,000 and $122,834,000 as of December 31, 1999 and 1998, respectively (see
Note 8. Long-Term Debt), denominated in Brazilian Reals, which is indexed to a basket of currencies including United States Dollars. As a result, the debt is subject to foreign currency exchange rate risk due to the effect of exchange rate movements between the indexed foreign currencies and the Brazilian Real and between the Brazilian Real and the United States Dollar. Exchange rate changes ultimately impact the debt level outstanding in the denominated currency and result in foreign currency transaction gains or losses, which are included in net income. The net foreign currency transaction gains (losses) for the three months ended March 31, 2000 and 1999 (unaudited) were $1,187,000 and $3,344,000, respectively, and for the years ended December 31, 1999, 1998 and 1997 were $3,083,000, $(3,031,000) and $685,000, respectively, and are recorded in Other Income (Loss) in the Consolidated Statements of Income.

NOTE 6. INCOME TAXES

      A reconciliation of income taxes calculated at the Federal statutory rate of 35% of income before income taxes and the income tax provision is as follows:

                                                             1999                 1998                1997
                                                         ------------         ------------        ------------
Federal income tax expense at statutory rate .........   $ 61,608,000         $ 34,146,000        $ 25,708,000
State income taxes, net of Federal income
  tax benefit ........................................     15,782,000            4,470,000           3,110,000
Amortization of investment and energy
  tax credits ........................................       (807,000)          (1,105,000)         (1,251,000)
Dividends received deduction .........................       (807,000)            (755,000)           (651,000)
Tax effect of tax benefit transfer expense ...........        192,000              878,000             505,000
Tax effects attributable to foreign operations .......     (7,204,000)          (1,120,000)            (68,000)
Tax credits ..........................................             --           (6,923,000)                 --
Other ................................................        178,000              569,000          (1,537,000)
                                                         ------------         ------------        ------------
Income tax expense ...................................   $ 68,942,000         $ 30,160,000        $ 25,816,000
                                                         ============         ============        ============

      The following is an analysis of Deferred Income Taxes:

                                                                                 1999                1998
                                                                              ------------        ------------
Assets - non-current:
   Development expenses                                                       $ 16,074,000        $ 14,786,000
   Foreign currency translation                                                 22,228,000           4,779,000
   Bad debt reserve                                                              5,578,000           5,456,000
   Other                                                                         7,847,000           7,371,000
                                                                              ------------        ------------
Total Assets                                                                    51,727,000          32,392,000
                                                                              ============        ============
Liabilities - non-current:
   Leasing activities                                                          796,570,000         702,258,000
   Partnership activities                                                      117,593,000         154,411,000
   Income from foreign operations                                                6,200,000           3,008,000
   State income tax deferrals                                                   18,827,000          19,017,000
                                                                              ------------        ------------
Total Liabilities                                                              939,190,000         878,694,000
                                                                              ------------        ------------
Net Liabilities                                                               $887,463,000        $846,302,000
                                                                              ============        ============

      As of December 31, 1999 and 1998, the amount due PSEG for Federal income tax was $754,000 and $159,000, respectively.

                           PSEG ENERGY HOLDINGS, INC.

NOTE 7.  NOTES PAYABLE

      In May 1999, Energy Holdings closed on two separate senior revolving credit facilities, with a syndicate of banks, a $165,000,000, 364 day revolving credit facility and a $495,000,000, five year revolving credit and letter of credit facility. These facilities, totaling $660,000,000 replaced Funding's two revolving credit and reimbursement agreements of $300,000,000 and $150,000,000.

      As of March 31, 2000 and 1999 (unaudited), and December 31, 1999 and 1998, borrowings outstanding under the revolving credit and reimbusement agreements were $125,000,000, $123,000,000, $351,000,000 and $206,000,000, respectively.
The effective interest rates on the revolving credit facility borrowings at March 31, 2000 and 1999 (unaudited), and December 31, 1999 and 1998, were 7.06%, 7.75%, 6.67% and 6.70%, respectively, plus related costs.The interest expense incurred related to short-term borrowings amounted to $4,405,000 and $2,835,000 as of March 31, 2000 and 1999 (unaudited), respectively, and $11,242,000, $8,060,000 and $9,826,000 as of December 31, 1999, 1998 and 1997, respectively.
Due to the short-term nature of this debt and the related interest rates, the recorded amounts are a reasonable estimate of fair value as of March 31, 2000 and 1999 (unaudited), and December 31, 1999 and 1998.

                           PSEG ENERGY HOLDINGS, INC.

NOTE 8.  LONG-TERM DEBT

      Long-Term Debt was comprised of the following:

                                                            March 31,          December 31,
                                                           ----------    --------------------------
                                                 Year Due     2000           1999            1998
                                                ---------  ----------    -----------      ---------
                                                           (unaudited)
                                                                  (Thousands of Dollars)
Energy Holdings
Senior Notes
9.125% ....................................        2004    $  300,000    $        --      $      --
10.00% ....................................        2009       400,000        400,000             --
Net unamortized discount ..................                     5,259)        (4,914)            --
                                                           ----------    -----------      ---------
Total long-term debt of Energy Holdings ...                   694,741        395,086             --
                                                           ----------    -----------      ---------
PSEG Capital
Medium-Term Notes (MTNs) (A)
8.95% - 9.93% .............................        1999            --             --        155,000
6.54% .....................................        2000        78,000         78,000         78,000
6.73% - 6.74% .............................        2001       170,000        170,000        135,000
6.80% - 7.00% .............................        2002       130,000        130,000        130,000
6.25% .....................................        2003       252,000        252,000             --
                                                           ----------    -----------      ---------
Principal amount outstanding ..............                   630,000        630,000        498,000
Amounts due in one year ...................                   (77,956)       (77,937)      (154,973)
Net unamortized discount ..................                    (1,668)        (1,857)        (1,195)
                                                           ----------    -----------      ---------
Total long-term debt of PSEG Capital ......                   550,376        550,206        341,832
                                                           ----------    -----------      ---------
Funding
Senior Notes
7.58% - Series G ..........................        1999            --             --         45,000
                                                           ----------    -----------      ---------
Principal amount outstanding ..............                        --             --         45,000
Amounts due in one year ...................                        --             --        (45,000)
                                                           ----------    -----------      ---------
Total long-term debt of Funding ...........                        --             --             --
                                                           ----------    -----------      ---------
Global
Non-recourse Debt
7.721% - Bank Loan ........................        1999            --             --         87,044
11.08% - 13.73% - Bank Loan ...............        2000        96,591         96,919             --
 9.04% - 13.73% - Bank Loan ...............        2001       125,699        126,027             --
 9.42% - 13.73% - Bank Loan ...............        2002        44,696         45,025        122,834
 9.42% - Bank Loan ........................        2003        28,995         28,995             --
 9.42% - Bank Loan ........................        2004        20,003         20,003             --
14.00% - Minority Interest Loan ...........        2027         9,990          9,990          9,990
                                                           ----------    -----------      ---------
Principal amount outstanding ..............                   325,974        326,959        219,868
Amounts due in one year ...................                    96,591        (96,919)      (117,752)
                                                           ----------    -----------      ---------
Total long-term debt of Global ............                   229,383        230,040        102,116
                                                           ----------    -----------      ---------
Resources
8.60% - Bank Loan .........................   2001-2019        24,529             --             --
                                                           ----------    -----------      ---------
Total long-term debt of Resources .........                    24,529             --             --
Energy Technologies
7.73% - Bank Loan .........................   2001-2004         1,210             --             --
9.75% - Bank Loan .........................   2001-2005           546             --             --
                                                           ----------    -----------      ---------
Principal amount outstanding ..............                     1,756             --             --
Amounts due in one year ...................                       201             --             --
                                                           ----------    -----------      ---------
Total long-term debt of Energy Technologies                     1,555             --             --
                                                           ----------    -----------      ---------
Total long-term debt ......................                $1,500,584    $ 1,175,332      $ 443,948
                                                           ==========    ===========      =========

      (A) PSEG Capital's MTN program permits borrowings up to $750,000,000. Effective January 31, 1995, PSEG Capital determined that it will not have more than $650,000,000 of debt outstanding at any time (See Note 14. Commitments and Contingencies).

                           PSEG ENERGY HOLDINGS, INC.

      Based on the borrowing rates currently available to Energy Holdings for debt with similar terms and remaining maturities, the fair value of Energy Holdings' long-term debt was as follows:

                                 March 31,          December 31,
                                 --------      ----------------------
                                   2000          1999          1998
                                 --------      --------      --------
                                (unaudited)
                                         (Thousands of Dollars)
Senior Notes-- Energy Holdings   $710,226      $407,592      $     --
MTNs-- PSEG Capital ..........    610,070       611,889       503,830
Senior Notes-- Funding .......         --            --        45,000
Non-recourse debt - Global ...    325,974       326,959       219,868
Bank Loan-- Resources ........     24,529            --            --

      The fair value of our Senior Notes and Medium-term notes is based on information obtained quarterly from market sources with extensive knowledge of prices at which the notes are trading.

      Substantially all non-recourse debt is floating rate that is reset several times during the year to various market indices. As such, book approximates market value.

      Annual Principal Requirements

      The scheduled principal maturities during the years following March 31, 2000 (unaudited) are as follows:

                         Energy           PSEG                                              Energy
                        Holdings         Capital            Global         Resources     Technologies          Total
                    --------------   --------------   --------------   --------------   --------------   --------------
2000............    $           --   $   78,000,000   $   96,591,000   $      203,000   $           --   $  174,794,000
2001............                --      170,000,000      125,699,000          857,000          412,000      296,968,000
2002............                --      130,000,000       44,696,000          934,000          413,000      176,043,000
2003............                --      252,000,000       28,995,000        1,017,000          411,000      282,423,000
Thereafter......       700,000,000               --       29,993,000       21,518,000          520,000      752,031,000
                    --------------   --------------   --------------   --------------   --------------   --------------
                    $  700,000,000   $  630,000,000   $  325,974,000   $   24,529,000   $    1,756,000   $1,682,259,000
                    ==============   ==============   ==============   ==============   ==============   ==============

      Senior Notes-- Energy Holdings

      In October 1999, Energy Holdings issued $400 million of 10.0% Senior Notes due October 2009. The proceeds were used for the repayment of short-term debt outstanding under revolving credit facilities. Borrowings under the revolving credit facilities were used to finance investments and acquisitions and for general corporate purposes. Interest expense incurred during the year related to such borrowings amounted to $9,222,000.

      In February 2000, Energy Holdings issued $300 million of 91/8% Senior Notes due 2004. The net proceeds from the sale were used for the repayment of short-term debt outstanding under our revolving credit facilities.

      Bank Loan -- BNDES

      In October 1997, IPE and The National Economic and Social Development Bank (BNDES), entered into a credit agreement (the BNDES Loan) which matures on November 15, 2002. The loan proceeds are denominated in Brazilian Reals which are indexed to a basket of currencies, including U.S. dollars. In total, IPE received the U.S. dollar equivalent of approximately $135,580,000, which was used to partially finance the Company's acquisition of RGE in 1997. The balances were $90,074,000 million and $122,835,000 million for December 31, 1999 and 1998, respectively.

                           PSEG ENERGY HOLDINGS, INC.

      Under the terms of the BNDES Loan, the outstanding principal is reset on a daily basis based on exchange rate movements between the indexed foreign currencies and the Brazilian Real and between the Brazilian Real and the U.S. dollar. The loan balance is subject to a base variable interest rate plus 4.5%. The variable interest rate reflects the BNDES borrowing rate and is adjusted on a quarterly basis. The interest rate in effect as of as of March 31, 2000 and 1999 (unaudited) was 13.84% and 13.01%, respectively, and as of December 31, 1999 and 1998 was 13.73% and 13.23%, respectively. Interest expense for the three months ended March 31, 2000 and 1999 (unaudited) was $3,090,000 and $3,840,000, respectively, and during 1999 and 1998 was approximately $14,946,000 and $17,246,000, respectively. Both principal and interest are payable over a five year period in nine equal installments, beginning in November 1998. However, Energy Holdings cannot predict the amount, if any, of such additional funding requirements (See Note 5. Foreign Operations).

      Bank Loan -- ING

      In May 1997, PSEG Americas Operating Company (PSEG Americas), a wholly-owned subsidiary of Global and ING Bank and ING Capital Corporation (collectively, ING), as lender and as agent for a consortium of lenders, entered into a credit agreement for approximately $87,044,000 which matured on May 30, 1999 (1997 ING Agreement). The loan proceeds were used to partially fund the acquisition of EDEN/EDES in Argentina. In June 1999, PSEG Americas entered into a new credit agreement with ING for approximately $66,894,000 (1999 ING Agreement). Interest is payable quarterly and accrues at LIBOR plus 6%. Interest expense incurred during 1999, 1998 and 1997 related to such borrowings amounted to $7,356,000, $7,042,000 and $4,003,000, respectively.

      Under the terms of the ING Agreements, PSEG Americas must maintain an interest reserve for a minimum amount equal to six months of projected interest payments. Additionally, a receipts account must be maintained into which all revenues and other payments are deposited. Both accounts are administered by U.S. Trust Company of New York and are restricted as to their use and disbursements in accordance with the provisions of the ING Agreements. As of December 31, 1999, restricted cash of $4,100,000 and $75,000 was included in the interest reserve and receipts accounts, respectively. As of December 31, 1999, restricted cash also included $550,000 held on deposit with ING Capital Corporation and $185,000 held in trust with Banco de la Provincia, an Argentine banking institution. As of December 31, 1998, restricted cash of $3,387,000 and $369,000 was included in the interest reserve and receipts accounts, respectively.

      In June 1997, PSEG Americas entered into an interest rate swap agreement, which effectively converted a portion of the floating rate obligations under the 1997 ING Agreement into fixed rate obligations. The interest differential to be received or paid under the interest rate swap agreement is recorded over the life of the agreement as an adjustment to interest expense. The swap terminated on May 28, 1999, when the 1997 ING Agreement expired. PSEG Americas entered into a new interest rate swap in conjunction with the 1999 ING Agreement. The notional amounts and interest rates associated with the swaps are as follows:

                                 1999                1998
                             -----------         ------------
Notional Amount...........   $33,447,000         $43,522,000
Pay Rate..................         5.79%               6.65%
Average Receive Rate......         5.23%               5.68%
Year End Receive Rate.....         6.09%               5.13%

                           PSEG ENERGY HOLDINGS, INC.

      Bank Loan -- Chase Manhattan Bank

      In June 1999, PSEG Global Funding II L.L.C., a wholly-owned subsidiary of Global and Chase Manhattan Bank, as lender and as agent for a consortium of lenders, entered into a $160,000,000 non-recourse debt financing under the following terms: Tranche A for $85,000,000 maturing June 9, 2001 at a rate of LIBOR plus 3.25%; and Tranche B for $75,000,000 maturing by June 9, 2004, in increasing percentages every six months commencing on the 24th month following the closing date (June 9, 1999) at a rate of LIBOR plus 3.625%. The loan proceeds were used to partially fund the acquisition of Chilquinta Energia S.A. in Chile. Interest expense incurred during 1999 related to such borrowings amounted to $7,881,000.

      Minority Interest Loan

      PSEG Americas also entered into a $9,990,000 minority shareholder loan (Shareholder Loan) in May 1997, which matures on May 29, 2027. The loan proceeds were used to partially fund the acquisition of EDEN/EDES in Argentina in 1997 by PSEG Americas (see Note 5. Investments in Partnerships and Corporate Joint Ventures). Amounts borrowed under the Shareholder Loan are unsecured and subordinated to amounts borrowed under the ING Agreement.

      In accordance with the Shareholder Loan, the principal is due in one lump sum on the maturity date. Interest accrues at 14% and is payable semi-annually. However, failure to pay interest does not constitute an event of default, but results in an increase in the principal amount due upon maturity. In 1999, 1998 and 1997, interest expense related to such borrowings totaled $1,418,000, $1,418,000 and $839,000, respectively.

NOTE 9.  STOCKHOLDER'S EQUITY

      Common Stock

   Energy Holdings had 100 shares of no-par common stock issued and outstanding as of December 31, 1999 and 1998, all of which was held by PSEG. The total authorized amount as of December 31, 1999 and 1998 was 1,000,000 shares.

      Preferred Stock

      Energy Holdings has authorized 1,000,000 shares of preferred stock. The issuance of preferred stock is as follows:

                                                                Number
                                                 Par value        of         December 31,
Date              Description                    per share      shares           1999
-----             -----------                    ----------     ------       ------------
January 1998...   5.01% Cumulative               $500,000         435        $217,500,000
June 1998......   4.80% Series B Cumulative      $100,000       1,467         146,700,000
July 1998......   4.875% Series C Cumulative     $100,000       1,450         145,000,000
                                                                             ------------
                   Total                                                     $509,200,000
                                                                             ============

   During 1999 and 1998, Energy Holdings paid preferred dividends from retained earnings of $25,007,000 and $18,076,000 to PSEG.

   A portion of the proceeds from the 5.01% Cumulative Preferred Stock was used to retire the $75,000,000 of 4.10% Cumulative Preferred Stock issued in 1997.

      Additional Paid-in Capital

      In June 1999, PSEG invested approximately $200,000,000 of equity in Energy Holdings to pay down short term debt. No capital contributions were made by or returned to PSEG during 1998.

                          PSEG ENERGY HOLDINGS, INC.

      On January 1, 1999, PSEG contributed its equity investment in the capital stock of PSCRC, formerly a wholly-owned subsidiary of Public Service Electric and Gas Company, through Energy Holdings into Energy Technologies. The aggregate book value of the stock contributed was $57,000,000. Energy Holdings' financial statements have been restated for 1998 to show the effect of this acquisition in accordance with the accounting for business combinations of transfers between companies under common control, and is reflected in the opening balance of Additional Paid-in Capital for 1998.

      Dividends on Common Stock

      Energy Holdings paid $3,784,000 in dividends on its common stock to PSEG in 1999. No dividends on its common stock were paid by Energy Holdings to PSEG in 1998.

      Subscription Agreement

      Global and PSEG have entered into a subscription agreement (the Agreement) pursuant to which a subscription was outstanding as of December 31, 1999 for PSEG to purchase up to 333 shares of Global's capital stock at a purchase price of $10,000 per share, or an aggregate purchase price of $3,330,000. Excluding financial obligations which have been recorded, funded or otherwise fulfilled, the remaining obligations under existing subscription agreements as of December 31, 1999 were approximately $3,330,000. The Agreement supports the financial obligation of Global relative to a specific project. In December 1996, the investment value of this project was reduced to zero. In addition, Global recorded a $3,330,000 provision for the aforementioned financial obligation. The Agreement has been assigned to an outside party who has the right to require PSEG to perform thereunder and make direct payments to the assignee in the event of default (See Note 14. Commitments and Contingencies).

NOTE 10.  RELATED PARTY TRANSACTIONS

      Operation and Maintenance and Development Fees

      Global provides operating, maintenance and other services to and receives management and guaranty fees from various joint ventures and partnerships in which it is an investor. Fees related to the development and construction of certain projects are deferred and recognized when earned. Income from these services of $12,007,000, $8,653,000 and $12,072,000 were included in Revenues - Other Revenues in the Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997, respectively.

      Income from Partnerships

      Approximately 90% of the electricity generated by the Eagle Point Power Plant, a 50% owned equity investment of Global, is sold to Public Service Electric and Gas Company under a 25-year power purchase contract terminating in May 2016. Global's share of partnership revenues received from Public Service Electric an Gas represented approximately $55,000,000, $54,000,000 and $48,000,000 for the years December 31, 1999, 1998 and 1997, respectively.

      Administrative Costs

      Public Service Electric and Gas Company provides and bills administrative services to Energy Holdings on a monthly basis. These costs amounted to approximately $10,715,000, $13,146,000 and $13,023,000 for 1999, 1998 and 1997,
respectively. In addition, Energy Holdings was billed administrative overheads of $2,170,000, $2,554,000 and $2,524,000 by PSEG during 1999, 1998 and 1997, respectively.

      Employees of Energy Holdings and its subsidiaries are participants in a non-contributory pension plan administered by Public Service Electric and Gas Company and costs related to such employees are billed on a monthly basis. Such costs amounted to approximately $2,426,000, $3,622,000, and $3,442,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                          PSEG ENERGY HOLDINGS, INC.

NOTE 11.  OTHER INCOME(LOSS)

      Other income (loss) is comprised of the following:



                                                  March 31,   March 31,                 December 31,
                                                 --------    --------        ---------------------------------
                                                   2000        1999          1999           1998         1997
                                                   ----        -----         -----          -----        -----
                                               (unaudited)                        (Thousands of Dollars)
Net gain on sale of investments............      $ (126)      $   --       $68,972(1)     $ 1,948(2)     $ --
Foreign currency gain (loss)...............       1,187        3,344         3,083         (3,031)        685
Other......................................          --          295         5,349           (735)         --
                                                 ------       ------       -------        -------        ----
         Total.............................      $1,061       $3,639       $77,404        $(1,818)       $685
                                                 ======       ======       =======        =======        ====


(1)   Primarily the sale of the Newark Bay Cogeneration Facility by Global.

(2)   Primarily the sale of interests in four generating stations by Global.



NOTE 12.  MINIMUM LEASE PAYMENTS

Energy Holdings and its subsidiaries lease administrative office space and equipment under operating leases, which expire prior to the end of 2003. Total future minimum lease payments as of December 31, 1999 are:

            2000 ....................................    $ 5,944,000
            2001 ....................................      5,912,000
            2002 ....................................      5,605,000
            2003 ....................................      3,989,000
            2004 ....................................      2,595,000
                                                         ------------
            Total minimum lease payments ............    $24,045,000
                                                         ============

      Rent expense for 1999, 1998 and 1997 was approximately $7,306,000, $5,971,000 and $4,808,000, respectively.

NOTE 13.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

      Energy Holdings' operations give rise to exposure to market risks from changes in natural gas prices, interest rates, foreign exchange rates and security prices of investments recorded at fair value. Energy Holdings' policy is to use derivatives for the purpose of managing market risk consistent with its business plans and prudent practices. Energy Holdings does not hold or issue financial instruments for trading purposes.

      The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of Energy Holdings through its use of derivatives. The amounts exchanged, under the terms of the derivatives, are calculated on the basis of the notional amounts. Energy Holdings limits its exposure to credit-related losses in the event of nonperformance by counterparties by limiting its counterparties to those with high credit ratings.

      Hedging

      In order to limit Energy Technologies' exposure to price fluctuations related to fixed price sales commitments, Energy Technologies, pursuant to its internal trading policy, may not have an outstanding net balance of unhedged fixed price sales commitments in excess of levels established by

                          PSEG ENERGY HOLDINGS, INC.

management. Energy Technologies purchases futures contracts in addition to physical purchase commitments, to ensure compliance with the trading policy. The futures contracts are accounted for as hedges for book purposes and, accordingly, gains and losses are deferred until the related sales are made.

      During 1999 and 1998, Energy Technologies entered into futures contracts to buy natural gas related to fixed price sales commitments. Such contracts, together with physical purchase contracts, hedged approximately 64% and 90% of Energy Technologies' fixed price sales commitments at December 31, 1999 and 1998, respectively. Energy Technologies had a net deferred unrealized hedge loss of $(550,000) and $(5,160,000) at those respective dates.

      During 1999 and 1998, Energy Technologies entered into fixed price electricity sales commitments. Physical purchase contracts hedged approximately 85% and 63% of such fixed price sales commitments at December 31, 1999 and 1998, respectively. Energy Technologies had a net deferred unrealized hedge gain of $414,000 at December 31, 1999 and had no unrealized position related to hedges of electric sales of December 31, 1998.

      Resources has investments in equity securities and partnerships, in which Resources is a limited partner, which invest in equity securities. Resources carries its investments in equity securities at their approximate fair value as of the reporting date. Consequently, the carrying value of these investments is affected by changes in the market prices of the underlying securities. Fair value is determined by adjusting the market value of the securities for liquidation and market volatility factors, where appropriate. The aggregate amount of such investments which have available market prices at December 31, 1999, and 1998 was $130,546,000 and $204,303,000, respectively. The portfolio has exposure to market price risk. As such, a sensitivity analysis has been prepared to estimate Energy Holdings' exposure to market volatility of these investments. The potential change in fair value resulting from a hypothetical 10% change in quoted market prices of these investments amounted to $11,000,000 and $17,000,000 at December 31, 1999 and 1998, respectively.

NOTE 14.  COMMITMENTS AND CONTINGENCIES

      Energy Holdings, Global and/or PSEG have guaranteed certain obligations of Global's affiliates, including the successful completion, performance or other obligations related to certain of the projects in an aggregate amount of approximately $341,165,000 as of December 31, 1999. A substantial portion of such guarantees is eliminated upon successful completion, performance and/or refinancing of construction debt with non-recourse project term debt. A subscription agreement for PSEG to purchase Global's capital stock secures $3,330,000 of such obligations (See Note 9.

Stockholder's Equity).

     Global has been advised by Turboven that litigation has been instituted against it by a subsidiary of CA de Administracion y Fomento Electrico (CADAFE), a Venezuelan state-owned electricity company. CADAFE alleges that Turboven's operation of the Cagua plant interferes with its installations and that Turboven does not meet certain Venezuelan legal requirements. On February 4, 2000, the Superior Court in Maracay, Venezuela issued an injunction prohibiting the start-up of the Cagua plant. Global believes Turboven has met all legal requirements for operation of Cagua. Global is advised by Turboven that it has appealed this decision and will vigorously defend its right to operate such facility. The appeal of this decision is pending before the First Court for the Litigation of Administrative Matters of Venezuela. A final court decision preventing operation of Cagua would likely also affect Turboven's ability to operate Maracay and its planned development of the Valencia project. Global's total indirect investment to date in the Cagua and Maracay facilities is approximately $42,730,000. Turboven, and consequently Global, cannot predict the outcome of this matter. (See Note 18. Subsequent Events -- Unaudited).

      In May 1993, following a 1992 audit of Energy Holdings, which concluded that Energy Holdings' businesses had not harmed PSEG's wholly-owned, operating public utility subsidiary, Public Service Electric and Gas Company, the BPU accepted a Focused Audit Implementation Plan in which PSEG

                          PSEG ENERGY HOLDINGS, INC.

agreed, among other things, that it will not permit Energy Holdings assets, as defined in the agreement, to exceed 20% of its consolidated assets without prior notice to the BPU, and that debt supported by a support agreement between PSEG and PSEG Capital will be limited to $750,000,000, with a good faith effort to eliminate such support within six to ten years. Effective January 31, 1995, PSEG Capital determined that it will not have more than $650,000,000 of debt outstanding at any time. At March 31, 2000 (unaudited), December 31, 1999 and 1998, Energy Holdings' assets represented 23%, 22% and 18% of PSEG's consolidated assets and PSEG Capital's debt outstanding was $630,000,000, $630,000,000 and $498,000,000, respectively. Notice that the asset percentage exceeded 20% was made to the BPUin July 1999. We do not expect there will be any adverse effect to the financial statements of Energy Holdings, as a result of the assets exceeding 20%.

NOTE 15.  PENSION AND OTHER POSTRETIREMENT BENEFIT AND SAVINGS  PLANS

      Employees of Energy Holdings and its subsidiaries are participants in a non-contributory pension plan administered by Public Service Electric and Gas Company. See Note 10. Related Party Transactions for Energy Holdings' pension costs for the years 1999, 1998, and 1997.

      In addition, Public Service Electric and Gas Company sponsors two defined contribution plans. Represented employees of Energy Holdings are eligible for participation in the Public Service Electric and Gas Company's Employee Savings Plan while all other employees of Energy Holdings are eligible for participation in the Public Service Electric and Gas Company's Tax-Deferred Savings Plan. The two principal defined contribution plans are sponsored 401(k) plans to which eligible employees may contribute up to 25% of their compensation. Employee contributions up to 8% for all employees are matched with employer contributions of cash or PSEG common stock equal to 50% of such employee contributions. Employer contributions in excess of 6% and up to 8% are made in shares of PSEG common stock for all employees. Public Service Electric and Gas Company billed Energy Holdings for its portion of employer contributions. The amount expensed for the matching provision of the plans was approximately $750,000, $803,000, and $573,000 in 1999, 1998, and 1997, respectively.

NOTE 16.  FINANCIAL INFORMATION BY BUSINESS SEGMENTS

      Basis of Organization

      The reportable segments disclosed herein were determined based on a variety of factors including the way management organizes the segments within Energy Holdings for making operating decisions and assessing performance.

      Global

      Global receives its revenues from its investment in and operation of projects in the generation and distribution of energy, both domestically and internationally.

      Resources

      Resources receives revenues from its passive investments in leveraged leases, limited partnerships, leveraged buyout funds and marketable securities.

      Energy Technologies

       Energy Technologies receives revenues from energy sales and a variety of energy related services to industrial and commercial customers to reduce costs and improve related energy efficiencies.

                          PSEG ENERGY HOLDINGS, INC.

      Other Activities

      Other Activities include amounts applicable to Energy Holdings (the parent), EGDC and intercompany eliminations. Information related to the segments of Energy Holdings' business is detailed below:

                                                                     Energy        Other       Consolidated
                                           Global     Resources   Technologies  Activities (A)     Total
                                        ----------   ----------  ------------------------------------------
                                                                  (Thousands of Dollars)

Three Months Ended March 31, 2000
   (unaudited):
   Total Revenues ...................   $   38,193   $   65,631   $  110,375    $    1,008      $  215,207
   Depreciation and Amortization(B)..          256          929        1,802            54           3,041
   Interest Expense-- Net ...........       16,339       17,766          384           582          35,071
   Income Taxes .....................        1,495       15,787       (2,592)         (491)         14,199
   Net income from equity
     investments(C) .................       32,456        2,979          234            90          35,759
   Income Before Income Taxes .......       10,152       44,748       (8,486)       (1,403)         45,011
   EBIT(D) ..........................       26,491       62,514       (8,102)         (821)         80,082
   Segment Net Income (Loss)
     available for Common Stock .....   $    4,266   $   27,320   $   (5,894)   $     (912)     $   24,780
                                        ==========   ==========   ==========    ==========      ==========
As of March 31, 2000 (unaudited):
   Total Assets .....................   $1,774,056   $2,194,172   $  300,092    $   56,014      $4,324,334
   Investments in equity method
      affiliates ....................   $1,669,345   $  292,095   $       --    $   10,050      $1,971,490
                                        ==========   ==========   ==========    ==========      ==========
Three Months Ended March 31, 1999
   (unaudited):
   Total Revenues ...................   $   27,712   $   46,239   $   54,793    $      (71)     $  128,673
   Depreciation and Amortization(B)..          318          330          740            47           1,435
   Interest Expense-- Net ...........        8,097       11,235           --           (55)         19,277
   Income Taxes .....................        3,299       11,326         (732)          (96)         13,797
   Net income from equity
     investments(C) .................       26,078        1,720           --            --          27,798
   Income Before Income Taxes .......        9,753       32,405       (2,682)         (273)         39,203
   EBIT(D) ..........................       17,850       43,640       (2,682)         (328)         58,480
   Segment Net Income (Loss)
     available for Common Stock .....   $    1,910   $   19,438   $   (1,950)   $     (177)     $   19,221
                                        ==========   ==========   ==========    ==========      ==========
As of March 31, 1999 (unaudited):
   Total Assets .....................   $1,022,360   $1,832,753   $  191,320    $   41,852      $3,088,285
   Investments in equity method
      affiliates ....................   $  945,516   $  400,799   $       --    $   34,223      $1,380,538
                                        ==========   ==========   ==========    ==========      ==========

For the Year Ended December 31, 1999:
   Total Revenues ...................   $  141,505   $  178,939   $  297,046    $      283      $  617,773
   Depreciation and Amortization(B)..        1,058        1,321        4,888           195           7,462
   Interest Expense-- Net ...........       48,115       46,061          252           257          94,685
   Income Taxes .....................       23,562       49,937       (2,020)       (2,537)         68,942
   Net income from equity
     investments(C) .................      128,926       77,573           --           171         206,670
   Income Before Income Taxes .......       69,143      122,688       (8,558)       (7,249)        176,024
   EBIT(D) ..........................      117,258      168,749       (8,306)       (6,992)        270,709
   Segment Net Income (Loss)
     available for Common Stock .....   $   28,056   $   66,186   $   (6,538)   $   (4,712)     $   82,992
                                        ==========   ==========   ==========    ==========      ==========
As of December 31, 1999:
   Total Assets .....................   $1,715,497   $2,095,688   $  251,883    $   51,317      $4,114,385
   Investments in equity method
      affiliates ....................   $1,628,264   $  279,286   $       --    $   10,035      $1,917,585
                                        ==========   ==========   ==========    ==========      ==========


                          PSEG ENERGY HOLDINGS, INC.


                                                                     Energy       Other        Consolidated
                                          Global      Resources   Technologies  Activities (A)    Total
                                        ----------   ----------   ----------    ----------      ----------
                                                                 (Thousands of Dollars)
For the Year Ended December 31, 1998:
   Total Revenues ...................   $  123,935   $  145,115   $  170,840    $      394      $  440,284
   Depreciation and Amortization(B)..        1,416        1,612        2,138           248           5,414
   Interest Expense-- Net ...........       40,672       48,727            0           968          90,367
   Income Taxes .....................       12,296       26,624       (5,193)       (3,567)         30,160
   Net income from equity
     investments(C) .................      113,900       34,537           --           297         148,734
   Income Before Income Taxes .......       31,246       86,364      (16,364)       (3,686)         97,560
   EBIT(D) ..........................       71,918      135,091      (16,364)       (2,718)        187,927
   Segment Net Income (Loss)
     available for Common Stock .....   $    7,477   $   55,523   $  (11,171)   $     (103)     $   51,726
                                        ==========   ==========   ==========    ==========      ==========
As of December 31, 1998:
   Total Assets .....................   $1,124,160   $1,809,295   $  196,610    $   38,465      $3,168,530
   Investments in equity method
      affiliates ....................   $1,058,688   $  383,284   $       --    $   34,223      $1,476,195
                                        ==========   ==========   ==========    ==========      ==========
For the Year Ended December 31, 1997:
   Total Revenues ...................   $   90,886   $  144,334   $  104,076    $    2,294      $  341,590
   Depreciation and Amortization(B)..        1,597        1,327          960           287           4,171
   Interest Expense-- Net ...........       21,926       45,921        2,846         1,670          72,363
   Income Taxes .....................       10,276       28,998       (9,783)       (3,675)         25,816
   Net income from equity
     investments(C) .................       77,986       48,929           --           165         127,080
   Income Before Income Taxes .......       23,794       88,140      (27,984)      (10,500)         73,450
   EBIT(D) ..........................       45,720      134,061      (25,138)       (8,830)        145,813
   Segment Net Income (Loss)
     available for Common Stock .....   $   13,733   $   59,142   $  (18,201)   $   (7,399)     $   47,275
                                        ==========   ==========   ==========    ==========      ==========
As of December 31, 1997:
   Total Assets .....................   $1,169,948   $1,616,122   $  177,361    $   59,525      $3,022,956
   Investments in equity method
      affiliates ....................   $1,118,642   $  407,166   $       --    $   33,841      $1,559,649
                                        ==========   ==========   ==========    ==========      ==========


(A) Other Activities include amounts applicable to Energy Holdings (the parent), EGDC and intercompany eliminations.


(B) Includes amounts reported in the Depreciation and amortization line of the Consolidated Statements of Income. Depreciation and amortization of PSCRC is included in Operations and Maintenance expense as indicated in Note 2. Summary of Significant Accounting Policies.


(C) Net income from equity investments is included in Income from joint ventures and partnerships and Net investment gains in the Consolidated Statements of Income.


(D)   EBIT is defined as Income before income taxes and interest expense.


      Geographic Information for Energy Holdings is disclosed below.

                                                Revenues(1)
                      ----------------------------------------------------------------
                      Three Months Ended March 31,       Years Ended December 31,
                      ---------------------------  -----------------------------------
                         2000         1999           1999        1998          1997
                       --------    ---------       --------     --------     ---------
                           (unaudited)
                                           (Thousands of Dollars)
United States ....     $167,123     $101,709       $468,780     $331,062     $290,474
Foreign Countries:
   Argentina .....        4,864        5,470         16,820       16,407        7,464
   Brazil ........        5,916        1,902         19,664       30,669        3,500
   Chile and Peru         8,692           --         18,047           --           --
   Netherlands ...       20,448       13,071         64,521       38,718       19,716
   Other .........         8164        6,521         29,941       23,428       20,436
                       --------     --------       --------     --------     --------
Total Foreign ....       48,084       26,964        148,993      109,222       51,116
                       --------     --------       --------     --------     --------
      Total ......     $215,207     $128,673       $617,773     $440,284     $341,590
                       ========     ========       ========     ========     ========

(1) Revenues are attributed to countries based on the locations of the investments.

                          PSEG ENERGY HOLDINGS, INC.

                                               Identifiable Assets
                                   -------------------------------------------
                                     March 31,              December 31,
                                   ----------        -------------------------
                                       2000             1999          1998
                                   ----------        ----------    -----------
                                   unaudited)
                                             (Thousands of Dollars)
United States ..................   $1,773,260        $1,694,108    $1,565,740
Foreign Countries:
   Argentina ...................      361,678           356,286       306,724
   Brazil(1) ...................      352,328           330,453       480,411
   Chile and Peru ..............      542,549           519,840            --
   Netherlands .................      696,890           622,634       399,655
   Other .......................      597,629           591,064       416,000
                                   ----------        ----------    ----------
   Total Foreign ...............    2,551,074         2,420,277     1,602,790
                                   ----------        ----------    -----------
      Total  ...................   $4,324,334        $4,114,385    $3,168,530
                                   ==========        ==========    ===========

(1) Amount is net of foreign pre-tax currency translation adjustment of $188,806,000 and $43,022,000 for the periods ended December 31, 1999 and 1998, respectively.


NOTE 17.  ACCOUNTING MATTERS

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended, which is effective for financial statements for all fiscal quarters beginning January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize as assets or liabilities on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or be recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

      The Company is currently evaluating the impact of SFAS 133.

Note 18. Subsequent Events

      Energy Holdings

      In February 2000, Energy Holdings issued $300,000,000 of 91/8% Senior Notes due February 2004. The proceeds were used for the repayment of short-term debt.

      Also in February 2000, Energy Holdings closed on a $190,000,000 letter of credit facility to support a future equity investment in a generation project in Texas.


      In February 2000, Energy Technologies entered into a business arrangement with Enermetrix.com to provide an Internet-based auction exchange that will allow customers an alternative method in purchasing their energy requirements. As a result of this new strategic direction, Energy Technologies will discontinue the business of buying and selling gas and electricity. A plan for reorganization of the commodity function was created and reviewed with Energy Holdings management in February 2000. This plan included specific activities which needed to be accomplished to discontinue the commodity purchase and sale function, and included the termination of approximately 75 employees as well as the write-off of deferred commodity transportation costs and computer hardware and software which supported the commodity business. A charge to income of $6,600,000 was recorded in the quarter ended March 31, 2000. Of this amount, approximately $2,000,000 related to employee severance costs,

                          PSEG ENERGY HOLDINGS, INC.

$1,600,000 related to the write-off of deferred transportation costs, and $3,000,000 related to the write-off of computer hardware and software. Execution of the plan began immediately and continued into the second quarter of 2000. Employees were severed from service in April 2000.


      In January 2000, Resources reclassified its investment in a real estate leveraged lease to an operating lease. The reclassification was due to the unpredictability of future rent collection. The leveraged lease investment of $30,609,000 was reclassified to real estate, totaling approximately $55,697,000. Additionally, Resources balance sheet now reflects non-recourse long-term debt of $24,529,000 and other liabilities of $559,000. Resources receives rental income from this property which is recorded in Other revenues effective January 2000.



      On May 17,  2000,  the First Court for the  Litigation  of  Administrative
Matters of Venezuela issued an order lifting an injunction that was issued on February 4, 2000 by the Superior Court in Maracay, Venezuela prohibiting the start-up of the Cagua plant by Turboven, an entity 50% owned by Global that is constructing up to three generation facilities in Venezuela. The order lifting the injunction rejected arguments made by a subsidiary of CA de Administracion y Fomento Electrico (CADAFE), a Venezuelan state-owned electricity company, alleging that Turboven's operation of the Cagua plant interferes with its installations and that Turboven does not meet certain Venezuelan legal requirements. The period for appeal has expired. On May 24, 2000, CADAFE, its subsidiary and Turboven entered into an agreement to coordinate the operations and maintenance of their respective installations. Any final decision preventing operation of Cagua would likely also have affected Turboven's ability to operate its power generating facility at Maracay, Venezuela and its planned development of a power generating facility at Valencia, Venezuela. Global's total indirect investment to date in the Cagua and Maracay facilities is approximately $43,000,000. The Maracay and Cagua facilities are currently in testing with commercial operations expected in June and July, respectively.

                                     Part II
                     Information not required in Prospectus

Item 20. Indemnification of Directors and Officers

      Article 6 of Energy Holdings' Certificate of Incorporation provides as follows:

      To the full extent from time to time permitted by law, directors and officers of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. No amendment or repeal of this provision shall adversely affect any right or protection of a director of officer of the corporation existing at the time of such amendment or repeal.

      Section 24 of Energy Holdings' By-laws provides as follows:

      The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceedings) by reason of the fact that he is or was a director, officer or employee of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation. Such right of indemnification shall inure to the benefit of the legal representative of any such person.

      The directors and officers of Energy Holdings are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and Energy Holdings is insured to the extent that it is required or permitted by law to indemnify the directors and officers for such loss. The premiums for such insurance are paid by Energy Holdings. Item 21. Exhibits and Financial Statement Schedules

(a)  Exhibits.

Exhibit
Number                        Description
-------                       ----------
 3.1    --   Certificate of Incorporation, as amended.*

 3.2    --   By-Laws.*

 4.1    --   Indenture  dated October 8, 1999 between Energy Holdings and First
             Union National Bank.*

 4.2    --   Exchange and Registration Rights Agreement dated October 8, 1999 between Energy Holdings and the purchasers named in Schedule I of the purchase agreement.*

 4.3    --   Form of Exchange Note.*


 5      --   Opinion of James T. Foran, Esquire.

 8      --   Opinion of James T. Foran, Esquire regarding tax matters.

 12     --   Statement  regarding computation of ratios of earnings.*

 21     --   Subsidiaries of the Registrant.*

 23.1   --   Consent of James T. Foran,  Esquire  (contained in Exhibits 5 and 8).

 23.2   --   Consent of Independent Accountants.

 23.3   --   Consent of Independent Accountants.

 23.4   --   Consent of Independent Accountants.

 24     --   Power of Attorney.*

 25     --   Statement  of  Eligibility  of Trustee on Form T-1.*

 27     --   Financial  Data Schedule.*

 99.1   --   Form of Letter of  Transmittal.*

 99.2   --   Form of Notice of Guaranteed  Delivery.*

 99.3   --   Report of Independent Accountants.

 99.4   --   Report of Independent Accountants.

----------
*  Previously filed.

 Item 22. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

      The undersigned registrant hereby undertakes (a):

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required bySection 10(a)(3) of the Securities Act.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (a)(1)(i) or
                  (a)(l)(ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or
                  Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant, PSEG Energy Holdings Inc., certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 26th day of June, 2000.


                                    PSEG ENERGY HOLDINGS INC.

                                    By:   /s/ ROBERT J. DOUGHERTY
                                       ----------------------------------
                                              Robert J. Dougherty, Jr
                                       President and Chief Operating Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Signature                        Title                                Date
                 ---------                        ----                                 ----

           /s/ E. James Ferland                   Principal Executive             June 26, 2000
-----------------------------------------         Officer and Director
             E. James Ferland

          /s/ Bruce E. Walenczyk                  Principal Financial Officer     June 26, 2000
------------------------------------------
            Bruce E. Walenczyk

           /s/ Derek M. DiRisio                   Principal Accounting Officer    June 26, 2000
------------------------------------------
             Derek M. DiRisio

      This Registration Statement has also been signed by Bruce E. Walenczyk, Attorney-in-Fact, on behalf of the following Directors on June 26, 2000.

                  Frank Cassidy
                  Robert J. Dougherty
                  Robert C. Murray
                  R. Edwin Selover

                                           By:    /s/ BRUCE E. WALENCZYK
                                                --------------------------------
                                                    Bruce E. Walenczyk
                                                     Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number                        Description
-------                       ----------
 3.1    --   Certificate of Incorporation, as amended.*

 3.2    --   By-Laws.*

 4.1    --   Indenture  dated October 8, 1999 between Energy Holdings and First
             Union National Bank.*

 4.2    --   Exchange and Registration Rights Agreement dated October 8, 1999 between Energy Holdings and the purchasers named in Schedule I of the purchase agreement.*

 4.3    --   Form of Exchange Note.*


 5      --   Opinion of James T. Foran, Esquire.

 8      --   Opinion of James T. Foran, Esquire regarding tax matters.

 12     --   Statement  regarding computation of ratios of earnings.*

 21     --   Subsidiaries of the Registrant.*

 23.1   --   Consent of James T. Foran,  Esquire  (contained in Exhibits 5 and 8).

 23.2   --   Consent of Independent Accountants.

 23.3   --   Consent of Independent Accountants.

 23.4   --   Consent of Independent Accountants.

 24     --   Power of Attorney.*

 25     --   Statement  of  Eligibility  of Trustee on Form T-1.*

 27     --   Financial  Data Schedule.*

 99.1   --   Form of Letter of  Transmittal.*

 99.2   --   Form of Notice of Guaranteed Delivery.*

 99.3   --   Report of Independent Accountants.

 99.4   --   Report of Independent Accountants.

----------
  * Previously filed.